As filed with the Securities and Exchange
Commission
                                         On

                                  Registration No.



SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549


FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933


FIFTH THIRD BANCORP
(Exact name of registrant as specified in its charter)

          Ohio                     31-0854434
(State or other jurisdiction of    (I.R.S. Employer
incorporation or organization)      Identification No.)

6711
(Primary Standard Industrial
Classification Code Number)

38 Fountain Square Plaza, Cincinnati, Ohio 45263
(513) 579-5300
(Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

S. Richard Arnold, Esq.
Dinsmore & Shohl
1900 Chemed Center, 255 East Fifth Street
Cincinnati, Ohio 45202
(513) 977-8200
(Name, address, including Zip Code and telephone number, including area code, of agent for service)


Copies to:

Susan B. Zaunbrecher, Esq.
Dinsmore & Shohl
1900 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202

Patrick W. Mattingly, Esq.
Wyatt, Tarrant & Combs
Citizens Plaza
Louisville, KY 40202

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.//

CALCULATION OF REGISTRATION FEE

Title of      Amount to be  Proposed   Proposed   Amount of
each class    Registered*    Maximum    Maximum    Registration
of securities               Offering   Aggregate  Fee
to be                       Price Per  Offering
registered                  Unit       Price**

Common Stock,  254,092      $51.16    $12,999,346.72 $4,482.53
no par value

*  Represents the maximum number of shares of Registrant's Common
Stock issuable to the sole stockholder of National Bancorp, assuming that the applicable market value per share of the Registrant's Common Stock (as defined in the Affiliation Agreement described herein) is $51.16.

** Based on the maximum aggregate offering price set forth in the Affiliation Agreement and Merger Agreement, each dated as of December 6, 1993 between National Bancorp and Fifth Third Bancorp.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

FIFTH THIRD BANCORP

Cross Reference Sheet Required by Item 501(b) of Regulation S-K


CAPTION - CAPTION IN PROSPECTUS

A.  INFORMATION ABOUT THE TRANSACTION

1. Forepart of the Registration Statement and Outside Front Cover
Page of Prospectus - Facing Page; Notice of Special Meeting

2. Inside Front and Outside Back Cover Pages of Prospectus -
Available Information; Table of Contents

3. Risk Factors, Ratio of Earnings to Fixed Charges and Other
Information - Summary of the Proxy Statement and Prospectus;
General Information; Comparative Per Share Data

4. Terms of the Transaction - Summary of the Proxy Statement and
Prospectus; Terms and Conditions of the Proposed Merger;
Description of Capital Stock

5. Pro Forma Financial Information - Not Applicable

6. Material Contracts with the Company Being Acquired - Not
Applicable

7. Additional Information Required for Reoffering by Persons and
Parties Deemed to be Underwriters - Not Applicable

8. Interests of Named Experts and Counsel - Legal Matters, Experts

9. Disclosure of Commission Position on Indemnification for
Securities Act Liabilities - Not Applicable

B.  INFORMATION ABOUT THE REGISTRANT

1. Information with Respect to S-3 Registrants - Fifth Third
Bancorp; Selected Historical Financial Data of Fifth Third;
Description of Capital Stock

2. Incorporation of Certain Information by Reference -
Incorporation of Certain Documents by Reference; Available
Information; Description of Capital Stock

3. Information with Respect to S-2 or S-3 Registrants - Not
Applicable

4. Incorporation of Certain Information by Reference - Not
Applicable

5. Information With Respect to Registrants Other Than S-3 or S-2
Registrants - Not Applicable

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED.

1. Information with Respect to S-3 Companies - Not Applicable

2. Information with Respect to S-2 or S-3 Companies - Not
Applicable

3. Information with Respect to Companies Other Than S-2 or S-3 Companies - National Bancorp; Selected Historical Financial Data of National Bancorp; Description of Capital Stock, Business of National Bancorp of Kentucky, Inc., Management's Discussion and Analysis of The National Bancorp of Kentucky's Financial Condition and Results of Operations, National Bancorp Financial Statements.


D. VOTING AND MANAGEMENT INFORMATION

1. Information if Proxies, Consents or Authorizations Are to Be
Solicited - Summary of the Proxy Statement and Prospectus; Terms and Conditions of the Proposed Merger; General Information;
Incorporation of Certain Documents by Reference; National Bancorp; National Bancorp Board of Directors

2. Information if Proxies, Consents or Authorizations Are Not To Be Solicited or in an Exchange Offer - Not Applicable
THE NATIONAL BANCORP OF KENTUCKY, INC.
NOTICE OF SPECIAL MEETING OF THE STOCKHOLDER
To Be Held On April 15, 1994


       NOTICE IS HEREBY GIVEN that the Special Meeting of the
Stockholder ("Special Meeting") of The National Bancorp of
Kentucky, Inc. ("National Bancorp") will be held on April 15, 1994, at 3:00 p.m. E.S.T, at 2560 Richmond Road, Lexington, Kentucky
40509.

       A Proxy Statement and Prospectus and Proxy Card for this
Special Meeting are enclosed herewith. The Special Meeting is for the purpose of considering and voting upon the following matters:

       A. Approval of an Affiliation Agreement and Agreement of Merger both dated as of December 6, 1993 (the "Affiliation Agreement" and the "Merger Agreement", respectively), between National Bancorp and Fifth Third Bancorp ("Fifth Third"), which provide for the merger (the "Merger") of National Bancorp with and into Fifth Third. Pursuant to the Affiliation Agreement and Merger Agreement the sole stockholder of National Bancorp will be entitled to receive, for each share of National Bancorp's common stock ("National Bancorp Common Stock") which he holds on the effective date of the Merger (the "Effective Date") 2,540.924 shares of Fifth Third common stock ("Fifth Third Common Stock").

       B. Such other business as may properly come before the meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Special Meeting.

       Pursuant to the By-Laws of National Bancorp, the Board of Directors has fixed March 1, 1994 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting. Only holders of record of National Bancorp Common Stock at the close of business on such date will be entitled to vote at the Special Meeting or any adjournments thereof.

       THE AFFIRMATIVE VOTE OF A MAJORITY OF THE ISSUED AND
OUTSTANDING SHARES OF NATIONAL BANCORP COMMON STOCK IS REQUIRED TO APPROVE THE MERGER. YOUR VOTE IS IMPORTANT REGARDLESS OF THE
NUMBER OF SHARES WHICH YOU OWN.

       THE STOCKHOLDER, WHETHER HE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED BY SUBMITTING A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

By Order of the Board of Directors

Tracy W. Farmer, President                                   March
___, 1994
Lexington, Kentucky



THE NATIONAL BANCORP OF KENTUCKY, INC.
2560 Richmond Road
Lexington, Kentucky 40509
(606) 269-0547

AND

FIFTH THIRD BANCORP
38 Fountain Square Plaza
Cincinnati, Ohio 45263
(513) 579-5300


                           PROXY STATEMENT AND PROSPECTUS

       Fifth Third Bancorp ("Fifth Third") hereby registers up to a total of 254,092 shares of its Common Stock, without par value ("Fifth Third Common Stock"), to be distributed to the sole stockholder of The National Bancorp of Kentucky, Inc. ("National Bancorp") in connection with the proposed merger of National Bancorp with and into Fifth Third. If the merger is approved by the sole stockholder of National Bancorp at a Special Meeting of the sole stockholder and all other conditions of the merger are satisfied, each outstanding common share of National Bancorp will be converted into 2,540.924 shares of Fifth Third Common Stock.

       This Proxy Statement and Prospectus (the "Proxy Statement and
Prospectus") is being furnished to the sole stockholder of National Bancorp, a Kentucky corporation, in connection with the solicitation of proxies by the Board of Directors of National Bancorp for use at a Special Meeting of stockholders to be held on April 15, 1994 (the "Special Meeting").

       At the Special Meeting, the holder of shares of National Bancorp's common stock, without par value ("National Bancorp Common Stock"), will be asked to approve an Affiliation Agreement and an Agreement of Merger, both dated as of December 6, 1993 (the "Affiliation Agreement" and the "Merger Agreement", respectively), between National Bancorp and Fifth Third, which together provide for the merger of National Bancorp with and into Fifth Third (the "Merger"). Pursuant to the Affiliation Agreement and Merger Agreement, the sole stockholder of National Bancorp will be entitled to receive for each share of National Bancorp Common Stock held by such stockholder at the effective time of the Merger (the "Effective Time"), 2,540.924 shares of Fifth Third Common Stock, which was determined by dividing $13,000,000 by 100 shares of National Bancorp Common Stock and then dividing the resulting quotient by $51.16250, the "Applicable Market Value Per Share of Fifth Third Common Stock". Only whole shares of Fifth Third Common Stock will be issued in connection with the Merger. No fractional shares will be issued. Stockholders entitled to receive fractional shares will receive cash in lieu thereof based upon the value per share of Fifth Third Common Stock determined as provided above.

       Under the rules and regulations of the Securities and Exchange
Commission (the "Commission"), the solicitation of National Bancorp's sole stockholder to approve the Merger constitutes an offering of Fifth Third Common Stock to be issued in connection with the Merger. Accordingly, Fifth Third has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering, and this Proxy Statement and Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

       This Proxy Statement and Prospectus shall not constitute a prospectus for public reoffering of the Fifth Third Common Stock issuable pursuant to the Merger.

       THE SECURITIES OF FIFTH THIRD BANCORP TO BE ISSUED IN THE
MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Proxy Statement and Prospectus is March ____,
1994.
                                  TABLE OF CONTENTS



AVAILABLE INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SUMMARY OF THE PROXY STATEMENT AND PROSPECTUS

SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

SELECTED HISTORICAL FINANCIAL DATA OF NATIONAL BANCORP

GENERAL INFORMATION

PURPOSES OF THE SPECIAL MEETING
       Proposal to Merge National Bancorp into Fifth Third
       Vote Required; Shares Entitled to Vote
       Voting and Revocation of Proxies
       Solicitation of Proxies

COMPARATIVE PER SHARE DATA

TERMS AND CONDITIONS OF THE PROPOSED MERGER
       Background and Reasons for the Merger
       Recommendation
       Effective Time
       Conversion of Shares of National Bancorp Common Stock
       Merger Price
       Stock Options
       No Fractional Shares
       Exchange of Certificates
       Federal Income Tax Consequences
       Accounting Treatment
       Rights of Dissenting Shareholders
       Conduct Pending Merger; Representations and Warranties
       Conditions to Closing
       Amendment; Waiver; Termination
       Effect on FNB and NBC Employees
       Interests of Management
       Effects of Merger
       Transactions With Affiliated Persons

CAPITAL REQUIREMENTS

RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES

FIFTH THIRD BANCORP
       Description of Business
       Securities Exchange Act of 1934

NATIONAL BANCORP
       Description of Business
       Regulations
       Dividends
       Bank Holding Companies In General

EFFECT OF GOVERNMENTAL POLICIES

DESCRIPTION OF CAPITAL STOCK
       Voting Rights
       Dividends
       Preemptive Rights
       Rights Upon Liquidation
       Indemnification and Personal Liability of
       Directors and Officers
       Shareholders' Meetings; Quorum
       Subscription, Conversion, Redemption Rights;
       Stock Nonassessable
       Change of Control Provisions

CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD STOCK

FIFTH THIRD MANAGEMENT

NATIONAL BANCORP BOARD OF DIRECTORS

BUSINESS OF THE NATIONAL BANCORP OF KENTUCKY, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE NATIONAL BANCORP OF
KENTUCKY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LEGAL MATTERS

EXPERTS

OTHER MATTERS

NATIONAL BANCORP FINANCIAL STATEMENTS

Annexes:

  Annex A:          Affiliation Agreement by and between Fifth
Third
                    and National Bancorp dated as of December 6,
1993
                    (excluding exhibits)

  Annex B:          Agreement of Merger dated as of December 6,
1993
                    between Fifth Third and National Bancorp

  Annex C:          Kentucky Revised Statutes Sections 271B.13-010
et
                    seq., Statutory Rights of Dissenting
shareholders

                                AVAILABLE INFORMATION

       THIS PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS
BY
REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM MICHAEL K. KEATING, SECRETARY, FIFTH THIRD BANCORP, 38 FOUNTAIN SQUARE PLAZA, CINCINNATI, OHIO 45263 (TELEPHONE NUMBER:
(513) 579-5300). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 25, 1994.

       No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Proxy Statement and Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Fifth Third or National Bancorp. This Proxy Statement and Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which it would be unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement and Prospectus at any time, nor any offer or solicitation made hereunder, shall under any circumstances imply that the information set forth herein or incorporated herein is correct as of any time subsequent to its date.

       Fifth Third is subject to the information requirements of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Fifth Third can be inspected and copied at Room 1024 of the Offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York, (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

       All information contained in this Proxy Statement and Prospectus with respect to National Bancorp was supplied by National Bancorp and all information contained or incorporated in this Proxy Statement and Prospectus with respect to Fifth Third was supplied by Fifth Third.

       Although neither National Bancorp nor Fifth Third has any knowledge that would indicate that any statements or information relating to the other party contained herein is inaccurate or incomplete, neither National Bancorp nor Fifth Third can warrant the accuracy or completeness of such statements or information as they relate to the other party.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents are hereby incorporated into this Proxy Statement and Prospectus by reference.

Fifth Third:

(a)    Fifth Third's Annual Report on Form 10-K for the year ended
December 31, 1993;

(b)    Pages 15-36 of Fifth Third's 1993 Annual Report to
Shareholders;

(c)    Fifth Third's Proxy Statement dated February 10, 1994.

       In addition, all subsequent documents filed with the Securities and Exchange Commission by Fifth Third pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the Effective Time are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement and Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

                    SUMMARY OF THE PROXY STATEMENT AND PROSPECTUS

       The following is a summary of certain information contained elsewhere in this Proxy Statement and Prospectus and the documents incorporated herein by reference. This summary is not intended to be a summary of all information relating to the Merger and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement and Prospectus, including the Annexes hereto, and the documents incorporated by reference in this Proxy Statement and Prospectus.

Parties to the Merger:

Fifth Third:              Fifth Third is a registered multi-bank
holding
                          company, incorporated under Ohio law,
which
                          conducts its principal activities through
its
                          banking and non-banking subsidiaries.  As
of
                          December 31, 1993, Fifth Third's 9
subsidiary
                          banks operated a general banking business
from
                          288 offices located throughout Ohio,
Indiana
                          and Kentucky.  Fifth Third is also a
                          registered unitary savings and loan
holding
                          company and operates a federally
chartered
                          savings bank located in Naples, Florida.
At
                          December 31, 1993, Fifth Third had
                          consolidated assets, deposits and
                          shareholders' equity of $12.0 billion,
$8.6
                          billion and $1.2 billion, respectively.
Fifth
                          Third's voting stock is traded
                          over-the-counter and is listed on the
NASDAQ
                          National Market System under the symbol
                          "FITB."  Fifth Third's principal
executive
                          offices are located at 38 Fountain Square
                          Plaza, Cincinnati, Ohio 45263, and its
                          telephone number is (513) 579-5300.

National Bancorp:         National Bancorp is a registered
multi-bank
                          holding company, incorporated under
Kentucky
                          law, which conducts its principal
activities
                          through its two wholly owned national
bank
                          subsidiaries, The First National Bank of
                          Falmouth, Falmouth, Kentucky ("FNB") and
The
                          National Bank of Cynthiana, Cynthiana,
                          Kentucky ("NBC").  At December 31, 1993,
on a
                          consolidated basis National Bancorp had
total
                          assets, total deposits and stockholders' equity of $96.4 million, $83.4 million
and
                          $5.0 million, respectively.  All of
National
                          Bancorp's voting stock is held by one
                          individual, Tracy W. Farmer, a resident
of
                          Kentucky.  National Bancorp's principal
                          offices are located at 2560 Richmond
Road,
                          Lexington, Kentucky 40509, and its
telephone
                          number is (606) 269-0547.

Special Meeting of National Bancorp's Sole Stockholder:

Time and Date:            3:00 P.M. on April 15, 1994

Place:                    2560 Richmond Road, Lexington, Kentucky
40509

Purpose: To consider and vote upon an Affiliation Agreement and Merger Agreement which provide
                          for the Merger of National Bancorp with
and
                          into Fifth Third.  Pursuant to the
Affiliation
                          Agreement and Merger Agreement, National
                          Bancorp's sole stockholder will receive
shares
                          of Fifth Third's Common Stock in exchange
for
                          shares of National Bancorp's Common
Stock.
                          Copies of the Affiliation Agreement and
Merger
                          Agreement are attached hereto as Annex A
and
                          Annex B, respectively, and are
incorporated
                          herein by reference.

Required Vote for the Merger,
the Affiliation Agreement and
the Merger Agreement;
Record Date:              Approval of the Merger, the Affiliation
                          Agreement and the Agreement of Merger
requires
                          the affirmative vote of holders of a
majority
                          of the 100 shares of National Bancorp's
Common
                          Stock, no par value, outstanding as of
the
                          close of business on March 1, 1994.  An
                          abstention or failure to vote has the
same
                          effect as voting against the proposed
Merger.
                          Accordingly, stockholders are urged to
sign
                          and return their proxies.  See "PURPOSES
OF
                          THE SPECIAL MEETING - Voting and
Revocation of
                          Proxies".

Beneficial Ownership by Officers
and Directors:            As of the close of business on March 1,
1994,
                          the President of National Bancorp
beneficially
                          owned 100 shares (100%) of the National
                          Bancorp Common Stock.

Rights of Dissenting
Stockholders:             Holders of National Bancorp Common Stock
who
                          do not vote in favor of the Merger are
                          entitled to demand cash in lieu of Fifth
Third
                          Common Stock in the amount of the fair
value
                          of their shares determined in accordance
with
                          Kentucky law.  See "TERMS AND CONDITIONS
OF
                          THE PROPOSED MERGER - Rights of
Dissenting
                          Shareholders" and Annex C.

Terms of the Merger:

Conversion of National
Bancorp Common Stock;
Stock
Consideration:            Upon consummation of the Merger, the sole
                          stockholder of National Bancorp will be
                          entitled to receive, for each share of
                          National Bancorp Common Stock which he
holds
                          at the effective time of the Merger (the
                          "Effective Time"), 2,540.924 shares of
Fifth
                          Third's common stock, no par value
("Fifth
                          Third Common Stock").  See "TERMS AND
                          CONDITIONS OF THE PROPOSED MERGER -
Conversion
                          of Shares of National Bancorp Common
Stock"
                          and "- Merger Price".

No Fractional
Shares: No fractional shares will be issued in connection with the Merger. The National Bancorp stockholder will receive cash in lieu
                          of any fractional shares which he would
                          otherwise be entitled to receive, based
on the
                          applicable value per share of such shares
as
                          defined above.

Conditions of
Closing:                  The Merger is subject to several
significant
                          conditions, including stockholder
approval,
                          approval by the Board of Governors of the Federal Reserve System, the Federal
Deposit
                          Insurance Corporation and the Kentucky
                          Department of Financial Institutions.
See
                          "TERMS AND CONDITIONS OF THE PROPOSED
MERGER -
                          Conditions to Closing".

Merger: Upon consummation of the Merger, National Bancorp will merge with and into Fifth
Third
                          and National Bancorp will cease to exist
as a
                          separate entity.  As a result of the
Merger,
                          FNB and NBC will become wholly owned
                          subsidiaries of Fifth Third.
Simultaneously
                          with the Merger, FNB will be merged with
and
                          into The Fifth Third Bank of Northern
                          Kentucky, Inc., Florence, Kentucky, a
wholly
                          owned subsidiary of Fifth Third, and NBC
will
                          be merged with and into The Fifth Third
Bank
                          of Central Kentucky, Inc., Lexington,
                          Kentucky, and FNB and NBC will cease to
exist
                          as separate entities.

Effective Time;
Right to Terminate:       The Effective Time will, unless the
parties
                          agree otherwise, occur on the last
business
                          day of the month in which all of the
                          conditions precedent to the Closing,
including
                          receipt of all regulatory approvals and
the
                          expiration of any applicable waiting
periods,
                          have been fully met or effectively
waived.
                          The parties anticipate that the Merger
will be
                          consummated in late May, 1994 or shortly thereafter. National Bancorp and Fifth
Third
                          each will have the right to terminate the Affiliation Agreement if the Effective
Time
                          does not occur on or before September 30, 1994. See "TERMS AND CONDITIONS OF THE
                          PROPOSED MERGER - Effective Time".

Procedure for
Exchange of Shares:       Promptly after the Effective Time, Fifth
Third
                          will mail to the National Bancorp
stockholder
                          a form of transmittal letter and
instructions
                          for the surrender of National Bancorp
Common
                          Stock for the shares of Fifth Third
Common
                          Stock to which such stockholder is
entitled.
                          Certificates for shares of Fifth Third
Common
                          Stock will be issued to the National
Bancorp
                          stockholder only after his certificates
for
                          National Bancorp Common Stock have been
                          surrendered in accordance with such
                          instructions.  See "TERMS AND CONDITIONS
OF
                          THE PROPOSED MERGER - Exchange of
                          Certificates".

Federal Income
Tax Consequences:         The Merger is conditioned, in part, upon
                          receipt of an opinion of Fifth Third's
counsel
                          with respect to certain tax matters,
including
                          an opinion that no gain or loss (other
than
                          with respect to cash received in lieu of fractional shares, or cash received upon the
                          exercise of dissenters' rights) will be
                          recognized by National Bancorp's
stockholder
                          upon the exchange of his National Bancorp
                          Common Stock for Fifth Third Common
Stock.
                          See "TERMS AND CONDITIONS OF THE PROPOSED
                          MERGER - Federal Income Tax
Consequences".
                          THE STOCKHOLDER IS URGED TO CONSULT HIS
OWN
                          TAX ADVISORS AS TO THE SPECIFIC
CONSEQUENCES
                          TO HIM OF THE MERGER UNDER FEDERAL,
STATE,
                          LOCAL AND ANY OTHER APPLICABLE TAX LAWS.

Accounting:               It is intended that the Merger will be
                          accounted for by the pooling of interests method in accordance with generally accepted
                          accounting principles.  See "TERMS AND
                          CONDITIONS OF THE PROPOSED MERGER -
Accounting
                          Treatment" and "- Conditions to Closing".

Interests of Certain
Persons in the
Merger: Fifth Third shall use its best efforts to employ at Fifth Third or at a Fifth Third subsidiary or affiliate each of the employees
                          of National Bancorp, FNB and NBC.  Each
                          employee of National Bancorp, FNB or NBC
who
                          becomes an employee of Fifth Third or its subsidiaries subsequent to the Merger will be
                          entitled to participate in all employee
                          benefit plans sponsored by Fifth Third or
its
                          subsidiaries on the same terms and to the
same
                          extent as similarly situated employees.
Such
                          employees shall receive credit for their period of service to National Bancorp for purposes of determining participation and vesting in all Fifth Third employee benefit
                          plans (except for vesting in the Fifth
Third
                          Master Retirement Plan) but not for the
                          purposes of determining the benefits
accrued
                          thereunder.

                          The officers and directors of National
Bancorp
                          will also be provided certain directors
and
                          officers liability insurance protection
for
                          two (2) years following the Effective
Time.
                          See "TERMS AND CONDITIONS OF THE PROPOSED
                          MERGER - Effect on FNB and NBC Employees"
and
                          "- Interests of Management".

Board
Recommendation:           The Board of Directors of National
Bancorp
                          believes that the stockholder of National
                          Bancorp will benefit from the Merger
through
                          an affiliation with Fifth Third and
                          unanimously recommends approval of the
Merger.

Securities
Involved:                 For a comparative analysis of the
National
                          Bancorp Common Stock and the Fifth Third
                          Common Stock, see "DESCRIPTION OF CAPITAL
                          STOCK".

Comparative
Market Prices:            The Fifth Third Common Stock is traded on
the
                          National Association of Securities
Dealers
                          Automated Quotation ("NASDAQ") National
Market
                          System under the symbol FITB.  The
National
                          Bancorp Common Stock is held by Tracy W.
                          Farmer.  On December 3, 1993, the
business day
                          immediately preceding the public
announcement
                          of the execution of the Affiliation
Agreement
                          and the Merger Agreement setting forth
the
                          terms of the Merger, and on March 1,
1994, the
                          market price of the Fifth Third Common
Stock
                          was as follows:

                                        Closing Sales Prices
                                    December 3, 1993          March
1, 1994

Fifth Third Common Stock            $50.25                    $


      SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

       The following table sets forth certain historical financial data concerning Fifth Third. This information is based on information contained in Fifth Third's 1993 Annual Report on Form
10-K which is incorporated by reference in this Proxy Statement and Prospectus and should be read in conjunction therewith. See
"INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

                                                            Years
Ended December 31,

- ------------------------------------------------------------
                                              1993        1992
   1991        1990        1989
                                           ----------- -----------
- ----------- ----------- -----------
                                                        ($000's
except per share amounts)
Summary of Operations:
Net interest income                          $436,389    $394,194
  $332,221    $286,621    $268,703
Provision for credit losses                    44,487      65,315
    55,744      39,879      36,468
Net interest income after                  ----------- -----------
- ----------- ----------- -----------
  provision for credit losses                 391,902     328,879
   276,477     246,742     232,235
Other operating income                        226,578     200,053
   171,911     144,865     124,851
Operating expenses                            323,387     289,276
   249,792     223,324     207,527
                                           ----------- -----------
- ----------- ----------- -----------
Income before income taxes                    295,093     239,656
   198,596     168,283     149,559
Applicable income taxes                        98,646      75,564
    60,446      47,872      41,241
                                           ----------- -----------
- ----------- ----------- -----------
Net income                                   $196,447    $164,092
  $138,150    $120,411    $108,318
                                           =========== ===========
=========== =========== ===========
Common Share Data:
  Primary net income per share                  $3.21       $2.73
     $2.32       $2.05       $1.85
  Fully diluted net income per share             3.21        2.73
      2.31        2.04        1.85
  Cash dividends declared per share              1.02         .90
       .78         .68         .60
  Book value at period end                      19.50       16.80
     14.81       13.25       11.91
Average shares outstanding (000's):
  Primary                                      62,557      60,255
    59,493      58,929      58,521
  Fully Diluted                                62,563      60,356
    59,702      58,974      58,579

Financial Condition at Period End:
Securities Available for Sale (at market)    $815,986          --
        --          --          --
Securities Held for Investment              1,487,322  $1,933,008
$2,063,766  $1,354,966  $1,059,204
Loans and Leases                            8,811,039   7,474,859
 5,806,612   5,496,990   5,163,840
Assets                                     11,966,000  10,213,320
 8,826,130   7,955,808   7,142,972
Deposits                                    8,628,498   7,531,946
 6,687,262   6,385,221   5,783,527
Funds Borrowed                              1,602,217   1,229,791
 1,042,566     607,047     479,219
Long-Term Debt and
   Convertible Subordinated Notes             282,864     254,061
    12,848      13,517      12,607
Shareholders' Equity                        1,197,646   1,005,165
   879,450     782,698     699,261

Ratios:
Profitability Ratios:
Return on average assets                         1.80%       1.74%
     1.68%       1.64%       1.62%
Return on average stockholders' equity           18.2        17.3
      16.6        16.2        16.5
Net interest margin                              4.51        4.73
      4.58        4.53        4.70
Overhead ratio (1)                               47.3        47.3
      47.7        49.5        50.3
Other operating income to total income (2)       33.5        33.5
      33.6        33.6        31.6
Capital Ratios:
Average shareholders' equity to
  average assets                                 9.92       10.07
     10.11       10.12        9.83
Tier 1 Capital to risk-adjusted assets (3)       11.4        11.2
      12.5        11.9         N/A
Total Capital to risk-adjusted assets (3)        13.8        14.1
      13.7        13.2         N/A
Leverage (4)                                      9.9         9.5
       9.7         9.8         N/A
Credit Quality Ratios:
Reserve for credit losses to
  nonperforming assets                          559.8       214.5
      92.6        90.7       221.0
Reserve for credit losses to loans and leases
  outstanding                                    1.53        1.54
      1.56        1.55        1.55
Net charge-offs to average loans and leases
  outstanding                                     .32         .68
       .90         .66         .52
Nonperforming assets to loans, leases and
  other real estate owned                         .27         .71
      1.67        1.70         .70

- ------------------------------------------

(1) Operating expenses divided by the sum of taxable equivalent net interest income and other operating income.
(2) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.
(3) Under final year-end 1992 guidelines.
(4) Tier 1 capital (under final year-end 1992 rules) divided by average quarterly assets.

               SELECTED HISTORICAL FINANCIAL DATA OF NATIONAL
BANCORP

       The following table sets forth certain historical financial data concerning National Bancorp. This information is based on information contained in National Bancorp's 1993 Annual Report to
Shareholders.

                                                  At December 31
                                     1993    1992    1991    1990
  1989
                                              (dollars in
thousands)

          Total amount of:

           Assets                   96,428  98,199 100,866 102,728
97,898
           Loans receivable, net    49,864  40,344  44,104  48,557
64,279
           Mortgage-backed          27,727  35,739  39,703  35,183
18,551
            securities, net
           Investment securities    34,653  44,935  48,342  40,731
24,413
           Investment-bearing        7,700   6,725   1,700   4,525
 3,800
            deposits in other
            financial institutions
           Deposit accounts         83,844  86,929  89,433  89,046
85,473
           Advances from FHLB            0       0       0       0
     0
           Stockholders' equity      5,005   3,866   2,858   3,131
 2,605

          Number of:
           Real estate loans           N/A     N/A     N/A     N/A
   N/A
            outstanding
           Deposit accounts            N/A     N/A     N/A     N/A
   N/A
           Full service offices          5       5       5       5
     5
            open



                                                Year Ended June 30
                                       1993    1992    1991    1990
  1989

          Operations Data:
          Interest Income             6,720   7,656   9,058   9,650
 9,352
          Interest Expense            3,013   3,889   5,620   6,187
 5,937
          Net interest income         3,707   3,767   3,438   3,464
 3,415
          Provision for loan losses      85     244     313     310
   211
          Net interest income after   3,622   3,523   2,625   3,154
 3,204
          Other income                  735     842     579     430
   579
          General, administrative an  2,859   2,878   3,652   2,891
 2,555
          Earnings before income tax  1,679   1,487    (448)    693
 1,228
          Federal income taxes          502     479    (208)    109
   319
          Net earnings                1,139   1,008    (240)    584
   908
          Primary earnings per share    N/A     N/A     N/A     N/A
   N/A
          Dividends per common share    N/A     N/A     N/A     N/A
   N/A
          Dividend payout ratio         N/A     N/A     N/A     N/A
   N/A

THE NATIONAL BANCORP OF KENTUCKY, INC.
2560 Richmond Road
Lexington, Kentucky 40509
(606) 269-0547

AND

FIFTH THIRD BANCORP
38 Fountain Square Plaza
Cincinnati, Ohio 45263
(513) 579-5300




PROXY STATEMENT AND PROSPECTUS



GENERAL INFORMATION

       This Proxy Statement and Prospectus is being furnished to the sole stockholder of The National Bancorp of Kentucky, Inc. ("National Bancorp") in connection with the solicitation by the Board of Directors of National Bancorp of proxies to be used at a Special Meeting of the stockholder (the "Special Meeting") to be held on April 15, 1994, at 3:00 at 2560 Richmond Road, Lexington, Kentucky 40509, and at any adjournments thereof. This Proxy Statement and Prospectus and the enclosed form of proxy are first being sent to the sole stockholder of National Bancorp on or about March ___, 1994.

                           PURPOSES OF THE SPECIAL MEETING

       At the Special Meeting, the sole stockholder of National Bancorp will be asked to approve an Affiliation Agreement and an Agreement of Merger, both dated as of December 6, 1993 (the "Affiliation Agreement" and the "Merger Agreement", respectively), between National Bancorp and Fifth Third Bancorp ("Fifth Third"), which provide for the merger (the "Merger") of National Bancorp with and into Fifth Third (see "TERMS AND CONDITIONS OF THE PROPOSED MERGER" below).

Proposal to Merge National Bancorp into Fifth Third

       Pursuant to the Affiliation Agreement and the Merger Agreement, the sole stockholder of National Bancorp will be entitled to receive, for each share of National Bancorp common stock, no par value ("National Bancorp Common Stock"), which such stockholder holds at the effective time of the Merger (the "Effective Time"), 2,540.924 shares of Fifth Third common stock, no par value ("Fifth Third Common Stock"). The number of shares of Fifth Third Common Stock to be issued to the sole stockholder of National Bancorp in this transaction will be determined by multiplying 2,540.924 by the total number of shares of National Bancorp Common Stock held by such stockholder as discussed below. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Merger Price" below.

NATIONAL BANCORP'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AFFILIATION AGREEMENT AND MERGER AGREEMENT.

Vote Required; Shares Entitled to Vote

       The presence in person or by proxy of the holders of a majority of the outstanding shares of National Bancorp Common Stock will constitute a quorum for the transaction of business at the Special Meeting. APPROVAL OF THE MERGER WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF NATIONAL BANCORP COMMON STOCK. Holders of record of National Bancorp Common Stock at the close of business on March 1, 1994, (the "Record Date") are entitled to receive notice of, and to vote at, the Special Meeting. At the close of business on February 28, 1994, there were 100 shares of National Bancorp Common Stock outstanding. Each share of National Bancorp Common Stock will be entitled to one vote.

       Persons and groups owning in excess of 5% of the National Bancorp Common Stock are required to file certain reports regarding such ownership with National Bancorp and with the Securities and Exchange Commission, in accordance with the Securities Exchange Act of 1934. As of February 28, 1994, management of National Bancorp was not aware of any person or group who beneficially owned more than 5% of the outstanding shares of National Bancorp Common Stock except as listed below. Such table also shows the number of and percentage of outstanding shares of Fifth Third Common Stock each such beneficial owner will hold upon consummation of the Merger (assuming that each share of National Bancorp Common Stock is converted into 2,540.924 shares of Fifth Third Common Stock.)

Name and             No. of        Percent      Shares  Percent of
Address of           Shares        of           of      Outstanding
Beneficial           Beneficially  Outstanding  Fifth   Fifth Third
Owner                Owned         Shares       Third   Shares
                                                to be
                                                Owned

Tracy W. Farmer      100(1)        100%         254,092 .41%
2560 Richmond Rd
Lexington, KY 40509

All directors and
officers as a
group (8 persons)    100           100%         254,092 .41%


(1) Includes shares held directly, shares held by certain family members, with respect to which shares the respective persons may be deemed to have shared voting and investment powers.

/TABLE

Voting and Revocation of Proxies

       Shares represented by proxies properly signed and returned will be voted at the Special Meeting in accordance with the instructions thereon, unless revoked. If a proxy is signed and returned without voting instructions, the shares represented thereby will be voted IN FAVOR OF the Merger, and at the discretion of the proxy holders as to any other matters which may properly come before the Special Meeting. Each proxy may be revoked at any time before its exercise by giving written notice to the Secretary of the Meeting. A subsequently dated proxy will, if properly presented, revoke a prior proxy. Any stockholder may attend the Special Meeting and vote in person whether or not such stockholder has previously given a proxy.

Solicitation of Proxies

       Following the mailing of proxy solicitation materials, directors, officers and employees of National Bancorp may solicit proxies by mail, telephone, telegraph and personal interviews. National Bancorp will bear the expense of proxy solicitation, including reimbursement of reasonable out-of-pocket expenses incurred by brokerage houses and other custodians, nominees and fiduciaries in forwarding proxy solicitation material to the beneficial owners of stock held of record by such persons. In addition, National Bancorp may retain professional proxy solicitors to aid in the solicitation of proxies and may pay reasonable compensation therefor.
                           MARKET PRICE AND DIVIDEND DATA

       Fifth Third Common Stock is traded in the over-the-counter market and quoted on NASDAQ's National Market System. The following table sets forth (in per share amounts), for the quarterly periods indicated, the high and low closing sales prices of Fifth Third Common Stock and the dividends declared during each quarterly period.

                                                   Fifth Third
Common Stock
                                              High     Low
Dividends Declared

          Year Ended December 31, 1991:
             First Calendar Quarter          $28.00   $20.13
 $0.18
             Second Calendar Quarter         $35.13   $27.13
 $0.20
             Third Calendar Quarter          $40.38   $32.50
 $0.20
             Fourth Calendar Quarter         $45.38   $38.00
 $0.20

          Year Ended December 31, 1992:
             First Calendar Quarter          $50.38   $43.00
 $0.22
             Second Calendar Quarter         $46.75   $40.13
 $0.22
             Third Calendar Quarter          $52.75   $40.75
 $0.22
             Fourth Calendar Quarter         $54.00   $46.75
 $0.24

          Year Ended December 31, 1993:
             First Calendar Quarter          $55.13   $49.89
 $0.24
             Second Calendar Quarter         $58.50   $50.25
 $0.24
             Third Calendar Quarter          $54.63   $51.25
 $0.27
             Fourth Calendar Quarter         $54.00   $49.75
 $0.27

                             COMPARATIVE PER SHARE DATA

       The following table sets forth certain per-share information at the dates indicated and for the periods then ended of Fifth Third and National Bancorp. The equivalent values of such information are based on the exchange of 2,540.924 shares of Fifth Third Common Stock for the merger of National Bancorp with and into Fifth Third. Neither National Bancorp nor Fifth Third can give any assurances that the following table will accurately reflect figures and values applicable at the date of consummation of the merger transaction.

          For the Periods Ended:
Equivalent Share Basis -
                                  Fifth Third   National
2540.924 Shares of
                                                Bancorp  Fifth
Third Common Stock

                                Primary Fully   Actual   Primary
  Fully
                                        Diluted
  Diluted

          Net Income Per Share
           From Continuing
           Operations
          December 31, 1989       $1.85   $1.85
$4,700.71
          December 31, 1990       $2.05   $2.04
$5,208.89
          December 31, 1991       $2.32   $2.31
$5,894.94
          December 31, 1992       $2.73   $2.73
$6,936.72
          December 31, 1993       $3.21   $3.21
$8,156.37

          Dividends Declared
          Per Share
          December 31, 1989       $0.60
          December 31, 1990       $0.68
          December 31, 1991       $0.78
          December 31, 1992       $0.90
          December 31, 1993       $1.02

          Book Value Per Share
          December 31, 1989      $11.91
          December 31, 1990      $13.25
          December 31, 1991      $14.81
          December 31, 1992      $16.80
          December 31, 1993      $19.50

          Market Value Per Share $50.25
          on December 31 1993(1)

           (1) December 3 1993
          was the last day of
          trading preceding the
          public announcement of
          the acquisition

                     TERMS AND CONDITIONS OF THE PROPOSED MERGER

       The following description contains, among other information, summaries of certain provisions of the Affiliation Agreement and the Merger Agreement and is qualified in its entirety by reference to the full text thereof, copies of which are reproduced as Annex
A and Annex B, respectively, to this Proxy Statement and Prospectus and are incorporated herein by reference.

Background and Reasons for the Merger

       In the fourth quarter of 1993, National Bancorp and Fifth Third entered into negotiations which on December 6, 1993 resulted in the execution of the definitive Affiliation Agreement and the Agreement of Merger whereby National Bancorp will be merged with and into Fifth Third. The Board of Directors of National Bancorp unanimously approved the Affiliation Agreement and the Merger Agreement on December 6, 1993.

       The Board of Directors of National Bancorp believes that the terms of the Merger are fair to the National Bancorp stockholder and that consummation of the Merger is in the best interests of National Bancorp, The First National Bank of Falmouth ("FNB") and The National Bank of Cynthiana ("NBC"). In reaching this business judgment, the Board considered, among other things, the Merger price as it relates to the market value, book value and earnings per share of National Bancorp Common Stock and Fifth Third Common Stock, information concerning the financial condition, results of operations and prospects of National Bancorp, FNB and NBC, the ability of the surviving entity to compete in FNB and NBC's existing markets, the anticipated tax-deferred nature of the Merger to the National Bancorp stockholder under the Internal Revenue Code of 1986, as amended (the "Code") (to the extent Fifth Third stock is received) and the financial terms of other recent acquisitions of bank holding companies and their subsidiary national banks.

       The Boards of Directors of National Bancorp, FNB and NBC believe that by virtue of the Merger, FNB and NBC will be able to compete more effectively in their market areas and to provide much broader services to its customers.

       Fifth Third's primary reason for consummating the Merger is to further a long-range commitment of realigning and expanding its branch system to better meet and satisfy the financial needs of the customers in the National Bancorp, FNB and NBC's service areas.

       In view of all the considerations described above, the Board of Directors of National Bancorp unanimously recommends that its stockholder vote FOR the Merger. For information regarding interests of directors and executive officers of National Bancorp, FNB and NBC in the Merger, see "National Bancorp Board of Directors" "Effect on FNB and NBC Employees" and "Interests of Management."

Recommendation

       THE BOARD OF DIRECTORS OF NATIONAL BANCORP HAS UNANIMOUSLY
APPROVED THE MERGER AND RECOMMENDS A VOTE IN FAVOR OF THE MERGER.

       Tracy W. Farmer, a member of National Bancorp's Board of Directors, beneficially owns 100 shares (or 100%) of the National Bancorp Common Stock outstanding. He has indicated his intention to vote all of his shares of National Bancorp Common Stock in favor of the Merger.

Effective Time

       The Effective Time of the Merger will occur on the last business day of the month in which all conditions precedent contained in the Affiliation Agreement have been met or waived, including the expiration of all applicable waiting periods. It is anticipated that the Merger will be consummated in late May, 1994 or shortly thereafter, although no assurance can be given in this regard. National Bancorp and Fifth Third each will have the right, but not the obligation, to terminate the Affiliation Agreement if the Effective Time does not occur on or before September 30, 1994.

Conversion of Shares of National Bancorp Common Stock

       At the Effective Time, any shares of National Bancorp Common Stock held in the treasury of National Bancorp will be cancelled and retired. No cash, securities or other consideration will be paid or delivered in exchange for any such treasury shares. 1,900 authorized but unissued shares existed as of the date of execution of the Affiliation Agreement. Each share of National Bancorp Common Stock which is issued and outstanding immediately prior to the Effective Time which is not then held in National Bancorp's treasury and which is not a dissenting share (as described below) will be converted at the Effective Time into a fraction of a share of Fifth Third Common Stock. See "Merger Price" herein.

       The exchange ratio set forth herein shall be adjusted so as to give National Bancorp stockholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivision of Fifth Third Common Stock effected between the date of the Affiliation Agreement and the Effective Date.

Merger Price

       At the Effective Time of the Merger, each of the shares of National Bancorp Common Stock that are issued and outstanding immediately prior to the Effective Time will, when the Merger becomes effective, be converted by virtue of the Merger and without further action, into 2,540.924 shares of Fifth Third Common Stock. Such conversion ratio was determined by dividing $13,000,000 by 100 shares of National Bancorp Common Stock and then dividing the resulting quotient by $51.16250, the Applicable Market Value Per Share of Fifth Third Common Stock (as that term is defined in the Affiliation Agreement).

       The Fifth Third Common Stock will be distributed to National Bancorp's sole stockholder upon the surrender of his certificates for shares of National Bancorp Common Stock to Fifth Third.

Stock Options

       Currently, there are no outstanding options to purchase any shares of National Bancorp Common Stock held by any party.


No Fractional Shares

       Only whole shares of Fifth Third Common Stock will be issued in connection with the Merger. In lieu of fractional shares, each holder of shares of National Bancorp Common Stock otherwise entitled to a fractional share of Fifth Third Common Stock will be paid in cash in an amount equal to the amount of such fraction multiplied by $51.16250. No such holder will be entitled to dividends, voting rights or other rights in respect of any such fractional share.

Exchange of Certificates

       After the Effective Time, the holder of certificates previously representing shares of National Bancorp Common Stock will cease to have any rights as a stockholder of National Bancorp and his sole rights will pertain to the shares of Fifth Third Common Stock into which his shares of National Bancorp Common Stock will have been converted pursuant to the Merger Agreement. As soon as practicable after the Effective Time, Fifth Third will send to the sole former National Bancorp stockholder a letter of transmittal for use in submitting to Fifth Third (the "Exchange Agent") certificates (or with instructions for handling lost National Bancorp stock certificates) formerly representing shares of National Bancorp Common Stock to be exchanged for certificates representing Fifth Third Common Stock (and, to the extent applicable, cash in lieu of fractional shares of Fifth Third Common Stock) to which the former National Bancorp stockholder is entitled to receive as a result of the Merger. If the sole stockholder of National Bancorp becomes a holder of Fifth Third Common Stock in the Merger, he will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Fifth Third Common Stock following the Effective Time until he has surrendered and exchanged his certificates evidencing ownership of shares of National Bancorp Common Stock. Any dividends payable on Fifth Third Common Stock after the Effective Time will be paid to the Exchange Agent and, upon receipt of the certificates representing shares of National Bancorp Common Stock, the Exchange Agent will forward to the National Bancorp stockholder (i) certificates representing his shares of Fifth Third Common Stock,
(ii) dividends declared thereon subsequent to the Effective Time (without interest) and (iii) the cash value of any fractional shares (without interest). NATIONAL BANCORP'S STOCKHOLDER IS REQUESTED NOT TO SUBMIT STOCK CERTIFICATES UNTIL HE HAS RECEIVED WRITTEN INSTRUCTIONS TO DO SO.

       At the Effective Time, the stock transfer books of National Bancorp will be closed and no transfer of the National Bancorp Common Stock will thereafter be made on such books, and, if a certificate formerly representing shares of National Bancorp Common Stock is presented to National Bancorp or Fifth Third, it will be forwarded to the Exchange Agent for cancellation and exchange for a certificate representing shares of Fifth Third Common Stock.

Federal Income Tax Consequences

       The following discussion summarizes the material federal income tax consequences of the Merger to the sole shareholder of National Bancorp.

       THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW
NECESSARILY
IS NOT SPECIFIC TO THE SITUATION OF A PARTICULAR STOCKHOLDER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. NATIONAL BANCORP'S SOLE STOCKHOLDER SHOULD CONSULT HIS OWN TAX ADVISER AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

       The federal income tax consequences to the National Bancorp stockholder depend upon (i) the form of consideration received in exchange for the shares of National Bancorp Common Stock actually owned by him, and (ii) in the case of a National Bancorp stockholder receiving cash, or a combination of cash and Fifth Third Common Stock, the type of consideration received in exchange for shares of National Bancorp Common Stock deemed to be constructively owned by him under Section 318(a) of the Internal Revenue Code of 1986, as amended (the "Code"), if any. Generally, under Section 318(a), a stockholder is deemed to constructively own shares owned directly or indirectly by certain related individuals (including spouses, children, grandchildren and parents) or by certain related entities (including partnerships, trusts, estates, and corporations in which the stockholder owns, directly or indirectly, 50% or more in value of the stock). Under Section 318(a), if any person has an option to acquire stock, such stock is considered as owned by such person.

       National Bancorp stockholders Receiving Solely Fifth Third Common Stock. If the National Bancorp stockholder receives solely Fifth Third Common Stock in exchange for all shares of National Bancorp Common Stock actually owned by him, such stockholder will not recognize any gain or loss upon such exchange. The tax basis of the Fifth Third Common Stock received in such exchange will be equal to the basis of the shares of National Bancorp Common Stock surrendered and, provided the shares of National Bancorp Common Stock surrendered were held as capital assets at the time of such exchange, the holding period of the Fifth Third Common Stock received will include the holding period of the shares of National Bancorp Common Stock surrendered.

       National Bancorp stockholders Receiving Solely Cash. If all the shares of National Bancorp Common Stock actually owned and deemed to be constructively owned under Code Section 318(a) by the National Bancorp stockholder are exchanged solely for cash upon the exercise of dissenters' rights, such National Bancorp stockholder will recognize capital gain or loss (provided he held the shares actually owned by him as capital assets at the time of the exchange) measured by the difference between such stockholder's tax basis in the shares of National Bancorp Common Stock actually owned by him and the amount of cash received by him in exchange for such shares.

       If a National Bancorp stockholder exchanges all the shares of
National Bancorp Common Stock actually owned by him solely for cash upon the exercise of dissenters' rights but shares of National Bancorp Common Stock constructively owned by him under Code Section 318(a) are exchanged in whole or in part for Fifth Third Common Stock, then the tax consequences to such stockholder will be determined under Code Section 302 which deals with redemptions.
Section 302 contains three tests that are relevant in this context to determine whether a redemption is taxed as ordinary income or as a capital gain or loss (provided that the shares were held as capital assets at the time of the exchange). Under Section 302, a redemption, to the extent of available undistributed earnings and profits, is treated as a dividend resulting in ordinary income unless it (1) is "not essentially equivalent to a dividend"; (2) is "substantially disproportionate" with respect to the stockholder; or (3) completely terminates the stockholder's interest. If one of those tests is satisfied, capital gain or loss recognized will be measured by the difference between the amount of cash received by the stockholder in exchange for the shares of National Bancorp Common Stock actually owned by him and his tax basis in those shares. If none of the tests is satisfied, and assuming the cash distribution is not in excess of the current and accumulated earnings and profits of National Bancorp, the stockholder will be treated as having received dividend income equal to the amount of cash received (without deduction for such stockholder's tax basis in the National Bancorp shares).

       Whether the transaction will be "not essentially equivalent to a dividend" with respect to a National Bancorp stockholder depends upon the particular circumstances applicable to such stockholder, there being no precise mathematical formula whereby it is possible to assure satisfaction of this test. On the other hand, the "substantially disproportionate" test is a mathematical test. The transaction will be "substantially disproportionate" with respect to a National Bancorp stockholder if his percentage ownership of Fifth Third Common Stock after the Merger (considering shares actually and constructively owned) is less than 50% of all Fifth Third Common Stock and less than 80% of his hypothetical percentage ownership of the total number of shares of Fifth Third Common Stock immediately after the Merger if all of the National Bancorp Common Stock had been exchanged for Fifth Third Common Stock (considering shares actually and constructively owned).

       The third test is the complete termination of interest, which can only be satisfied if all the National Bancorp shares actually and constructively owned by the National Bancorp stockholder are exchanged solely for cash upon the exercise of dissenters' rights, except that Code Section 302 sets forth a procedure, which, under certain circumstances, allows a waiver of the constructive ownership rules as they apply to family members.

       Under the rules of Section 302, a National Bancorp stockholder who receives cash on exercise of dissenters' rights for any National Bancorp shares actually owned by him risks having such amounts treated as a dividend rather than as capital gains if any shares of National Bancorp Common Stock constructively owned by him or her are exchanged in whole or in part for Fifth Third Common Stock, the substantially disproportionate test is not met, and the stockholder cannot or does not waive constructive ownership of the shares held by others but which are attributed to him or her.

       Cash Received in Lieu of Fractional Shares. No fractional shares of Fifth Third Common Stock will be issued pursuant to the Merger Agreement. A National Bancorp stockholder who receives cash in lieu of a fractional share will be treated as having received such fractional share of Fifth Third Common Stock and then as having received such cash in redemption of such fractional share subject to the provisions of Section 302 of the Code. The circumstances under which cash is being issued in lieu of a fractional share interest appear to satisfy the Internal Revenue Service ruling guidelines under which the receipt of such cash will qualify for capital gain or loss treatment (provided such fractional interest is held as a capital asset at the time of such exchange).

       Because of the complexity of the tax laws, and because the tax consequences to any particular stockholder may be affected by specific matters not common to all stockholders, it is recommended that the National Bancorp stockholder consult his personal tax advisors concerning the consequences of the Merger to him, including the consequences of the application of state and local tax laws, if any.

Accounting Treatment

       In accordance with generally accepted accounting principles, the Merger will be accounted for as a pooling of interests.

       Under pooling of interests accounting, as of the Effective Time, the assets and liabilities of National Bancorp will be added to those of Fifth Third at their recorded book values and the stockholders' equity account of National Bancorp will be included on Fifth Third's consolidated balance sheet. See "COMPARATIVE MARKET PRICE AND DIVIDEND DATA" and "COMPARATIVE PER SHARE DATA".

Rights of Dissenting Shareholders

       The following is only a general summary of the provisions of the Kentucky Revised Statutes relating to dissenters' rights and should not be considered to be a comprehensive description. A copy of the Kentucky dissenters' rights statute (Kentucky Revised Statutes Sections 271B.13-010 et seq.) is appended hereto as Annex C as a complete description of the rights and obligations of National Bancorp and of any shareholder who desires to exercise dissenters' rights. EACH STEP MUST BE TAKEN IN STRICT COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE DISSENTERS' RIGHTS STATUTE IN ORDER FOR HOLDERS OF NATIONAL BANCORP COMMON STOCK TO PERFECT DISSENTERS' RIGHTS.

       A National Bancorp stockholder entitled to vote on the adoption of the Affiliation Agreement and the Merger Agreement may dissent from the Merger and obtain payment of the fair value of his shares in accordance with Sections 271B.13-010 et seq. of the Kentucky Revised Statutes. Any National Bancorp stockholder who desires to assert dissenters' rights must not vote his shares of National Bancorp Common Stock in favor of the proposed Merger and must deliver to National Bancorp before the vote is taken written notice of his intent to demand payment for his shares if the Merger is effectuated. If a stockholder does not initially satisfy these two requirements, he is not entitled to demand payment for the shares owned by him subsequent to the approval of the proposed Merger.

       If the shareholder delivers the notice to National Bancorp as required above, National Bancorp shall deliver to him a written dissenters' notice no later than ten (10 days) after the date on which the vote of the proposed merger was taken: (a) stating where the payment demand must be send and where and when certificates for certificated shares must be deposited; (b) stating the restrictions on transfer after the payment demand is received, if any, on holders of uncertificated shares; (c) supplying a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the Merger and requiring that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date; (d) indicating a date by which National Bancorp must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice to be provided in this paragraph is delivered; and (e) providing a copy of Sections 271B.13-010 et seq.

       If the shareholder is sent a dissenter's notice as described in the immediately preceding paragraph, he shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice and deposit his certificates in accordance with the terms of the notice. IF THE SHAREHOLDER DOES NOT DEMAND PAYMENT OR DEPOSIT HIS SHARE CERTIFICATES WHERE REQUIRED IN ACCORDANCE WITH THE TERMS SET FORTH IN THE DISSENTER'S NOTICE, HE SHALL NOT BE ENTITLED TO PAYMENT FOR HIS SHARES UNDER SECTIONS 271B.13-010 ET SEQ.

       Upon receipt of a payment demand, National Bancorp shall pay the shareholder who has taken all of the steps enumerated above the amount National Bancorp estimates to be the fair value of his shares, plus accrued interest. The payment shall be accompanied by: (1) National Bancorp's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any; (2) a statement of National Bancorp's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; and (4) a statement of the dissenter's right to demand payment under Kentucky Revised Statutes 271B.13-280.

       The shareholder may notify National Bancorp in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment already made to the shareholder) if: (a) the dissenter believes that the amount to be paid as set out in the preceding paragraph is less than the fair value of his shares or that the interest due is incorrectly calculated; (b) National Bancorp fails to make payment within sixty (60) days after the date set for demanding payment; or
(c) National Bancorp, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment. A DISSENTER WAIVES HIS RIGHT TO DEMAND PAYMENT AS DESCRIBED IN THIS PARAGRAPH UNLESS HE NOTIFIES NATIONAL BANCORP OF HIS DEMAND IN WRITING WITHIN THIRTY
(30) DAYS AFTER NATIONAL BANCORP MADE OR OFFERED PAYMENT FOR HIS
SHARES.

       If the dissenting shareholder and National Bancorp are unable to resolve the fair market value of and interest owed upon the shares, National Bancorp shall commence a proceeding within sixty
(60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If National Bancorp does not commence the proceeding within the sixty
(60) day period, it shall pay the dissenting shareholder the amount demanded. National Bancorp shall commence the proceeding in Fayette County, Kentucky. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The dissenter shall be entitled to the same discovery rights as parties in other civil proceedings. The dissenter shall be entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by National Bancorp.

Conduct Pending Merger; Representations and Warranties

       National Bancorp has agreed, among other things, that prior to the Effective Time, it will carry on its business in the ordinary course. National Bancorp has agreed to give Fifth Third and Fifth Third's representatives reasonable access during business hours to its facilities and personnel. National Bancorp has further agreed that, without Fifth Third's prior written consent, it will not, among other things, make any changes in its capital or corporate structures; issue any additional shares of its Common Stock; issue any securities of any kind; or make any material changes in its method of business operations. National Bancorp also has agreed not to make or become obligated to make any capital expenditures in excess of $10,000, nor will it make or renew any agreement for services to be provided to National Bancorp, FNB or NBC or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $2,500. National Bancorp has also agreed not to declare or pay any cash dividends on its stock other than normal and customary cash dividends paid in amounts and at times National Bancorp historically has paid them; pay any stock dividends or make any other distributions on its stock and will not provide any increases in employee salaries or benefits other than in the ordinary course of business. Moreover, National Bancorp will not sell, dispose of or otherwise encumber any of the shares of the capital stock of FNB or NBC which are now owned by it.

       Fifth Third and National Bancorp have also made numerous representations and warranties to each other with respect to financial and other matters. These include, without limitation, representations and warranties to the effect that both Fifth Third and National Bancorp have the corporate power and authorization to enter into the proposed transaction, that each will have provided the other with financial statements and that Fifth Third has enough authorized Fifth Third Common Stock with which to accomplish the proposed transaction. No representations, warranties and covenants made by either National Bancorp or Fifth Third will survive beyond the Effective Time. Thereafter, neither National Bancorp, FNB or NBC nor any officer or director of either of them will have any liability or obligation with respect to such representations, warranties or covenants, with the exception of any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

Conditions to Closing

       The Affiliation Agreement and Merger Agreement must be approved by the affirmative vote of a majority of the outstanding shares of the National Bancorp Common Stock. The Merger must also be approved in writing by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the Kentucky Department of Financial Institutions and must comply with any applicable waiting periods. No assurance can be given that the required governmental approvals will be forthcoming.

       The obligations of National Bancorp and Fifth Third to consummate the Merger are also subject to receipt of an opinion of counsel with respect to certain tax matters. See "Federal Income
Tax Consequences" herein.

       Fifth Third's and National Bancorp's obligations to consummate the Merger are further subject to various other conditions set forth in the Affiliation Agreement, including, but not limited to, National Bancorp stockholder approval of the Affiliation Agreement and the Merger Agreement, the absence of any material adverse change in the affairs of National Bancorp or Fifth Third prior to the Effective Time; the continued truth and accuracy at the Effective Time of the representations and warranties made by National Bancorp and Fifth Third in the Affiliation Agreement; the receipt of all necessary governmental and regulatory approvals and the expiration of any applicable waiting periods, the absence at the Effective Time of any material actions, proceedings or investigations of any kind pending or threatened with respect to the transactions contemplated by the Affiliation Agreement and Merger Agreement, delivery by Fifth Third's counsel of an opinion as to certain federal tax aspects of the transaction and both institutions having performed all of the obligations required of them under the Affiliation Agreement and Merger Agreement.

       Fifth Third's obligation to consummate the Merger is further subject to conditions set forth in the Affiliation Agreement, including, but not limited to, the continuing truth and accuracy of all of the representations and warranties of National Bancorp, National Bancorp's performance of all of the obligations required of it under the Affiliation Agreement and Agreement of Merger, delivery by National Bancorp's counsel of a certain legal opinion addressed to Fifth Third, the aggregate amount of stockholder's equity of National Bancorp immediately prior to the Effective Time, as shown by and reflected on its books and records of accounts on a consolidated basis in accordance with generally accepted principles, consistently applied, shall not be less than $5,031,000 (its separate stockholder's equity at October 31, 1993).

       National Bancorp's obligation to consummate the Merger is further subject to conditions set forth in the Affiliation Agreement, including, but not limited to, the continuing truth and accuracy of Fifth Third's representations and warranties, Fifth Third's performance of all of the obligations required of it under the Affiliation Agreement and Agreement of Merger, delivery by Fifth Third's counsel of a certain legal opinion addressed to National Bancorp, Fifth Third shall have registered its shares of Fifth Third Common Stock to be issued to National Bancorp's sole stockholder.

Amendment; Waiver; Termination

       The Affiliation Agreement and Merger Agreement may be amended, modified or supplemented by the written agreement of both parties, upon the authorization of each company's respective Board of Directors and without further approval of National Bancorp's stockholders, except that no amendment, modification or supplement may be effected without National Bancorp stockholder approval if to do so would violate any applicable provisions of Kentucky corporation law.

       The Affiliation Agreement and Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by written notice delivered by Fifth Third to National Bancorp or by National Bancorp to Fifth Third in the following instances: (1) by Fifth Third or National Bancorp, if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties and covenants set forth in the Affiliation Agreement and such misrepresentation, breach or failure to comply has not been cured within ten days of notice, provided the party in default has no right to terminate for its own default; (2) by Fifth Third or National Bancorp, if the business or assets or financial condition of the other party have materially and adversely changed from that in existence at September 30, 1993; (3) by Fifth Third or National Bancorp, if the Merger has not been consummated by September 30, 1994, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained in the Affiliation Agreement on the date of such termination. (All capitalized terms set forth in this paragraph are defined in the Affiliation Agreement.)

       If the National Bancorp stockholder, acting at a meeting held for the purpose of voting upon the Affiliation Agreement and Merger Agreement, fails to approve the Affiliation Agreement and Merger Agreement in the manner required by law, then the Affiliation Agreement and Merger Agreement shall be deemed to be automatically terminated.

Effect on FNB and NBC Employees

       Fifth Third shall use its best efforts to employ at Fifth Third or at a Fifth Third subsidiary or affiliate each of the employees of National Bancorp, FNB and NBC. Each employee of National Bancorp, FNB or NBC who becomes an employee of Fifth Third or its subsidiaries subsequent to the Merger will be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries on the same terms and to the same extent as similarly situated employees. Such employees shall receive credit for their period of service to National Bancorp, FNB or NBC for purposes of determining participation and vesting in all Fifth Third employee benefit plans (except for vesting in the Fifth Third Master Retirement Plan) but not for purposes of determining the benefits accrued thereunder. Prior to the Closing Date, as provided in the Affiliation Agreement, National Bancorp shall be permitted, consistent with past practices, to make bonus awards pursuant to its existing incentive bonus programs accruing for the period prior to the Closing Date.

       In the event that Fifth Third merges or consolidates any defined contribution plan maintained by or for National Bancorp or a National Bancorp subsidiary into a Fifth Third defined contribution plan, each employee of National Bancorp shall have an accrued benefit immediately after the Merger which is equal to or greater than the employee's accrued benefit immediately before the merger or consolidation. In the event that on or after the Effective Time, Fifth Third terminates any defined contribution plan maintained by or for National Bancorp or a National Bancorp subsidiary, each participating employee shall have the right or option either to receive a single lump-sum payment equal to the benefits to which he is entitled under the terminating plan, or to "roll over" such benefits to a defined contribution plan maintained by Fifth Third. Notwithstanding the foregoing, National Bancorp reserves the right to initiate before the Effective Time the termination of any defined contribution plan being maintained by National Bancorp or a National Bancorp subsidiary, provided that no such action will result in a material liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service.
Prior to the Closing Date, except as otherwise expressly provided herein, National Bancorp shall be permitted, consistent with past practices, to make profit sharing contributions pursuant to its existing program accruing for the period prior to the Closing Date.

       Any employee (other than the officers who are parties to Termination Agreements as provided for in the Affiliation Agreement) whose employment is terminated by Fifth Third other than for cause or who voluntarily resigns after being notified by Fifth Third that, as a condition of employment, such employee must work at a location outside of the Cincinnati MSA or that such employee's salary will be decreased, in any case within six months after the Effective Time, shall be entitled to severance pay equal to, in the case of a salaried employee, other than an officer, one week's pay for each year of service up to a maximum of twelve week's pay, in the case of an officer, one week's pay for each year of service up to a maximum of twenty-four week's pay and, in the case of an hourly employee, one week's pay for each year of service up to a maximum of six week's pay, plus applicable COBRA benefits. Fifth Third, through its Human Resources Department, shall provide clerical and advisory services to such former National Bancorp officers who become eligible for severance as is reasonably requested in connection with an officers' search for new employment for a period of one year after the Effective Time. Nothing contained in the Affiliation Agreement shall be construed or interpreted to limit or modify in any way Fifth Third's at-will employment policy.

Interests of Management

       Except as provided herein, it is not anticipated that Fifth Third will enter into employment agreements with any officers of National Bancorp in connection with the transactions contemplated by the Affiliation Agreement.

       All provisions for indemnification and limitation of liability now existing in favor of the employees, agents, Directors or officers of National Bancorp or any of its subsidiaries as provided by regulation or in their respective articles of incorporation or codes of regulations shall survive the Merger, shall be assumed by Fifth Third and shall continue in full force and effect with respect to acts or omissions occurring on or prior to the Effective Time for a period of two years thereafter, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the second anniversary of the Effective Time, until such matters are finally resolved. Fifth Third shall also purchase and keep in force for such two year period, directors' and officers' liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by National Bancorp's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. To the extent permitted by law, Fifth Third shall advance expenses in connection with the foregoing indemnification.

Effects of Merger

       At the Effective Time, National Bancorp will merge with and into Fifth Third. The surviving bank holding company will be Fifth Third, which will continue to conduct its operations under the same name. Immediately following the Merger, it is anticipated that FNB will be merged with The Fifth Third Bank of Northern Kentucky, Inc., Florence, Kentucky ("Fifth Third Northern"), a Kentucky state-chartered banking subsidiary of Fifth Third, and NBC will be merged with and into The Fifth Third Bank of Central Kentucky, Inc., Cynthiana, Kentucky ("Fifth Third Central"), also a Kentucky state-chartered banking subsidiary of Fifth Third. Upon consummation of the Merger, FNB's main office and branch offices will become banking centers of Fifth Third Northern and NBC's main office and branch office will become banking centers of Fifth Third Central. Fifth Third, Fifth Third Northern and Fifth Third Central will each conduct business under its existing Articles of Incorporation.

       The Board of Directors of Fifth Third after the Merger is consummated will consist of all of the members of Fifth Third's Board of Directors, each of whom will continue to serve as directors for the term for which such directors were elected, subject to the Regulations of Fifth Third and in accordance with law. Pursuant to the Affiliation Agreement, the Board of Directors of Fifth Third Northern and Fifth Third Central also will remain the same. The officers of Fifth Third Northern and Fifth Third Central after the Merger is consummated will be those officers of Fifth Third Northern and Fifth Third Central who are in office at the Effective Time, subject to the By-Laws of Fifth Third Northern and Fifth Third Central and in accordance with law.

Transactions With Affiliated Persons

       Pursuant to the Affiliation Agreement, Fifth Third may request that National Bancorp, FNB and NBC enter into an agreement with Midwest Payment Systems, Inc., a subsidiary of Fifth Third ("MPS") to convert all of its electronic funds transfer ("EFT") related services to MPS and the Jeanie (Registered) system. Such agreement will provide that MPS will be the exclusive provider of EFT-related services to National Bancorp and FNB and NBC for a period of five years. Fifth Third has agreed that it will pay all of the costs of National Bancorp's, FNB's or NBC's conversion to EFT or the Jeanie (Registered) system (including, without limitation, the cost of all card reissue, signage and penalties relating to terminating its current EFT relationships). Fifth Third has further agreed that the costs and fees to National Bancorp and FNB and NBC for the operation of the Jeanie (Registered) system will not exceed those charged by its current EFT service provider, subject to any increases in such costs and fees which would otherwise be permitted under their current EFT service agreements.

                                CAPITAL REQUIREMENTS

       The Federal Reserve Board, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation issued new guidelines to implement risk-based capital requirements for state member banks and bank holding companies in the first quarter of 1989. The guidelines established a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets.

       The guidelines provided for phasing in risk-based capital standards through the end of 1992, at which time the standards became fully effective. At that time, banking organizations were required to have capital equivalent to 8 percent of assets, weighted by risk. Banking organizations must have at least 4 percent Tier 1 capital, which consists of core capital elements including common stockholder's equity, retained earnings, and perpetual preferred stock, to weighted risk assets. The other half of required capital (Tier 2), can include, among other supplementary capital elements, limited-life preferred stock and subordinated debt, and loan loss reserves up to certain limits.

       Under Federal Reserve Board policy, the holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of its subsidiaries. This support may be required at times when, absent such Board policy, the holding company may not find itself able to provide it.

       Fifth Third, and each of its subsidiary banks, is in compliance with both the current leverage ratios and the final risk-based capital standards. As of December 31, 1993, Fifth Third had a leverage ratio of 9.85%, the Tier 1 Risk-based capital ratio was 11.41% and the total Risk-based capital ratio was 13.82%.

                  RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES

       No restrictions on the sale, pledge, transfer or other disposition of the shares of Fifth Third Common Stock issued pursuant to the Merger will be imposed solely as a result of the Merger, other than restrictions on the transfer of such shares issued to any National Bancorp stockholder who may be deemed to be an "affiliate" of Fifth Third or National Bancorp for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended. Directors, executive officers, or holders of 10% or more of the outstanding shares of National Bancorp Common Stock generally are deemed to be affiliates of National Bancorp for purposes of Rule
145. Affiliates may not sell, pledge, transfer or otherwise dispose of the shares of Fifth Third Common Stock issued to them in exchange for their shares of National Bancorp Common Stock, unless the requirements of Rule 145(d) are satisfied or the sale, pledge, transfer, or disposition is otherwise in compliance with the Securities Act of 1933 and the rules and regulations promulgated thereunder. Generally, under Rule 145(d) an affiliate of National Bancorp will be permitted to sell, pledge, transfer, or otherwise dispose of his or her shares of Fifth Third Common Stock received pursuant to the Merger if one of the following is satisfied:

       (1) The shares are sold in "brokers' transactions" or in transactions directly with a "market maker", the affiliate does not solicit or arrange for the solicitation of purchase orders or make any payments in connection with the sale to anyone other than the broker or market maker, and the number of shares sold, together with all other sales of Fifth Third Common Stock by such affiliate within the preceding three months, does not exceed one percent of the outstanding shares of Fifth Third Common Stock; or

       (2) The affiliate is not an affiliate of Fifth Third and has been the beneficial owner of the Fifth Third Common Stock for at least two years, and there is publicly available certain information regarding Fifth Third.

       In addition, shares of Fifth Third Common Stock issued to affiliates in the Merger may not be sold, pledged, transferred or otherwise disposed of until such time as financial results covering at least 30 days of combined operations of Fifth Third and National Bancorp have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies.

       Share certificates for Fifth Third Common Stock issued to affiliates of National Bancorp will bear a legend as follows:

             The shares of stock evidenced by this
             certificate are subject to restrictions on transfer and may only be transferred after the Issuer has received an opinion from its counsel that the transfer will be in compliance with the requirements of Rule
             145(d) promulgated under the Securities Act of 1933. The Issuer will mail a copy of Rule
             145(d) to the shareholder without charge within five (5) days after written request therefor.

       As this is a general statement of the restrictions on the disposition of the shares of Fifth Third Common Stock to be issued in the Merger, those stockholders of National Bancorp who may be affiliates of National Bancorp should confer with legal counsel with respect to the resale restrictions.



                                 FIFTH THIRD BANCORP

Description of Business

       Fifth Third is an Ohio corporation organized in 1975 as a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Act"), and subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Fifth Third, with its principal office located in Cincinnati, is a multi-bank holding company that owns all of the outstanding stock of five commercial banks with 243 offices in 30 counties in Ohio. Fifth Third owns all of the outstanding capital stock of two commercial banks with 24 offices in five counties in Kentucky. Fifth Third also owns all the outstanding capital stock of two commercial banks which maintain 21 offices in six counties in Indiana.

       Fifth Third is also a unitary savings and loan holding company. As such, Fifth Third is registered with and subject to regulation by the Office of Thrift Supervision ("OTS"). Fifth Third owns all of the outstanding stock of one federally-chartered savings bank with one office in Naples, Florida.

       Effective as of September 9, 1992, Fifth Third completed its purchase of First Federal Savings and Loan Association of Lima, Ohio. As a result of this transaction, The Fifth Third Bank of Western Ohio, N.A., a wholly-owned subsidiary of Fifth Third was merged with First Federal Savings and Loan Association of Lima.
The six former offices of First Federal Savings and Loan Association of Lima were retained and are being operated as full-service banking centers of The Fifth Third Bank of Western Ohio.

       Effective as of January 22, 1993, Fifth Third completed the purchase of certain assets and the assumption of certain liabilities in connection with three branch offices of Home Savings of America, FSB ("Home Savings"). Three of Fifth Third's subsidiary banks, The Fifth Third Bank, Cincinnati, The Fifth Third Bank of Southern Ohio, and The Fifth Third Bank of Northwestern Ohio, N.A., each purchased the assets and assumed the liabilities associated with one of the purchased Home Savings branches. Upon consummation of this transaction each of the three Home Savings branches is being operated by one of the three Fifth Third subsidiaries set forth above. The total amount assumed by Fifth Third's subsidiaries was $53.5 million in deposits.

       Effective as of February 26, 1993, Fifth Third completed the purchase of certain assets and the assumption of certain liabilities in connection with six branch offices of The First National Bank, Dayton, Ohio. As a result of this transaction The Fifth Third Bank, Cincinnati, Ohio, a wholly-owned subsidiary of Fifth Third assumed $106.4 million in deposits. Upon consummation of the purchase and assumption, The Fifth Third Bank retained four of the former offices of The First National Bank as branches of The Fifth Third Bank while closing two former offices acquired from The First National Bank.

       On September 24, 1993, Fifth Third terminated its agreement to acquire Shelby County Bancorp, Shelbyville, Indiana, and its thrift subsidiary, Shelby County Savings Bank, because of certain environmental issues that were raised in connection with the St.
Paul, Indiana branch office of Shelby County Savings Bank.

       On October 15, 1993, Fifth Third acquired five branches of World Savings and Loan Association ("World Savings") through two of its subsidiary banks. The Fifth Third Bank of Western Ohio acquired three branches of World Savings while The Fifth Third Bank of Northwestern Ohio acquired two branches. The total amount assumed by Fifth Third's subsidiaries was approximately $131 million in deposits.

       On December 23, 1993, Fifth Third completed the purchase of The TriState Bancorp, Cincinnati, Ohio, and its thrift subsidiary, First Financial Savings Association, F.A. As a result of this transaction, The Fifth Third Bank, Cincinnati, Ohio, a wholly owned subsidiary of Fifth Third, was merged with First Financial Savings Association, F.A. The six former offices of First Financial Savings Association, F.A. were retained and are being operated as full-service banking centers of The Fifth Third Bank.

       At December 31, 1993, Fifth Third, its affiliated banks and other subsidiaries had consolidated total assets of $12.0 billion, consolidated total deposits of $8.6 billion and consolidated total shareholders' equity of $1.2 billion.

       Fifth Third, through its subsidiaries, engages primarily in commercial, retail and trust banking, investment services and leasing activities and also provides credit life, accident and health insurance, discount brokerage services and property management for its properties. Fifth Third's affiliates provide a full range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts; and credit products such as credit cards, installment loans, mortgage loans and leasing. Each of the banking affiliates has deposit insurance provided by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund ("BIF") and the savings bank affiliate has deposit insurance provided by the FDIC through the Savings Association Insurance Fund ("SAIF").

       Fifth Third, through its banking subsidiaries, operates for itself and other financial institutions a proprietary automated teller machine (ATM) network, Jeanie (Registered). The Jeanie (Registered) system participates in a shared ATM network called "Money Station (Registered)", which includes several Ohio bank holding companies and over 1,000 ATM's. The "Money Station (Registered)" network participates in another shared ATM network called "PLUS System (Registered)", which is a nationwide network with over 17,000 participating ATM's. The Fifth Third Bank through its wholly-owned subsidiary, Midwest Payment Systems, Inc., also provides electronic switch services for several regional banks and bank holding companies in Ohio, Kentucky and Illinois.

       Fifth Third is a corporate entity legally separate and distinct from the affiliates. The principal source of Fifth Third's income is dividends from its affiliates. There are certain regulatory restrictions as to the extent to which the affiliates can pay dividends or otherwise supply funds to Fifth Third. See "DESCRIPTION OF CAPITAL STOCK."

       Fifth Third's executive offices are located at 38 Fountain
Square Plaza, Cincinnati, Ohio 45263, and its telephone number is
(513) 579-5300.

Securities Exchange Act of 1934

       Fifth Third is subject to the provisions of the Securities Exchange Act of 1934 ("Exchange Act") regarding the filing of periodic reports, the solicitation of proxies, the disclosure of beneficial ownership of certain securities, short swing profits and the conduct of tender offers. Such provisions of the Exchange Act, as applied to bank holding companies such as Fifth Third, are administered by the Securities and Exchange Commission.


                                  NATIONAL BANCORP

Description of Business

       National Bancorp is a Kentucky corporation organized in 1985 as a bank holding company within the meaning of the Act. As such, it is registered with the Federal Reserve Board. The Act, as administered by the Board of Governors, regulates the activities of bank holding companies including proposed acquisitions and equity investments.

       The Act, the Federal Reserve Act and the Federal Deposit Insurance Act also subject bank holding companies and their subsidiaries to certain restrictions on any extensions of credit by subsidiary banks to the bank holding company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stocks or securities as collateral for loans to any borrower. Further, under the Act and the regulations of the Board of Governors, a bank holding company and its subsidiaries are effectively prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of any property or furnishing of services.

       FNB and NBC are national banks subject to primary supervision, examination and regulation by the Comptroller of the Currency (the "OCC") under the National Bank Act. FNB and NBC are also members of the Federal Reserve System and are subject to the applicable provisions of the Federal Reserve Act and Regulations. Deposits of FNB and NBC are insured by the Federal Deposit Insurance Corporation (FDIC) to the maximum extent permitted by law. The OCC regularly examines the operations of FNB and NBC, including but not limited to capital adequacy, reserves, loans, investments and management practices. The OCC's enforcement authority includes the power to remove officers and directors and the authority to issue cease-and-desist orders to prevent a bank from engaging in unsafe or unsound practices or violating laws or regulations governing its business. In addition, FNB and NBC are required to furnish quarterly and annual reports to the FDIC.

       National Bancorp's executive offices are located at 2560 Richmond Road, Lexington, Kentucky 40509 (Telephone: (606) 269-0547). At December 31, 1993, National Bancorp and its subsidiaries had total assets of $96.4 million, total deposits of $83.4 million and total stockholder's equity of $5.0 million.

Regulations

       The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became effective December 19, 1991. FDICIA authorizes the FDIC to assess insured institutions for the cost of FDIC examinations and requires the OTS to assess federal associations for the costs of its examinations.

       FDICIA also requires the federal banking regulators to prescribe new standards relating to (a) internal controls, information systems and internal audit systems; (b) loan documentation; (c) credit underwriting; (d) asset growth; (e) interest rate exposure; and (f) compensation, fees, and benefits. The compensation standards must prohibit as an unsafe and unsound practice any employment contract, compensation or benefit agreement, fee arrangement, perquisite, stock option plan, post-employment benefit or other compensatory arrangement that would provide any executive officer, employee, director or principal stockholder with excessive compensation, fees or benefits or that could lead to material financial loss to the institution, although such standards generally do not apply to well capitalized institutions. In addition, legislation was recently adopted which limits the compensation standards to situations involving safety or soundness concerns or enforcement proceedings.

       FDICIA also required the federal banking agencies to develop jointly a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in financial statements or reports required to be filed with the federal banking agencies.

       FDICIA also included the Truth in Savings Act, which requires the Federal Reserve Board to establish regulations providing for clear and uniform disclosure of the rates, fees and terms of deposit accounts. The Federal Reserve Board has adopted regulations, which became effective June 21, 1993, requiring a specific disclosure before an account is opened, in regularly provided statements and in advertisements, announcements and solicitations initiated by a depository institution. The regulations prescribe detailed disclosure of deposit account yield information, minimum balance requirements and fee impact on the yield. The regulations also establish certain recordkeeping requirements.

       In addition, within 18 months following the enactment of FDICIA, the federal banking agencies were required to revise their risk-based capital standards to take adequate account of interest-rate risk, concentration of credit risk, and the risks of nontraditional activities, and to reflect the actual performance and expected risk of multifamily mortgages.

       FDICIA requires the FDIC to issue regulations effective by no later than January 1, 1994, which establish a system for setting deposit insurance premiums based upon the risks a particular bank or savings association poses to the deposit insurance funds. In October, 1992, the FDIC adopted a final rule that implements a transitional risk-based assessment system whereby a base insurance premium will be adjusted according to the capital category and subcategory of an institution to one of three capital categories consisting of (1) well capitalized, (2) adequately capitalized, or
(3) undercapitalized, and one of three subcategories consisting of
(a) healthy, (b) supervisory concern, or (c) substantial supervisory concern. An institution's assessment rate will depend on the capital category and supervisory category to which it is assigned. Assessment rates will range from 23 basis points for an institution in the highest category (i.e., well capitalized and healthy) to 31 basis points for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concern). The rule became effective January 1, 1993. The supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed.

       Until August 10, 1994, banks and savings associations are generally barred from switching insurance funds. There are limited exceptions, such as when a bank acquires a savings association in default or in danger of default, if the benefits to the SAIF or to the RTC equal or exceed the assessment income that will be lost during the moratorium. After August 9, 1994, any insured depository institution may switch insurance funds, but only after paying an exit fee to the old fund and an entrance fee to the new fund.

       The Comptroller of the Currency, effective December 31,
1990,
adopted a new minimum leverage ratio of 3% Tier 1 capital-to-total assets for the highest rated national banks, with an additional requirement of 100 to 200 basis points for all other national banks.

       Federal Reserve System. Under Federal Reserve Board regulations, FNB and NBC are required to maintain reserves against their transaction accounts (primarily checking and NOW accounts) and non-personal money market deposit accounts. These regulations, as of September 30, 1992, generally require that reserves be maintained against transaction accounts in the amount of 3% of the total of such accounts up to $46.8 million (subject to adjustment by the Federal Reserve Board), plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) of the total in excess of $46.8 million. In addition, a reserve of 3% (subject to adjustment by the Federal Reserve Board between 0% and 9%) must be maintained on non-personal money market deposit accounts that have original maturities of less than one and one-half years. No reserve is required to be maintained on non-personal time deposits.


Dividends

       For information regarding restrictions on the payment of dividends see "Description of Capital Stock - Dividends."

Bank Holding Companies In General

       Bank holding companies and banks are extensively regulated under both federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions.

       As bank holding companies, Fifth Third and National Bancorp are registered with and subject to regulation by the Federal
Reserve Board. A bank holding company is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act.

       The Federal Reserve Board may also make examinations of a holding company and each of its subsidiaries. The Act requires each bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank if, after such acquisition, it would own or control directly or indirectly, more than 5% of the voting shares of such bank.

       The Act also restricts the types of businesses and operations in which a bank holding company and its subsidiaries (other than bank subsidiaries) may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

       The operations of the subsidiary banks of Fifth Third and National Bancorp are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these banking subsidiaries.

       National banks are subject to the supervision of and are regularly examined by the Comptroller of the Currency. In addition, national banks may be members of the Federal Reserve System and their deposits are insured by the Federal Deposit Insurance Corporation and, as such, may be subject to regulation and examination by each agency. State chartered banking corporations are subject to federal and state regulation of their business and activities, including, in the case of banks chartered in Kentucky, by the Kentucky Department of Financial Institutions.



                           EFFECT OF GOVERNMENTAL POLICIES

       The earnings of both National Bancorp's and Fifth Third's subsidiaries are affected not only by domestic and foreign economic conditions, but also by the monetary and fiscal policies of the United States and its agencies (particularly the Federal Reserve Board), foreign governments and other official agencies. The Federal Reserve Board can and does implement national monetary policy, such as the curbing of inflation and combating of recession, by its open market operations in United States Government securities, control of the discount rate applicable to borrowings and the establishment of reserve requirements against deposits and certain liabilities of depository institutions. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary and fiscal policies are not predictable.

       From time to time various proposals are made in the United
States Congress and in state legislatures and before various regulatory authorities which would alter the powers or the existing regulatory framework for banks, bank holding companies, savings banks and other financial institutions. It is impossible to predict whether any of the proposals will be adopted and the impact, if any, of such adoption on the business of National
Bancorp or of Fifth Third and the subsidiaries of each.

                            DESCRIPTION OF CAPITAL STOCK

       Fifth Third is authorized to issue 100,000,000 shares of its Common Stock, no par value, and 500,000 shares of preferred stock, no par value ("Fifth Third Preferred Stock"). As of December 31, 1993, Fifth Third had outstanding 61,402,257 shares of Common Stock and no shares of Fifth Third Preferred Stock. Pursuant to Article Fourth of Fifth Third's Seconded Amended Articles of Incorporation, as amended, the Board of Directors of Fifth Third may, without further action of the shareholders, (a) divide into one or more new series the authorized shares of Fifth Third Preferred Stock which have not previously been designated, (b) fix the number of shares constituting any such new series and (c) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences. Except as otherwise provided by law, holders of any series of Fifth Third Preferred Stock shall not be entitled to vote on any matter.

       National Bancorp is authorized to issue 2,000 shares of National Bancorp Common Stock, $1.00 par value, of which 100 shares were issued and outstanding as of December 31, 1993. Currently, National Bancorp holds 1,900 shares of National Bancorp Common Stock as treasury shares. National Bancorp also is authorized to issue 100 shares of preferred stock, $1,000 par value, none of which are outstanding.

       Set forth below is a description of the Fifth Third Common Stock and the National Bancorp Common Stock. This description and analysis are brief summaries of relevant provisions of the Articles of Incorporation of Fifth Third and National Bancorp and are qualified in their entirety by reference to such documents and the parties' Codes of Regulations.

Voting Rights

       Holders of both Fifth Third Common Stock and National
Bancorp
Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

       The Code of Regulations of Fifth Third provides for the division of its Board of Directors into three classes of approximately equal size. Directors are generally elected for three-year terms, and the terms of office of approximately one-third of the members of the Board of Directors expire each year. This classification of Fifth Third's Board may make it more difficult for a stockholder to acquire control of Fifth Third and remove management by means of a hostile takeover. The Articles of Incorporation of National Bancorp do not provide for a classified Board of Directors. Each of its Directors is elected annually.

       The holders of Fifth Third Common Stock have the right to vote cumulatively in the election of directors. Under applicable Ohio law, cumulative voting in the election of directors of a corporation will be permitted if (i) written notice is given by any shareholder of such corporation to the President, Vice President or the Secretary of such corporation not less than 48 hours before the time fixed for holding the meeting at which directors are to be elected that such shareholder desires that voting for the election of directors be cumulative and (ii) announcement of the giving of such notice is made upon the convening of the meeting by the meeting chairman or secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder will be entitled to cumulate such voting power as he possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute such votes on the same principle among two or more candidates, as each shareholder sees fit. Shareholders of National Bancorp also have the right to vote cumulatively in the election of directors as provided by the Kentucky Business Corporation Act.

       Fifth Third is only authorized to effect a merger, consolidation or sale of assets not in the regular course of business, to dissolve, or amend its Articles of Incorporation pursuant to authority given by persons holding two-thirds of its respective capital stock. National Bancorp's Articles of Incorporation do not contain any similar provision.

Dividends

       Holders of Fifth Third and National Bancorp Common Stock are each entitled to dividends as and when declared by the respective
Board of Directors of each institution out of funds legally available for the payment of dividends.

       Most of the revenues of Fifth Third and National Bancorp available for payment of dividends derive from amounts paid to each such corporation by its respective subsidiaries. Under applicable banking law, the total of all dividends declared in any calendar year by a national bank or a state-chartered bank may not, without the approval of the Comptroller of the Currency, Board of Governors of the Federal Reserve System, or the Federal Deposit Insurance Corporation, as the case may be, exceed the aggregate of such bank's net profits (as defined) and retained net profits for the preceding two years.

       The affiliates of Fifth Third include both state and nationally chartered banks and one federally chartered savings bank. Under the applicable regulatory limitations, during the year 1994, the affiliates of Fifth Third could declare aggregate dividends limited to their 1994 eligible net profits and $154,963,000, the retained 1993 and 1992 net income, without the approval of their respective regulators. The Comptroller of the Currency, banking authorities of the States of Ohio, Indiana and Kentucky, and the Office of Thrift Supervision, the principal regulators of such affiliates, have the statutory authority to prohibit a depository institution under their supervision from engaging in what, in their opinion, constitutes an unsafe or unsound practice in conducting its banking or savings association business. The payment of dividends could, depending upon the financial condition of affiliates, be deemed to constitute such an unsafe or unsound practice. No affiliate of Fifth Third has ever been prohibited from declaring dividends or restricted in paying any dividends declared.

       If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from practice. The Federal Reserve Board has similar authority with respect to bank holding companies, and the OTS has similar authority with respect to savings and loan holding companies. In addition, the Federal Reserve Board, the Comptroller and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company, savings association or savings and loan holding company under their jurisdiction. Compliance with the standards set forth in such guidelines could limit the amount of dividends which Fifth Third and National Bancorp and their respective affiliates may pay.

Preemptive Rights

       The Articles of Incorporation of National Bancorp provide that the holders of capital stock of National Bancorp are not entitled to preemptive rights to acquire additional shares of its common stock. Shareholders of Fifth Third also have no preemptive rights.

Rights Upon Liquidation

       In the event of any liquidation, dissolution or winding up of
FNB and NBC, National Bancorp, as holder of FNB's and NBC's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of FNB and NBC (including all deposit accounts and accrued interest thereon), all assets of FNB and NBC available for distribution. In the event of liquidation, dissolution or winding up of National Bancorp, the holders of National Bancorp Common Stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of National Bancorp available for distribution. If National Bancorp preferred stock is issued, the holders thereof will have a priority over the holders of National Bancorp Common Stock in the event of liquidation or dissolution.

Indemnification and Personal Liability of Directors and Officers

       Fifth Third's Code of Regulations provides for the indemnification of each director and officer of the corporation, to the fullest extent permitted by Ohio law, against all expenses and liabilities reasonably incurred by or imposed on him or her in connection with any proceeding or threatened proceeding in which he may become involved by reason of his or her being or having been a director or officer. Generally, Ohio permits such indemnification provided that the person seeking to be indemnified has acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, so long as no judgment or other final adjudication adverse to such person establishes that his acts or omissions (i) were in breach of his duty of loyalty to the corporation or its shareholders, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in his or her receipt of an improper personal benefit. The grant of indemnification in the context of a derivative or other comparable suit may have a circular effect, inasmuch as any damages recovered in such action will be offset by the cost of indemnification.

       The By-Laws of National Bancorp provide that National Bancorp may indemnify and may advance expenses to a director, officer, employee or agent in connection with the defense of any pending, threatened or completed action, suit or proceeding (whether civil or criminal, administrative or investigative) to which he is or may be made a party by reason of being or having been a director, officer, employee or agent of National Bancorp to the fullest extent that is expressly permitted or required by the Kentucky Business Corporation Act and all other applicable law.

Shareholders' Meetings; Quorum

       Special meetings of Fifth Third's shareholders may be called at any time by the Board of Directors, or the shareholders of Fifth Third upon the written application of the holders of at least 25% of all Fifth Third capital stock entitled to vote on the matters to be considered at the meeting. Such applications must set forth the purpose of the meeting. Special meetings of National Bancorp's stockholders may be called by the President or by a majority of the members of the Board of Directors, and shall be called by the Chairman of the Board, the President or the Secretary upon the written request of the holders of not less than one-fifth (1/5) of all of the shares outstanding and entitled to vote at the meeting. A written request for a meeting from the stockholders must state the purpose or purposes of the meeting and must be delivered at the principal executive office of National Bancorp addressed to the President or the Secretary.

       The presence in person or by proxy of the holders of a majority of the aggregate number of the outstanding shares of any class or series of Fifth Third capital stock each voting at a meeting constitutes a quorum. Under the By-Laws of National Bancorp, a majority of the outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at any meeting of shareholders.

Subscription, Conversion, Redemption Rights; Stock Nonassessable

       Neither Fifth Third Common Stock nor National Bancorp Common Stock has subscription or conversion rights, and there are no mandatory redemption provisions applicable thereto.

       Shares of Fifth Third Common Stock issued to stockholders of National Bancorp pursuant to the Affiliation Agreement will be validly issued, fully paid and non-assessable.

Change of Control Provisions

       Fifth Third's Articles of Incorporation and Code of Regulations contain various provisions which could make more difficult a change in control of each corporation or discourage a tender offer or other plan to restructure each corporation. Under Fifth Third's Articles of Incorporation, Fifth Third's Board of Directors has the authority to issue 500,000 shares of Preferred Stock and to fix the designations, powers, preferences and rights of such shares and the qualifications, limitations or restrictions applicable thereto. National Bancorp's Articles of Incorporation and By-Laws contain no similar provisions.

       Ohio corporation law also provides certain change of control protective provisions. Section 1701.831 of the Ohio Revised Code sets forth the procedures for the acquisition of a control share of an Ohio corporation which include the delivery of an acquiring person statement to the target corporation and the affirmative vote of a majority of the shares held by the shareholders of the target corporation prior to the acquisition of a control share, at a meeting held for the purpose of voting on such acquisition. Finally, Fifth Third's Code of Regulations provides for the election of directors on a classified basis. Neither the Articles of Incorporation nor the By-Laws of National Bancorp provide for a classified board.


                   CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD STOCK

       The following table shows those persons known to Fifth Third to be the beneficial owners of more than 5% of Fifth Third Common
Stock at December 31, 1993:

Name and Address              Amount and         Percent of Class
of Beneficial                 Nature of
Owner                         Ownership

Cincinnati Financial
 Corporation
6200 South Gilmore
Fairfield, Ohio 45014         12,319,300(1)      19.96%

Fifth Third Bancorp
 Subsidiary Banks
38 Fountain Square Plaza
Cincinnati, Ohio 45263        5,637,959(2)       9.13%

Capital Growth Management
1 International Place
45th Floor
Boston, Massachusetts 02110   4,717,600(3)       7.64%

The Western-Southern
 Life Insurance Company
400 Broadway
Cincinnati, Ohio 45202        4,530,732(4)       7.34%


(1) Cincinnati Financial Corporation owns 9,210,000 shares of Fifth Third Common Stock. Cincinnati Insurance Company, a subsidiary of Cincinnati Financial Corporation, owns 2,695,000 shares. Cincinnati Casualty Company, another subsidiary, owns 210,000 shares. Cincinnati Life Insurance Company, another subsidiary of Cincinnati Financial, owns 204,300 shares. In addition, Mr. John J. Schiff, Jr., a director of Fifth Third and Chairman and a director of Cincinnati Financial Corporation, individually beneficially owns 65,440 shares and Mr. Robert B. Morgan, a director of Fifth Third, who is President and a director of Cincinnati Financial Corporation and Cincinnati Insurance individually owns 12,695 shares. Also affiliated is a trust in which John J. Schiff, Jr. and Thomas R. Schiff are trustees which owns 4,500 shares.

(2) There are five wholly-owned bank subsidiaries of Fifth Third, which are beneficial owners of 3,155,887 shares. The banks hold these shares in a fiduciary capacity under numerous trust relationships none of which relates to more than 5% of the shares, and have sole or shared voting power, and sole or shared investment decision over these shares. The banks also hold shares in a non-discretionary capacity, and disclaim any beneficial interest in all shares held in these capacities.

(3) Capital Growth Management has informed Fifth Third that it is an investment advisor that may be deemed the beneficial owner of 4,717,600 shares of Common Stock. Capital Growth Management has sole power to vote or direct the voting of, and to dispose or direct the disposition of all shares.

(4) The Western-Southern Life Insurance Co. owns 635,468 shares of Fifth Third Common Stock. Waslic Delaware Company, II, a subsidiary of The Western-Southern Life Insurance Co., owns
3,895,264 shares.  In addition, Mr. John F. Barrett, a director,
President and Chief Operating Officer of The Western-Southern Life Insurance Co., and a director of Fifth Third individually beneficially owns 13,683 shares.

/TABLE

       Fifth Third, its directors, executive officers and their affiliates (collectively, the "Fifth Third Affiliates") owned no shares of the National Bancorp Common Stock outstanding on December 31, 1993.

                               FIFTH THIRD MANAGEMENT

       The names and ages of the Directors and executive officers of
Fifth Third, their current positions and offices held with Fifth Third, their business experience during the past five years and certain other information, together with their beneficial ownership of Fifth Third Common Stock at December 31, 1993 are as follows:



Name, Age and Principal         Director        Shares of Fifth
Occupation During Past Five     of Fifth        Third Common Stock
Years; Other Directorships(1)   Third           Beneficially Owned
                                Since(2)        at December 31,
                                                1993(3)(6)

                                                Number of  Percent
                                                Shares     of Class
                                                Owned

Directors
John F. Barrett, 44, President,
Chief Operating Officer and
Director of The
Western-Southern Life
Insurance Co. since
November, 1989.  Formerly
Executive Vice President
and Chief Financial Officer,
The Western-Southern Life
Insurance Co. since May,
1987.  Director of Cincinnati
Bell Inc.                       1988           13,683      .0222

Milton C. Boesel, Jr., 65,
Counsel, Ritter, Robinson,
McReady & James, Attorneys
at Law, Toledo, Ohio,
formerly Ritter, Boesel
& Robinson                      1989           10,158      .0165

Clement L. Buenger, 67,
Director of Fifth Third
and The Fifth Third Bank
since April, 1989.  Retired
Chairman, Fifth Third and
Fifth Third Bank as of
March, 1993.  Retired as
CEO of Fifth Third and The
Fifth Third Bank as of
January, 1991.  Previously
President of Fifth Third
and The Fifth Third Bank.
Director of Cincinnati Gas
& Electric Company.             1971           275,600     .4467

Nolan W. Carson, 69, Partner,
Dinsmore & Shohl, Attorneys
at Law and Counsel to Fifth
Third.                          1982           30,905      .0501

Thomas L. Dahl, 48, Formerly
President of The Drackett
Co., manufacturers of
household cleaning products
from April, 1990 to January,
1993.  Previously Mr. Dahl
was President, Branded Consumer
Products of Weyerhauser
Company since January, 1988.    1991           4,250       .0069

Gerald V. Dirvin, 56,
Director and Executive Vice
President of The Procter
& Gamble Company,
manufacturers of household
and consumer products since
January, 1990.  Formerly Mr.
Dirvin was Senior Vice
President since January,
1989 and previously was a
Group Vice President of
The Procter & Gamble
Company.  Director of
Cintas Corporation.             1989           7,850       .0127

Thomas B. Donnell, 47,
Chairman, The Fifth Third
Bank of Northwestern Ohio,
N.A. (Toledo, Ohio), the
resulting institution from
the November 12, 1991
merger of The Fifth Third
Bank of Northwestern Ohio,
N.A. and The Fifth Third
Bank of Toledo, N.A.
Formerly President and
Chief Executive Officer
of The Fifth Third Bank of
Northwestern Ohio, N.A.         1984           136,660     .2214

Richard T. Farmer, 59,
Chairman, Chief Executive
Officer and Director, Cintas
Corporation, a service
company that designs,
manufactures and implements
corporate identity uniform
programs.  Director of
Safety-Kleen Corp.              1982           27,655      .0448

John D. Geary, 67,
Retired as President,
Midland Enterprises Inc.,
a company engaged in
inland waterway
transportation in June,
1988.                           1977           20,288      .0329

Ivan W. Gorr, 64,
Chairman and Chief
Executive Officer of
Cooper Tire & Rubber
Company, a manufacturer
of tires and rubber
products, since
November, 1989.
Previously Mr. Gorr
was President and
Chief Operating Officer
of Cooper Tire &
Rubber Company.                 1991           4,852       .0079

Joseph H. Head, Jr.,
61, Chairman, Chief
Executive Officer and
Director, Atkins &
Pearce, Inc., manufacturer
of industrial textiles,
since January, 1990.
Previously, Mr. Head was a
partner with Graydon,
Head & Ritchey, Counsel
to The Fifth Third Bank.
Director of Baldwin
Piano & Organ, Co.              1987           44,188      .0716

Joan R. Herschede, 54,
President and Chief
Executive Officer of
The Frank Herschede
Company, retailer of jewelry,
china, crystal and silver.      1991           4,050       .0066

William G. Kagler, 61,
Chairman, Chief Executive
Officer and a Director of
Skyline Chili, Inc., a
restaurant chain and
frozen food product
manufacturer since
November, 1992 and
President of Kagler
and Associates, Inc.,
a consulting firm
serving the food industry.
Previously Mr. Kagler
was President, Chief
Executive Officer and
Director of Skyline
Chili, Inc., since May 1989.
Director of The Union Central
Life Insurance Company, The
Ryland Group, Inc., The
Future Now Inc. and
Advanced Promotion
Technologies, Inc.              1983           14,145      .0229

William J. Keating, 66,
Retired Chairman and
Publisher, The Cincinnati
Enquirer, a regional
newspaper, since March, 1990.
Previously Mr. Keating was
President and Chief
Executive Officer, Detroit
Newspaper Agency.  Director
of The Midland Co.              1980           40,949      .0663

James D. Kiggen, 61,
Chairman, President, Chief
Executive Officer and Director,
Xtek, Inc., manufacturer
of hardened steel parts.
Director of Cincinnati Bell,
Inc. and United States
Playing Card Co.                1982           22,819      .0370

Robert B. Morgan, 59,
President, Chief
Executive Officer and a
Director of Cincinnati
Financial Corporation and
Cincinnati Insurance
Company since April,
1991.  Previously, Mr.
Morgan was President and
Director of Cincinnati
Financial Corporation
and Cincinnati Insurance
Company.                        1986           12,965      .0210

Michael H. Norris, 57,
President and Director,
The Deerfield
Manufacturing Co.,
a fabricator of sheet
metal stampings,
deep drawn parts and
assemblies.  Mr.
Norris is also a
Group Vice President
and Director of the
Ralph J. Stolle Company.        1985           14,587      .0236

Brian H. Rowe, 62,
Chairman, GE Aircraft
Engines, General Electric
Company since September,
1993.  Previously Mr. Rowe
was President and Chief
Executive Officer of GE
Aircraft Engines,
General Electric Company
since August 1991.
Formerly Mr. Rowe was
Senior Vice President
of GE Aircraft Engines,
General Electric Company.       1980           13,789      .0223

George A. Schaefer, Jr., 48,
President and Chief
Executive Officer of Fifth
Third and The Fifth Third
Bank since January, 1991.
Previously Mr. Schaefer was
President and Chief
Operating Officer of
Fifth Third and The Fifth
Third Bank since April, 1989.
Formerly Executive Vice
President of Fifth
Third and The Fifth
Third Bank.                     1988           193,947     .3142

John J. Schiff, Jr., 50,
Chairman and Director,
John J. & Thomas R.
Schiff & Co., Inc., an
insurance agency.  Chairman
and Director of Cincinnati
Financial Corp. and
Cincinnati Insurance Co.
Director of Cincinnati Gas
& Electric Company,
Standard Register Co. and
the Cincinnati Bengals.         1983           65,440      .1060

Stephen Stranahan, 59,
Chairman and President
of Intelco, Inc.
(formerly known as Bay
Enterprises, Inc.), an
industrial air compressor
services and electronic
controls manufacturer.
Director of RPM, Inc.           1989           12,677      .0205

Dennis J. Sullivan, Jr.,
61, Executive Counselor
of Dan Pinger Public
Relations, Inc., an
advertising agency,
since February, 1993.
Formerly Director,
Executive Vice President
and Chief Financial Officer,
Cincinnati Bell, Inc. and
Cincinnati Bell Telephone
Company.  Director of
Community Mutual Insurance
Company, Access Corporation
and The Future Now, Inc.        1984           18,478      .0299

Dudley S. Taft, 53,
President and Director,
Taft Broadcasting Company,
owner and operator
of television broadcasting
stations since October,
1987.  Director of The Union
Central Life Insurance
Company, Cincinnati Gas &
Electric Company, United
States Playing Card Co.,
and The Future Now, Inc.        1981           19,273      .0312

Executive Officers

Neal E. Arnold, 33,
Treasurer of Fifth Third
and Fifth Third Bank since
October, 1990, and Senior
Vice President of Fifth
Third Bank since April,
1993.  Previously Mr.
Arnold was Vice President
of Fifth Third Bank since
October, 1990.  Formerly,
Chief Financial Officer
and Senior Vice President
of First National Bank of
Grand Forks, North Dakota.      ----           2,613       .0042

Michael D. Baker, 43,
Senior Vice President
of Fifth Third since
March, 1993.  Senior
Vice President of Fifth
Third Bank since July, 1987.    ----           44,064      .0714

P. Michael Brumm, 46,
Senior Vice President
and Chief Financial Officer
of Fifth Third and The
Fifth Third Bank since
June, 1990.  Previously,
Mr. Brumm was Treasurer of
Fifth Third since 1985 and
Senior Vice President
of The Fifth Third Bank
since 1987.                     ----           48,418      .0784

Roger W. Dean, 31,
Controller of Fifth Third
and Vice President of
Fifth Third Bank since
June, 1993.  Mr. Dean was
formerly with Deloitte &
Touche, independent public
accountants.                    ----           195         .0003

Michael K. Keating, 38,
Senior Vice President
and General Counsel of
Fifth Third since March,
1993 and Senior Vice
President and Counsel of
The Fifth Third Bank since
November, 1989, and
Secretary of Fifth Third
and The Fifth Third Bank
since January, 1994.
Previously, Mr. Keating
was Vice President,
Counsel and Assistant
Secretary of The Fifth
Third Bank and Counsel
of Fifth Third.  Mr.
Keating is a son of Mr.
William J. Keating,
Director.                       ----           19,351      .0313

George W. Landry, 53,
Executive Vice President
of Fifth Third and The
Fifth Third Bank since
November, 1989.  Previously
Mr. Landry was Group Vice
President of The Fifth
Third Bank.                     ----           86,184      .1396

Robert P. Niehaus, 47,
Senior Vice President
of Fifth Third since
March, 1993, previously
Vice President of Fifth
Third and Senior Vice
President of The Fifth
Third Bank.                     ----           54,437      .0882

Stephen J. Schrantz, 45,
Executive Vice President
of Fifth Third and The
Fifth Third Bank since
November, 1989.  Previously
Mr. Schrantz was Senior
Vice President of The
Fifth Third Bank.
Director, The Frank
Herschede Company.              ----           54,276      .0879

Gerald L. Wissel, 37,
Auditor of Fifth Third
and The Fifth Third Bank
since March, 1990,
and Senior Vice President
of Fifth Third Bank
since November, 1991.
Previously Mr. Wissel
was Vice President of
The Fifth Third Bank
since March 1990.  Mr.
Wissel was formerly
with Deloitte & Touche,
independent public
accountants.                    ----           6,812       .0110

All Directors and
Officers of Fifth Third
as a Group (33 persons)(5)                     1,327,068   2.1496


(1) Unless otherwise indicated, the director or officer has had the same principal occupation for the past five years.

(2) On April 15, 1975, the Board of Directors of The Fifth Third Bank became the Board of Directors of Fifth Third pursuant to an Agreement and Plan of Reorganization under which Fifth Third acquired The Fifth Third Bank. Service on the Board of The Fifth Third Bank prior to April 15, 1975 is reflected in the dates shown above.

(3) As reported to Fifth Third by the persons listed as of the date stated. Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

(4) Messrs. Morgan and Schiff, Jr. are officers and directors of Cincinnati Financial Corporation, and Mr. Barrett is an Officer and Director of The Western-Southern Life Insurance Company, whose holdings of Fifth Third shares with their affiliates are more fully set forth above under the caption "CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD STOCK."

(5) Shares of Fifth Third Common Stock held by The Fifth Third Bank in its fiduciary capacity, as set forth above under the caption
"CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD STOCK," are not included in these totals.

(6) The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of all stock options which are currently exercisable. Specifically the following individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options; Mr. Arnold, 2113; Mr. Baker, 14,063; Mr. Barrett, 7,125; Mr. Boesel, 7,125; Mr. Brumm, 13,813; Mr. Buenger, 1,500;
Mr. Carson, 7,125; Mr. Dahl, 2,500; Mr. Dean, 175; Mr. Dirvin, 7,125; Mr. Donnell, 3,880; Mr. Farmer, 7,125; Mr. Geary, 4,875; Mr.
Gorr, 3,750; Mr. Head, 12,188; Ms. Herschede, 1,500; Mr. Kagler, 1,500; Mr. M. Keating, 12,376; Mr. W. Keating, 1,500; Mr. Kiggen, 12,188; Mr. Landry, 34,250; Mr. Morgan, 12,188; Mr. Niehaus,
13,813; Mr. Norris, 5,639; Mr. Rowe, 9,188; Mr. Schaefer, 85,169;
Mr. Schiff, 3,750; Mr. Schrantz, 29,750; Mr. Stranahan, 7,125; Mr. Sullivan, 1,500; Mr. Taft, 1,500; and Mr. Wissel, 4,288.

/TABLE

                         NATIONAL BANCORP BOARD OF DIRECTORS

       The names and ages of the National Bancorp Board of Directors, their current positions and certain other information, together with their beneficial ownership of National Bancorp Common Stock at December 31, 1993 are as follows:

Name       Age   Principal       Director   Shares         Percent
                 Occupation      Since      Common         of
                                            Stock          Class
                                            Beneficially
                                            Owned at
                                            December 31,
                                            1993(1)

Tracy W.   55     Entrepreneur
 Farmer           with ownership
                  interest
                  including car
                  dealerships,
                  restaurants
                  and shopping
                  centers.       1985       100            100%

John E.    43     Vice Chairman
 Darnell          of National
                  Bancorp, Vice
                  President of
                  NBC and Chief
                  Financial
                  Officer of
                  Farmer
                  Enterprises.   1991       0              0

Todd Smith 38     Controller of
                  NBC.           1985       0              0

Rhonda     43     Trust Officer
 Brown            of NBC and
                  Secretary of
                  National
                  Bancorp and
                  NBC.           1985       0              0

/TABLE

                 BUSINESS OF THE NATIONAL BANCORP OF KENTUCKY, INC.

The National Bancorp of Kentucky, Inc. (NBK) was incorporated on June 12, 1985 and became a bank holding company under the BHC Act upon its acquisition of all of the outstanding capital stock of The National Bank of Cynthiana (NBC) and The First National Bank of Falmouth (FNBF). NBK engages in a wide range of commercial banking activities through both NBC and FNBF (collectively the "Banks").

NBC and FNBF have operated as commercial banks in Cynthiana and Falmouth, Kentucky since 1871 and 1921 respectively. NBC and FNBF engage in a wide range of commercial banking activities, including the acceptance of deposits for checking, savings, and time deposit accounts, making of secured and unsecured loans, rental of safe deposit boxes, financial counseling and trust. NBC and FNBF's lending services include the making of commercial, real estate, installment, agricultural and credit card loans and their operating revenues are derived primarily from interest and fees on domestic real estate, commercial, agricultural, and consumer loans, and on interest on securities of the United States government and agencies, states, and municipalities.

At December 31, 1993, NBC had total assets of $64.7 million, total deposits of $55.5 million, and stockholders equity of $5.9 million.

FNBF had total assets of $31.9 million, total deposits of $28.3 million, and stockholders equity of $3.4 million. NBC's market area includes Harrison County, Kentucky and the surrounding counties. FNBF's market area includes Pendleton County, Kentucky and the surrounding counties. NBC is the second largest of four financial institutions in Harrison County. FNBF is the largest of six financial institutions in Pendleton County.

NBC and FNBF actively compete with other local and regional commercial banks and financial institutions for all types of deposits and loans, and to provide financial and other services. The Bank's competitors are not commercial banks. For example, with respect to certain banking services, the Banks compete with insurance companies, savings and loan associations, credit unions and other financial institutions and private concerns providing financial services such as savings and loan associations, finance companies, credit unions, certain governmental agencies, and with merchants who extend their own credit in selling to consumers and other customers. Many of the banks, financial institutions and other entities with which the Banks compete have capital and resources substantially in excess of the Banks.

NBC has a trust department and at December 31, 1993, it managed trust accounts with a book value of approximately $2.9 million.

NBC's principal office is located at 100 South Main Street in Cynthiana, Kentucky. NBC has one branch located at Route 27 South in Harrison Square, Cynthiana. NBC owns its principal office and leases its branch.

FNBF's principal office is located at 216 Shelby Street in Falmouth, Kentucky. FNBF has two branches, one located on Route 27 North, Falmouth and the other also on Route 27 North in Butler, Kentucky. FNBF owns its principal office and Butler branch and leases its Falmouth branch.

At December 31, 1993, NBC had 29 full-time and five part-time employees. FNBF had 19 full-time and two part-time employees at December 31, 1993. Management considers employee relations to be good. None of the Banks' employees are covered by a collective bargaining agreement.

NBC and FNBF are national banks whose deposits are insured by the Federal Deposit Insurance Corporation, (FDIC). As such, NBC and FNBF are subject to extensive regulation by the Office of the Comptroller of the Currency (OCC). The lending, investments, and other activities are subject to federal and state laws and regulations and requirements of the OCC. The OCC regularly examines the Banks for compliance with federal and state laws, regulations and requirements. NBC and FNBF must file quarterly-basis reports with the OCC providing financial and other information. This supervision is intended for the protection of depositors.

As a registered bank holding company under the BHC Act, NBK is subject to the supervision and examination of the Federal Reserve Board. NBK is subject to extensive federal laws, regulations and other Federal Reserve Board requirements which govern the operations of bank holding companies. The purpose of these extensive laws, regulations and requirements is primarily to encourage a bank holding company to serve as a source of strength for its bank subsidiaries.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE NATIONAL
BANCORP
             OF KENTUCKY'S FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

For purposes of the following discussion, the term "Company" is used to refer to the consolidated financial statements of NBK and the Banks. The Company's service area is economically dependent on agriculture and it has a significant amount of loans directly related to agriculture. In addition, due to the Company's close proximity to other metropolitan areas, it has a significant amount of commercial real estate credits. The Company's net income is most directly related to the quality of its loan portfolio and by the spread between interest earned on assets and interest paid on liabilities. The primary sources of income for the Company are interest income from loans and investments and various service charges, fees and commissions.

In 1992, the Company implemented several strategies to improve asset quality, profitability, and diversification. To accomplish these goals, management sought to improve its penetration in the real estate loan markets, and to continue increased credit analysis and more stringent credit policies.

To enhance profits, management has sought to increase the volume and quality of loans and to reduce overhead. A significant increase in loan volume was generated in the local residential real estate market and in high quality participation loans purchased. This resulted in greater interest and loan fee income. Overhead has been reduced by controlling salaries and benefits and reducing those expenses sensitive to loan quality such as loan loss provisions, legal fees and OREO expense. This has been accomplished through quicker problem loan identification and quicker problem loan resolution.

To improve investment diversification and reduce interest rate risk in a rising rate environment, management reversed the trend of greater dependence on long-term securities in favor of variable rate loans. Pricing strategies played a key role in the success of increasing loan volume.

The purpose of the following discussion is to provide insight into the results of operations and financial condition of the Company for the indicated periods.

                                Results of Operations

                for the years ended December 31, 1993, 1992 and
1991

A summary of the percentage increases and decreases in the components of net income for the last three years is shown in the table below:

                                   Percentage of
                                   Increase (Decrease)

                              1993      1992      1991
                              vs        vs        vs
                              1992      1991      1990

Interest income               (12.25)   (15.47)   (6.14)
Interest expense              (22.52)   (30.80)   (9.16)
Net interest income           ( 1.59)   9.57      ( .75)
Provision for loan loss       (65.16)   (70.00)   162.26
Net interest income after
       provision for loan loss  2.80      34.20     (16.8)
Non-interest income           (12.71)   (45.42)   34.65
Operating expenses            8.55      (21.22)   (26.35)
Net income                    16.76     519.58    141.09


Net Income:

Net income (loss) for 1993 was $1,177,000 (before cumulative effect of change in accounting principles more fully described under "Income Taxes" in 1993), compared with $1,008,000 in 1992 and $(240,000) in 1991.

Net Interest Income and Net Interest Margin:

Interest income decreased steadily through the indicated periods due primarily to decline in interest rates and to a lesser degree to volume and change in earning asset mix. Interest expense has also decreased from 1991 to 1993 due primarily to decline in interest rates.

The difference between interest income and interest expense, or net interest income, is the principal indicator of profitability. it reflects the margin between interest earned on assets and interest incurred on liabilities. From 1991 to 1993, average interest earning assets declined from $95.4 million to $92.7 million, a decrease of $2.7 million or 2.83 percent. During this period, tax equivalent interest income increased $341,000 or 9.82 percent.
This increase reflects the result of an increase in loans, which earn a high rate of interest than other earning assets.


                              For the Year Ended December 31
                              1993      1992      1991
                                (Dollars in Thousands)

Interest income               $ 6,813   $ 7,656   $ 9,058
Tax equivalent adjustment          13        21        34
Interest income
 (fully tax equivalent basis) 6,826     7,677     9,092
Interest expense              3,013     3,889     5,620
Net interest income
 (fully tax equivalent basis) $3,813    $3,788    $3,472
Average interest earning
 assets                       $92,698   $93,530   $95,424
Average interest bearing
 liability                    $79,267   $81,377   $84,292
Net interest margin           4.11%     4.05%     3.64%
Average rate on interest
 earning assets               7.36%     8.21%     9.53%
Average rate on interest
 bearing liabilities          3.80%     4.78%     6.67%
Net interest spread           3.56%     3.43%     2.86%


Non-Interest Income:

The following schedule provides a summary of the Company's non-interest income for the last three years:


                                   For the Year Ended December 31
                              1993      1992      1991
                                   (Dollars in Thousands)

Service charges               $306      $299      $302
Investment gains (losses)     179       251       17
Other Income                  209       292       261

Total non-interest income     $694      $842      $580


Sales and calls of investment securities have generated gains in each of the last three years, and such transactions are the primary reason for fluctuations in non-interest income. Other sources of non-interest income have also fluctuated in the three-year time horizon. Trust fees, which are included in other income, were $90,000 in 1991, $8,000 in 1992 and $48,000 in 1993. In addition, a one-time reimbursement for environmental clean-up of $132,000 is included in other income for the year ended December 31, 1992.

Operating Expenses:

The following schedule provides a summary of the Company's operating expenses for the last three years:


                            For the Year Ended December 31
                              1993      1992      1991
                                   (Dollars in Thousands)

Salaries and benefits         $1,343    $1,336    $1,359
Expenses of premises and
 fixed assets                 362       379       367
Other operating expenses      1,081     1,163     1,926

Total operating expenses      $2,786    $2,878    $3,652


Salaries and benefits and expenses of premises and fixed assets have remained relatively unchanged during the three-year period. Other operating expenses have decreased by 40 percent from 1991 to 1992. In 1991, other operating expenses included $215,000 in expenses related to the settlement of litigation; $250,000 of loss recognized on the sale of other real estate owned; $215,000 in other real estate owned expenses; and $120,000 in legal fees incurred in connection with the above. Other operating expenses declined $81,000 or seven percent from 1992 to 1993 as legal and consulting fees declined by $133,000.

Provision for Loan Losses:

The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect borrower's ability to pay.

The amount of the provision charged to expense was $814,000 in 1991, $244,000 in 1992, and $85,000 in 1993. The increase in loan loss expense in 1991 is directly related to management's strategy to emphasize more stringent credit policies and improve overall asset quality. In 1993, 73 percent of loans charged off were business loans and 27 percent were consumer loans. In 1992, 43 percent of the charged-off loans were agricultural, 30 percent were business, and 26 percent were consumer. In 1991, 72 percent of charged-off loans were business loans, 11 percent were real estate and 16 percent were consumer. See "Allowance for Loan Losses."

Applicable Income Taxes:

The effective tax rates of 30.8 percent if 1993, 32.2 percent in 1992 and (46.4) percent in 1991 differ from the statutory rate as follows:

                                   For the Year Ended December 31
                                   1993      1992      1991
                                   (Dollars in Thousands)

Tax as statutory rates             $552      $505      $(153)
Tax basis of assets over
 book basis                        (7)       (5)       (31)
Tax-exempt interest                (11)      (18)      (31)
Amortization                       (19)      (19)      (19)
Other, principally changes in
 prior year tax estimates          (13)      16        26
                                   $502      $479      $(208)

The Company adopted FAS 109 in 1993. The cumulative affect of the change in accounting for income taxes was a benefit of $17,000.

                                 Financial Condition
                       as of December 31, 1993, 1992 and 1991

Investment Portfolio:

The composition of the Company's investment portfolio at book value is as follows. A significant portion of the portfolio is comprised of mortgage-related securities. These securities differ from traditional debt securities in that they have uncertain maturity dates and are priced based upon estimated prepayment rates of the underlying mortgages. Management has estimated the average life of these securities to be three to four years.

The continued decrease in the overall portfolio is a result of management's plans to increase the loan portfolio and the prepayment of mortgage-backed securities.


                              December 31
                              1993      1992      1991
                              (Dollars in Thousands)

U.S. Treasury                 $ 6,161   $ 8,279   $ 7,152
U.S. Government agencies      6,984     12,046    11,644
States and political
 subdivisions                 400       636       827
Agency mortgage-backed
 securities                   20,742    23,694    28,059
Other mortgage-backed
 securities                   183       279       660
                              $34,470   $44,934   $48,342


The maturity distribution of the securities portfolio at book value on December 31, 1993 and the related average yield follows. Yields on the municipal portfolio are on a tax-equivalent basis. Yields on mortgage-backed securities consider the estimated prepayments. All U.S. Government Agency securities are floating-rate investments.


                                                        Maturities
In Years

                                    Under One     One-Five
Six-Ten
                            Amount     Yield   Amount  Yield
Amount  Yield   Total Yield



    U.S. Treasury                              $4,114   6.67%
$2,042   5.88% $6,158  4.40%

    U.S. Government Agency                      2,984   3.44%
4,000   5.00%  6,984  4.32%

    States and Political       100      9.09%     300   9.08%
              400  9.09%
     Subdivisions

    Mortgage-backed                            20,928   6.79%
           20,928  6.79%
     Securities

    Total                      100             28,328
6,042         34,470

/TABLE

The Company adopted FAS 115 "Accounting for Debt and Equity Securities" effective January 1, 1994. Investment securities with a book value of approximately $18,286,000 were classified as "available-for-sale". All other securities were classified as "hold-to-maturity". Had FAS 115 been implemented on December 31, 1993, investment securities would have been increased by approximately $532,000, other assets would have been reduced by $181,000 and stockholders' equity would have been increased by $351,000. Implementation of FAS 115 at December 31, 1993 would not have a significant impact on the results of the operations.

Loan Portfolio:

The following table shows the composition of the Company's loan portfolio:

                                   December 31
                              1993      1992      1991
                                   (Dollars in Thousands)

Business                      $ 3,934   $ 4,071   $ 5,121
Agricultural                  8,742     7,329     7,456
Commercial real estate        19,177    15,167    18,171
Residential real estate       14,424    10,581    8,117
Consumer                      4,094     3,826     6,155
Total loans                   $50,371   $40,974   $45,020


As noted above, the loan portfolio declined from 1991 to 1992. A significant portion of this decline came in the consumer lending area. Consumer loans totaling approximately $1,318,000 at December 31, 1991 were sold in 1992 as a result of discussions with the Office of the Comptroller of the Currency. Other reductions in the consumer portfolio are the result of a soft loan demand and competition for consumer credits.

The most significant increase in the loan portfolio in 1993 was commercial and residential real estate mortgages. Such loans increased 29.4 percent from 1992 to 1993. This increase reflects management's decision to initiate an adjustable-rate mortgage program, increased loan demand, and to aggressively market its real estate lending.

The following table demonstrates the percentage of loans in each category to total outstanding loans.

                                   December 31,
                              1993      1992      1991
                                   (Dollars in Thousands)

Business                      7.81%     9.93%     11.37%
Agricultural                  17.35%    17.88%    16.56%
Commercial real estate        38.07%    37.01%    40.36%
Residential real estate       28.63%    25.82%    18.03%
Consumer                      8.14%     9.36%     13.68%
Total loans                   100.00%   100.00%   100.00%


Agriculture plays a significant role in the economy of the Company's service area. Agricultural credits above include loans secured by farmlands and loans to finance agricultural production. Management is cognizant of the current agricultural economy and continuously monitors and evaluates such credits. None of the Company's loans are foreign loans.

Maturity Distribution of Loans:

The following table shows the maturity distribution of the Company's business, agriculture and real estate loans that were outstanding on December 31, 1993.


                         Through   One-Five  Over Five
                         One Year  Years     Years

                        (Dollars in Thousands)

Business                 $2,659    $1,850    $155
Agricultural             4,287     837       3,618
Real estate              8,627     6,417     18,573
Total                    $15,573   $9,104    $22,346


Interest Sensitivity:

The following table shows the maturity distribution of the Company's business, agricultural and real estate loans that were outstanding on December 31, 1993. In this table, loans are grouped as either fixed rate loans or floating rate loans.


                              One-Five       Over Five
                              Years          Years

                              (Dollars in Thousands)

Fixed rate loans              $8,056         $7,975
Floating rate loans           1,048          14,371
Total                         $9,104         $22,346


All loans are categorized in both tables above according to the time they are due based on contract terms.

Provision and Allowance for Loan Losses:

The Company provides as an expense an amount which reflects expected credit losses. The provision is based upon management's evaluation of the outstanding credits, growth in the loan portfolio and prior loan loss experience. A detailed analysis of the Company's allowance for loan losses is shown below:

                                   December 31,
                                   1993      1992      1991
                                   (Dollars in Thousands)

Balance at beginning of period     $630      $917      $468
Amounts charged off:
    Business                       107       174       276
    Agricultural                   2         255       0
    Commercial real estate         0         0         10
    Residential real estate        0         6         42
    Consumer                       37        154       58
Total loans charged off            $146      $589      $386

Recoveries on amounts
 previously charged off:
    Business                       $20       $18       $7
    Agricultural                   0         0         0
    Commercial real estate         6         0         0
    Residential real estate        5         4         6
    Consumer                       65        36        8
Total recoveries                   96        58        21

Net chargeoffs                     50        531       365
Provision charged (added)
  to operations                    85        244       814
Balance at end of period           $665      $630      $917


The following table provides an allocation of the allowance for loan losses for the periods indicated. The allocation represents the amount deemed to be reasonably necessary to provide for the possibility of losses in each category and is based upon the level of non-performing loans in each category:


                                             December 31,
                                   1993      1992      1991
                                        (Dollars in Thousands)

Business                           $187      $107      $356
Agricultural                       308       324       391
Commercial real estate             119       142       104
Residential real estate            12        0         6
Consumer                           39        57        60
Total loans                        $665      $630      $917



The ratio of loans in each category to total outstanding loans is as follows:


                                         December 31,
                                   1993      1992      1991
                                      (Dollars in Thousands)


Business                           28.12%    16.98%    38.82%
Agricultural                       46.31%    51.42%    42.63%
Commercial real estate             17.89     22.54%    11.34%
Residential real estate            1.80%     .65%
Consumer                           5.88%     9.06%     6.56%
                                   100.00%   100.00%   100.00%


The table below presents historical statistics of the Company regarding loans (net of unearned discount), net charge-offs and the allowance for loan losses.


                                      December 31,
                                   1993      1992      1991
                                     (Dollars in Thousands)

Balances:
     Average total loans           $46,068   $41,298   $47,224
     Total loans                   $50,371   $40,974   $45,020
     Net charge-offs               $50       $531      $365
     Allowance for loan losses     $665      $630      $917
     Provision for loan losses     $85       $244      $814

Asset quality ratios:
     Net charge-offs to:
          Average total loans      0.11%     1.29%     0.77%
          Total loans              0.10%     1.30%     0.81%
          Allowance for loan
           losses                  7.52%     84.29%    39.80%

Allowance for loan losses to:
     Average total loans           1.44%     1.53%     1.94%
     Total loans                   1.32%     1.54%     2.04%

Provision for loan losses to:      0.18%     0.59%     1.72%
     Average total loans


Under-Performing Assets:

Under-performing assets consist of:

       (1) nonaccrual loans on which the ultimate collectibility of the amount of interest is uncertain,
       (2) loans which have been renegotiated to provide for a reduction or deferral of interest or principal because of
             a deterioration in the financial position of the borrower,
       (3) loans and leases past due ninety days or more as to principal or interest;
       (4)   other real estate owned.

The following table summarizes nonaccrual loans and the related reduction in interest income:


                                   December 31,
                              1993      1992      1991
                                   (Dollars in Thousands)

Nonaccrual loans              $208      $545      $129
Loans 90 days past due
 and accruing                 12        43        312
Restructured loans            106       1,016     1,870
Other real estate             224       1,404     1,142
Total under-performing assets $550      $3,008    $3,453

Interest income that would
have been recorded if
nonaccrual loans and
restructured loans
were on a current basis in
accordance with their
original terms                $19       $63       $50


The accrual of interest income is generally discontinued when a loan becomes ninety days past due as to principal or interest.
When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in the prior year is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest. Generally, any payment received on non-accruing loans is applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.



                              December 31,

                              1993      1992      1991

Nonperforming assets as a
 percentage of total loans
 and other real estate        1.09%     7.09%     7.48%
Nonperforming assets as a
 percentage of total
 assets                       0.57%     3.06%     3.42%


Deposits:

The following is a distribution of average deposits with average rates of interest:









December 31,

                                             1993
1992                 1991
    Non-Interest Bearing DDA               $9,813     0.00%
$10,227     0.00%     $9,750     0.00%

    Interest Bearing Transaction Account   19,640     2.58%
18,201     3.18%     14,915     4.82%

    NNDA and Savings                        8,037     2.85%
7,602     3.41%      6,868     5.04%

    Certificates of Deposit                44,609     4.38%
49,622     5.35%     54,598     7.24%


    Total Deposits                        $82,099     3.28%
$85,652     4.08%    $86,131     5.82%

/TABLE

At December 31, 1993, time deposits issued in the amount of $100,000 or more totaled $4,568,000. A maturity distribution of such deposits follows:

       Three months or less          $1,025,000
       Three through twelve months   2,600,000
       Over twelve months               943,000

                                     $4,568,000

Short-Term Borrowings:

Securities sold under repurchase agreements and federal funds purchased mature in varying amounts generally within a twelve-month period. The following table shows information relating to federal funds purchased and securities sold under repurchase agreements.


                                   December 31,
                              1993      1992      1991
                                   (Dollars in Thousands)

Amounts outstanding           $2,721    $2,890    $4,763
Weighted average
  interest rate               3.14%     3.85%     6.85%
Maximum amount outstanding
 at any month-end during
 period                       $4,771    $3,541    $5,526
Average amount outstanding
 during period                $3,044    $3,333    $4,801
Weighted average interest
 rate during the period       4.53%     4.74%     7.03%


Other short-term borrowings include notes payable due annually to an unrelated bank. The following table shows information relating to this borrowing.


                                   December 31,
                              1993      1992      1991
                                   (Dollars in Thousands)

Amounts outstanding           $2.402    $2,452    $2,257
Weighted average
 interest rate                6.00%     6.00%     8.50%
Maximum amount outstanding
 at any month-end during
 period                       $2,752    $2,752    $2,316
Average amount outstanding
 during period                $2,664    $2,380    $2,271
Weighted average interest
 rate during the period       6.00%     6.60%     8.19%


Capital Resources:

The Company's total capital at December 31, 1993 was $5,005,000 compared to $3,866,000 at December 31, 1992, an increase of $1,139,000 or 29.5 percent. This increase in capital resulted from the retention of earnings.

The Federal Reserve Board requires bank holding companies maintain a minimum leverage ratio of 3.00 percent. The leverage ratio is defined as stockholder's equity less unrealized gains on sale of securities, goodwill and certain other intangibles divided by average quarterly assets. The Company's leverage ratio was 5.15 percent at December 31, 1993 and 3.96 percent at December 31, 1992.

The Federal Reserve Board has adopted risk-based capital guidelines which assign risk weightings to assets and off balance sheet items.

Tier 1 capital consists of common shareholders equity and Tier 2 capital consists of the allowance for loan losses. Under the final 1992 rules, all banks are required to have Tier 1 capital of 4.00 percent of risk-weighted assets and a minimum total capital of 8.00 percent of risk-weighted assets.

The table below illustrates the Company's regulatory capital ratios computed using the final 1992 rules:

                              December 31,
                              1993      1992      1991
                              (Dollars in Thousands)

Tier 1 Capital                $ 5,005   $ 3,866   $ 2,857
Tier 2 Capital                    615       630       625
Total qualifying capital      $ 5,620   $ 4,496   $ 3,482
Risk adjusted total
 assets                       $49,166   $52,361   $50,054
Tier 1 risk-based capital
 ratio                        10.17%    7.38%     5.71%
Total risk-based capital
 ratio                        11.43%    8.58%     6.96%



Each of the Banks' capital ratios exceed minimum requirements of the Office of the Comptroller of the Currency as calculated under the 1992 rules.

Liquidity and Interest Rate Sensitivity:

The objective of the Company's asset/liability management is to maintain consistent growth in net interest income. This objective is accomplished through flexible management of the Company's balance sheet liquidity and interest rate exposure due to changes in economic conditions and interest rate levels.

The goal of liquidity management is to provide adequate funds to meet changes in loan demand and to fund withdrawal of deposits.

At December 31, 1993, the Company had approximately $7,700,000 of federal funds sold compared to $6,725,000 at December 31, 1992. At December 31, 1993, the Company had $7,289,000 in certificates of deposit of $100,000 or more and other repurchase agreements compared to $8,862,000 at December 31, 1992. Average deposits other than certificates greater than $100,000 and other repurchase agreements were approximately 70 percent of average earning assets.

The table which follows reflects the Company's interest rate sensitivity for the year ended December 31, 1993. Increasing interest rates would result in a lower net interest income within the twelve-month time period. Decreasing rates would result in higher net interest income within the twelve-month time period.




         (In Thousands)
                                                  0-3 Months
3-12 Months   1-5 Years  Over 5 Years       Total
    Earning Assets:
         Investments                                 $16,165
  $4,543     $19,462        $2,000     $42,170
         Total Loans                                  17,690
  21,316       7,824         3,414      50,514

    Total Earning Assets                             $34,125
 $25,859     $27,286        $5,414     $92,684

    Interest Bearing Liabilities:
         Interest Bearing Deposits and Other L       $45,631
 $21,200      $8,686                   $75,517
         Short-term Borrowing
   2,402                                 2,402

    Total Liabilities                                $45,631
 $23,602      $8,686                   $77,919

    Discrete Gap                                    ($11,506)
  $2,257     $18,600        $5,414     $14,765

    Cumulative Gap
 ($9,249)     $9,351       $14,765

/TABLE

The following table presents various financial ratios for the
Company:

                                        December 31,
                                   1993      1992      1991

Profitability Ratios:
  Rate of return on:               1.23%     1.06%     (.25)%
    Average earning assets         1.18%     1.03%     (.25)%
    Average total assets           25.03%    27.74%    (2.89)%
    Average stockholders' equity

Capital Ratios:
  Average stockholders' equity to
    average earnings' assets       4.91%     3.88%     3.22%
  Average stockholders' equity to
    average total assets           4.74%     3.75%     3.01%

Dividend Payout Ratio              0         0         (13.68)%


Distribution of Assets, Liabilities and Stockholders' Equity:

The tables captioned "Average Balances and Interest Rates" show, for each major category of interest earning assets and interest bearing liabilities, the average amount outstanding, the interest earned or paid on such amount and the average rate earned or paid for each of the years in the three-year period ended December 31, 1993. The tables also show the average rate earned on all interest earning assets, the average rate paid on all interest bearing liabilities, and the net interest margin (net interest income divided by total average interest earning assets) for each of the years in the three-year period ended December 31, 1993.

Average balances are full-year daily averages balances. Nonaccrual loans outstanding were included in calculating the rate earned on loans. Total interest income includes the effects of tax equivalent adjustments using tax rates of 34 percent.

                                                       For the
Years Ended December 31,
                                     1993
     1992                              1991
                            ---------------------------
- ----------------------------       ---------------------------
                            Average           Average
Average              Average       Average             Average
                            Balance  Interest Rate
Balance  Interest   Rate          Balance  Interest   Rate
    Earning Assets:
     U.S. Treasury and       $44,183   $2,974     6.73%
$48,410   $3,734     7.71%        $42,966   $3,849     8.96%
      U.S. Govt Agency
     Obligations of States       403       37     9.18%
 781       62     7.94%          1,257      108     8.59%
      and Political
      Subdivisions
     Other Investments           265       23     8.68%
 417       37     8.87%            795       67     8.43%
     Federal Funds Sold        1,779       52     2.92%
2,624       90     3.43%          3,182      151     4.75%
     Total Loans              46,068    3,740     8.12%
41,298    3,753     9.09%         47,224    4,918    10.41%

    Total Earning Assets     $92,698   $6,826     7.36%
$93,530   $7,676     8.21%        $95,424   $9,093     9.53%

    Less Allowance for          (555)
(660)                             (656)
      Loan Losses

    Non-Earning Assets:
     Cash and Due From         1,994
2,676                             3,098
      Banks
     Bank Premises and           645
 749                               831
      Equipment
     Other Assets              1,192
1,486                             1,646

    Total Assets             $95,974
$97,781                          $100,343


                                                           For the
Years Ended December 31,
                                             1993
            1992                           1991
                               ----------------------------
- -----------------------------     --------------------------
                                Average           Average
Average             Average       Average            Average
                                Balance Interest  Rate
Balance   Interest  Rate         Balance  Interest  Rate

     LIABILITIES AND
      STOCKHOLDERS' EQUITY
     Interest Bearing
     Liabilities
     Transaction Accts.       $19,640   $507     2.58%
$18,201      $579     3.18%      $14,915    $719     4.82%
        Money Market Deposit   8,037     229      2.85%       7,602
      259      3.41%      6,868      346     5.04%
        Accounts
       Certificates of        44,609    1,954    4.38%       49,622
     2,655     5.35%     54,598     3,957     7.24%
        Deposit and Other
        Time Deposits
       Federal Funds Purch.   4,038      139     3.44%        3,088
     156      5.05%      4,069       281     6.91%
        and Securities Sold
        Under Repurchase
        Agreements
      Other Borrowed Money    2,943      184     6.25%        2,824
     240      8.50%      3,842       317     8.25%

     Total Interest Bearing   $79,267    $3,013  3.80%
$81,337    $3,889     4.78%      $84,292     $5,620  7.67%
      Liabilities

     Non-Interest Bearing     9,813
10,227                          9,750
      Liabilities

     Other Liabilities        2,344
2,584                          3,254

     Stockholders' Equity     4,550
3,633                          3,047

     Total Liabilities and    $95,974
$97,781                       $100,343
     Stockholders' Equity

     Net Interest Income                  $3,813
         $3,787                         $3,473

     Net Interest Spread                           3.56%
                  3.43%                          2.86%

     Net Interest Margin                           4.11%
                  4.05%                          3.64%

Interest Differential:

The changes in interest income and interest expense resulting from changes in volume and changes in rate for the years ended December 31, 1993 and 1992 are shown below. The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each. Total interest income includes the effects of tax equivalent adjustments using tax rates of 34 percent.

                                        1993 Over/Under 1992
         1992 Over/Under 19
                                          Increase/Decrease
           Increase/Decrease
                                            Due to:
          Due to:
                               ---------------------------
       --------------------

                               Total Net
Total Net
                                 Change     Rate   Volume
  Change     Rate   Volume


     Increase/Decrease In:
     Interest Income:
      U.S. Treasury & U.S.        ($760)   ($433)   ($327)
   ($115)   ($604)    $489
       Government Agencies
      Obligations of State &        (25)       5      (30)
     (46)      (5)     (41)
       Political Subdivisions
      Other Investments             (14)      (1)     (13)
     (30)      (5)     (25)
      Federal Funds Sold            (30)      (4)     (29)
     (61)     (35)     (26)
      Total Loans                   (13)    (448)     435
  (1,165)    (546)    (619)
     Total                        ($850)   ($886)     $36
 ($1,417) ($1,195)   ($222)

     Interest Expense:
      Interest Bearing             ($72)   ($118)     $46
   ($140)   ($298)    $158
       Transaction Accounts
      Money Market Deposit          (30)     (45)      15
     (87)    (124)      37
       Accounts
      Certificates of Deposit      (701)    (432)    (269)
  (1,302)    (938)    (364)
       and Other Time Deposits
      Federal Funds Purchased
       & Securities Sold Under
       Repurchase Agreements        (17)     (65)      48
    (125)     (57)     (68)

     Other Borrowed Money           (56)     (66)      10
     (77)       7      (84)
     Total                        ($876)   ($726)   ($150)
 ($1,731) ($1,410)   ($321)

     Increase/Decrease in           $26    ($160)    $186
    $314     $215      $99
      Interest Differential
/TABLE

                                    LEGAL MATTERS

       Dinsmore & Shohl, Cincinnati, Ohio, counsel for Fifth Third, has rendered its opinion that the shares of Fifth Third Common Stock to be issued to the stockholders of National Bancorp in connection with the Merger have been duly authorized and, if issued pursuant to the Affiliation Agreement and Merger Agreement, will be validly issued, fully paid and non-assessable under the current laws of the State of Ohio. Such firm will also render its opinion with respect to certain federal income tax consequences of the Merger to Fifth Third, National Bancorp and the stockholder of National Bancorp.

       Nolan W. Carson, a partner in Dinsmore & Shohl, is a
Director
of Fifth Third.  As of January 31, 1994, partners of Dinsmore &
Shohl and attorneys employed by such firm beneficially owned 27,154 shares of Fifth Third Common Stock.

                                       EXPERTS

       The financial statements incorporated in this prospectus by reference from Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for debt and equity securities) and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The consolidated financial statements of National Bancorp appearing in the 1993 Annual Report to Stockholders for the year ended December 31, 1993 have been audited by Clines & Satterly, P.S.C., independent certified public accountants, whose report is also incorporated by reference herein. Such financial statements have been incorporated herein in reliance upon such reports and upon the authority of said firms as experts in accounting and auditing.

                                    OTHER MATTERS

       The Board of Directors of National Bancorp knows of no other matters which may come before the Special Meeting. However, if any matters other than those set forth in the notice should be properly presented for action, including any adjournment of the Special Meeting, such matters will be handled in accordance with applicable legal requirements.

                   INDEPENDENT AUDITORS' REPORT



Board of Directors
The National Bancorp of Kentucky, Inc.
Lexington, Kentucky

We have audited the accompanying consolidated balance sheets of The National Bancorp of Kentucky, Inc. and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibili-ty of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The National Bancorp of Kentucky, Inc. and Subsidiaries as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/S/ Clines & Satterly, P.S.C.


Lexington, Kentucky
February 15, 1994
             THE NATIONAL BANCORP OF KENTUCKY, INC.

                   CONSOLIDATED BALANCE SHEETS

                   December 31, 1993 and 1992
                        _______________


ASSETS                                 1993            1992

Cash and due from banks (Note 2)       $ 2,345,999     $ 2,615,516

Federal funds sold                     7,700,000       6,725,000

Investment securities, approximate
     market value of $35,491,415
     (1992, $46,180,430)
     (Notes 1 and 3)                   34,470,319      44,933,476

Loans, less allowance for loan losses
     of $664,809 (1992, $630,468)
     Notes 1, 4, and 12)               49,707,068      40,343,583

Interest receivable                    851,843         1,109,023

Office buildings and equipment,
     net (Notes 1, 5, and 13)          574,682         715,133

Other assets (Note 6)                  634,658         1,756,868
                                       ___________     ___________

                                       $96,284,569     $98,198,599



          See notes to consolidated financial statements.


LIABILITIES AND                        1993            1992
STOCKHOLDERS' EQUITY
Liabilities:
     Deposits:
          Demand                       $10,899,348     $10,668,099
          NOW accounts                 19,829,170      20,309,372
          Money market accounts        4,738,115       2,730,867
          Savings accounts             5,343,323       4,933,317
          Time, over $100,000 (Note 7) 4,568,220       6,110,495
          Time, other                  38,317,436      41,027,164

                                       ------------    -----------
                                       83,695,612      85,779,314


Securities sold under repurchase
     agreements (Note 8)               2,721,064       2,890,400

Notes payable (Note 9)                 2,402,159       2,752,159

Accrued interest and other
     liabilities                       482,371         769,954

Capital lease obligation (Note 13)     214,356         321,951

Excess of net assets acquired over
     cost (Note 1)                     1,763,494       1,818,877
                                       ----------      ----------

     Total liabilities                 91,279,056      94,332,655

Commitments and contingent
     liabilities (Notes 11 and 13)

Stockholders' equity: (Notes 9 and 15)
     Preferred stock, nonvoting,
          $1,000 par value,
          100 shares authorized;
          23 shares outstanding        23,000          23,000
     Common stock, no par value,
          2,000 shares authorized;
          100 shares outstanding       1,426,336       1,426,336

     Retained earnings                 3,556,177       2,416,608

          Total stockholders' equity   5,005,513       3,865,944

                                       $96,284,569     $98,198,599

            CONSOLIDATED STATEMENTS OF OPERATIONS

        for the years ended December 31, 1993 and 1992

                          __________

                                         1993          1992
Interest income:
     Interest and fees on loans          $3,740,003    $3,752,535
     Interest on investment securities:
          U.S. Government and agency
               securities                2,974,573     3,734,834
          State and municipal securities 24,033        41,211
          Other securities               23,719        36,780
     Interest on Federal funds sold      52,054        90,642
                                         6,814,382     7,656,002
Interest expense:
     Interest on deposits                2,689,871     3,490,499
     Interest on securities sold under
          agreements to repurchase       137,846       157,512
     Interest on computer lease          26,307        35,908
     Interest on notes payable           159,337       157,141
     Interest on subordinated notes
          payable                                      47,749
                                         3,013,361     3,888,809


          Net interest income            3,801,021     3,767,193

Provision for loan losses
     (Notes 1, 4, and 9)                 85,000        244,460

          Net interest income after
               provision for loan losses 3,716,021     3,522,733

Other income:
     Amortization                        57,354        57,354
     Fees, commissions and other
          income (Note 17)               105,082       226,336
     Service charges                     304,576       299,041
     Trust department                    47,910        8,489
     Securities gains                    179,054       250,702
                                         693,976       841,922

Other expenses:
     Salaries                            1,135,764     1,105,444
     Employee benefits                   206,674       230,825
     Furniture, fixtures and occupancy
          (Notes 5 and 12)               362,140       379,323
     Other operating expenses            1,080,995     1,162,320
                                         2,785,573     2,877,912

      Net income before taxes           $1,624,424     $1,486,743

      Applicable income taxes
      (Notes 1 and 10)                   501,598        478,683

       Net income before cumulative
       effect of change in accounting
        for income taxes                 1,122,826      1,008,060

       Cumulative effect (benefit) of change
       in accounting for income taxes
       (Note 10)                         (16,743)

                                        $1,139,569     $1,008,060


          See notes to consolidated financial statements.


    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

         for the years ended December 31, 1993 and 1992
                           __________


                         Stock
               Preferred        Common            Retained
               Shs  Par       Shs  Amount         Earnings
Total

Balance,
 December 31,
 1991          23    $23,000  100  $1,426,336     $1,408,548
$2,857,884

Net income     __   _______   ___  __________      1,008,060
1,008,060

Balance,
 December 31,
 1992          23    23,000   100   1,426,336      2,416,608
3,865,944

Net income     __   _______   ___  __________      1,139,569
1,139,569

Balance,
 December 31,
 1993          23   $23,000   100  $1,426,336     $3,556,177
$5,005,513

          See notes to consolidated financial statements.

            CONSOLIDATED STATEMENTS OF CASH FLOWS

       for the years ended December 31, 1993 and 1992
                          __________


                                          1993           1992

Cash flows from operating activities:
     Interest received                  $ 7,402,536  $  8,177,659
     Fees and commissions received          539,324       649,085
     Interest paid                      (3,125,015)  ( 4,144,593)
     Cash paid to suppliers and
            employees                     (2,610,577)  ( 2,876,285)
     Litigation claims paid                              (65,000)
     Income taxes paid                     (579,850)    (248,000)

        Net cash provided by
               operating activities        1,626,418    1,492,866

Cash flows from investing activities:
     Proceeds from sale of other real
          estate                              37,500
     Proceeds from sales and maturities
          of investments securities       22,394,875   22,488,620
     Loans made to customers and
          principal collected, net       (8,329,349)    3,837,544
     Capital expenditures                   (38,507)    (103,597)
     Purchase of investment
     securities                          (12,134,775)  (19,679,347)
     Purchase FHLB stock                   (130,300)

          Net cash provided by
               investing activities        1,799,444     6,543,220

Cash flows from financing activities:
     Net increase in demand deposits,
          NOW, money market and
          savings accounts                 2,158,556     4,856,555
     Net requirements from securities
          sold under repurchase
          agreements                       (169,336)     (617,004)
     Net requirements from sales of
          certificates of deposit and
          payments for maturing
          certificates                    (4,252,004)   (7,359,640)
     Principal payment capital lease
          obligation                        (107,595)      (98,047)
     Proceeds, notes payable bank                          745,267
     Principal payments on notes
       payable and subordinated notes       (350,000)     (989,695)

          Net cash used by financing
             activities                   (2,720,379)   (3,462,564)

     Net increase in cash and
          cash equivalents                   705,483     4,573,522

     Cash and cash equivalents,
          beginning of year                9,340,516     4,766,994

     Cash and cash equivalents,
          end of year                    $10,045,999   $ 9,340,516



          See notes to consolidated financial statements.

              CONSOLIDATED STATEMENTS OF CASH FLOWS

          for the years ended December 31, 1993 and 1992
                            __________



                                             1993          1992

Reconciliation of net income to cash
  provided by operating activities:

  Net income                             $ 1,139,569   $ 1,008,060

  Adjustments to reconcile net income
    to cash provided by operating
    activities:
      Depreciation and amortization         454,643        459,416
      Provision for losses on other
        real estate                          59,500        (51,960)
      Provision for possible loan
        losses                               85,000        244,460
      Gain on sale of investments          (179,054)      (250,702)
      Provision for deferred taxes           49,255         78,910
      Decrease in interest receivable       257,176        204,015
      Decrease (increase) in other
       assets                               182,460        (77,956)
      Decrease in interest payable
        and accrued expenses               (422,131)      (139,428)
      Loss on sale of other real
        estate and assets                                    3,146
      Provision for losses on
        repossessions                                       14,905

        Net cash provided by
          operating activities          $ 1,626,418    $ 1,492,866

Schedule of cash and cash equivalents:
  Cash and due from banks               $ 2,345,999    $ 2,615,516
  Federal funds sold                      7,700,000      6,725,000

                                        $10,045,999    $ 9,340,516


          See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of Significant Accounting and Reporting Policies:

The accounting and reporting policies of The National Bancorp of Kentucky, Inc. (Company) and its subsidiaries conform to generally accepted accounting principles and prevailing practices within the banking industry. The Company carries its assets and liabilities principally on the historical cost basis and follows the accrual basis of accounting.


       Basis of Presentation:

The consolidated financial statements include the accounts of The
National Bancorp of Kentucky, Inc. and its wholly-owned subsidiaries: The National Bank of Cynthiana (Bank) and The First National Bank of Falmouth (Bank). All significant intercompany balances and transactions have been eliminated.

The excess of net assets acquired over cost, negative goodwill, has been reduced by $793,823 which is the amount of noncurrent assets at subsidiary acquisition date. The remaining amount of $2,210,446 is being amortized by the straight-line method over forty years.

Assets held in an agency or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying financial statements.

Investment Securities:

Investment securities are those which management has the intent and ability to hold to maturity. Investment securities are stated at cost adjusted for the accretion of discounts and amortization of premiums computed by the effective-yield method. Gains and losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities on the trade date using the specific-identification method.

Loans and Allowance for Loan Losses:

Loans are stated at the amount of unpaid principal reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the sum-of-the-years-digits method. Interest on other loans is calculated by using the simple-interest method on daily balances of the principal amount outstanding.

The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible based on prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect borrower's ability to pay. Accrual on interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.


     Depreciation

Office buildings and equipment are stated at cost as adjusted for the excess of net assets acquired over cost, negative goodwill, less accumulated depreciation computed on the straightline and declining-balance methods over the estimated useful lives of the assets.


     Other Real Estate Owned

Real estate acquired in settlement of loans is carried at the lower of cost or estimated fair market value; costs relating to holding these assets are expensed as incurred.

     Income Taxes

The Company and its wholly-owned subsidiaries file a consolidated federal income tax return. A charge or credit is made by the Parent equivalent to the federal income taxes which would be provided if the Banks were filing separate returns.

The Company adopted Statement of Financial Accounting Standards No. 109 prospectively in 1993. In accordance with this Statement, deferred federal income taxes are provided on certain transactions which are reported for financial statement purposes in different years than for income tax purposes, utilizing the liability method.

The tax provision for December 31, 1992 is computed in accordance with APB No. 11.

     Off Balance Sheet Financial Instruments:

In the ordinary course of business the Banks have entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

2.   Restriction on Cash and Due from Banks:

Bank regulatory authorities require the Banks to maintain average reserve balances relating to customer deposits. At December 31, 1993 those reserve balances were approximately $766,000.

3.   Investment Securities:

Carrying amounts and approximate market values of investment securities are summarized as follows:

                         Carrying          Unrealized
Unrealized         Market
                          Amount             Gains
Losses           Value
December 31, 1993:
U.S. Treasury          $ 6,161,051        $  274,573
          $ 6,435,624
Government agency       27,726,361           761,515        $
(33,851)        28,454,025
State and municipal
  securities               400,336             7,943
(726)           407,553
Other securities           182,571            11,642
              194,213
                       $34,470,319        $1,055,673        $
(34,577)       $35,491,415


                         Carrying          Unrealized
Unrealized         Market
                          Amount             Gains
Losses           Value

December 31, 1992:
U.S. Treasury          $ 8,279,113        $  236,502
          $ 8,515,615
Government agency       35,739,361         1,000,146        $ (
7,485)        36,732,022
State and municipal
  securities               635,649            10,160
              645,809
Other securities           279,353             7,631
              286,984
                       $44,933,476        $1,254,439        $ (
7,485)       $46,180,430


Assets, principally securities, carried at approximately
$13,649,000 at December 31, 1993 and $16,374,000 at December 31,
1992 were pledged to secure public deposits and for other purposes required or permitted by law.

/TABLE

       Gross realized gains and losses on sales of securities were:




                                            1993            1992

          Gross realized  gains:
            U.S. Treasury                 $179,054       $ 39,586
            Government agency securities                  211,116
                                          $179,054       $250,702


The contractual maturities of investment securities at December 31, 1993 are presented below. Expected maturities will differ from contractual maturities because the issuers have the right to call or prepay obligations with or without call or prepayment penalties.



                                       Carrying        Market
                                          Amount          Value

         Due in one year or less      $    100,024     $    99,298
         Due from one to five years      7,401,003       7,594,504
         Due from five to ten years      6,042,530       6,114,275
                                        13,543,557      13,808,077
         Mortgaged backed securities    20,926,762      21,683,338
                                      $ 34,470,319     $35,491,415


4.     Loans:

     Major classifications of loans are as follows:



                                              December 31,
                                          1993            1992

          Real estate                 $39,618,733     $31,343,020
          Commercial                    8,580,138       7,510,418
          Installment                   2,278,570       2,324,265
          Other                           142,503          65,722
                                       50,619,944      41,243,425
          Unearned discount              (248,067)       (269,374)
                                       50,371,877      40,974,051
          Allowance for loan losses      (664,809)       (630,468)
          Loans, net                  $49,707,068     $40,343,583


Nonaccrual and renegotiated loans at December 31, 1993 and 1992 were approximately $313,000 and $51,467,000, respectively.

At December 31, 1993, there were no commitments to lend additional funds to borrowers whose loans were classified as nonaccrual or renegotiated.

The Company recognizes loan fees on loans with a maturity of one year or less and fees totaling less than $500 when received. Loan fees on loans with a maturity of greater than one year are deferred and amortized over the life of the loan. Generally accepted accounting principles require the deferral and subsequent amortization of loan fees over the life of the loans. Loan fees recognized as income were $68,163 and $8,887 in 1993 and 1992, respectively.

The Company's service area is based principally on an agrarian economy. Loans secured by farmlands and loans to finance agricultural production approximated $8,746,000 at December 31, 1993 and $7,329,000 at December 31, 1992. Management is cognizant of the depressed agricultural economy and continuously monitors and evaluates such credits.

The reduction in interest income associated with nonaccrual and renegotiated loans is as follows:

                                              December 31,
                                          1993            1992
     Income in accordance with
       original loan terms            $   32,211      $  143,374
     Income recognized                   (12,870)         79,400
     Reduction in interest income     $   19,341      $   63,974


Changes in the allowance account for loan losses are as follows:


                                               December 31,
                                           1993            1992

     Balance, beginning of year          $ 630,468      $ 916,938
       Provisions charged to operations     85,000        244,460
       Loans charged off                  (147,377)      (586,043)
       Recoveries                           96,718         55,113
     Balance, end of year                $ 664,809      $ 630,468


5.   Office Buildings and Equipment:

Major classifications of these assets are summarized as follows:

                                Life            December 31,
                               Years         1993         1992

     Land                                $   40,569    $   40,569
     Office buildings and
       improvements            20-50        258,866       230,863
     Furniture and equipment    5-10        968,617       958,114
     Leasehold improvements     5-10         79,139        79,139
                                          1,347,191     1,308,685

                                            772,509      (593,552)
     Accumulated depreciation             $ 574,682     $ 715,133


Depreciation expense amounted to $177,571 and $167,990 for 1993 and 1992, respectively. Fixed assets have been reduced by negative goodwill recorded at the acquisition date of the Bank Subsidiaries.

The reduction amounted to $793,823. In addition, related depreciation expense has been reduced by approximately $21,000 and $19,000 in 1993 and 1992, respectively.

Furniture and equipment includes $530,000 of computer equipment held under capital lease agreements at December 31, 1993 and 1992. Amortization of capitalized leases of $106,000 per year is included in depreciation expense for the years ended December 31, 1993 and 1992.

6. Other Assets:

The major classifications of other assets are as follows:

                                              December 31,
                                          1993             1992

     Prepaid insurance and other
          expenses                    $ 114,620        $  138,290
     Other real estate acquired in
      settlement of debt, net           224,460         1,404,892
     Deferred tax benefit                85,165           133,573
     Organization and subsidiary
      acquisition cost                   27,513            27,513
     Federal Reserve Bank stock and
          other miscellaneous
          investments                    52,600            52,600
       Federal Home Loan Bank stock                       130,300

                                        $ 634,658      $1,756,868


Other real estate acquired in settlement of debt is stated at its estimated net realizable value. Other real estate owned includes certain loans made to facilitate the sale of assets acquired in lieu of or through foreclosure. Such loans are classified as other real estate until the borrower's investment in the property meets the Bank's minimum criteria. The amounts of such loans were $912,000 in 1992. Valuation allowances on other real estate owned were $46,311 and $133,811 at December 31, 1993 and 1992, respectively. Other real estate also includes in-substance foreclosures of $61,000 at December 31, 1992.

7. Time Deposits, Over $100,000:

Certificates of deposit in amounts of $100,000 or more mature as follows, (in thousands):

                                              December 31,
                                          1993             1992

     Three months or less               $1,025           $1,920
     Three through twelve months         2,600            2,548
     Over twelve months                    943            1,642
                                        $4,568           $6,110

8.   Securities Sold Under Repurchase Agreements:

Securities sold under repurchase agreements mature as follows (in thousands):

                                             December 31,
                                         1993              1992

     One day or less                    $1,677            $1,740
     Three months or less                  574               646
     Three through twelve months           370               270
     Over twelve months                    100               234
                                        $2,721            $2,890




9.   Notes Payable:

Notes payable to an unrelated bank:

                                              December 31,
                                         1993             1992
     Due April 30, of each year
     renewable annually for a period
     not to exceed seven years.
     Interest is at prime (6.0 percent,
     1993) and payable quarterly.
     All subsidiary bank stock is
     pledged as collateral.
                                        $2,402,159       $2,752,159


     Scheduled payments are as follows:

                      1994              $  350,000
                      1995                 350,000
                      1996                 350,000
                      1997                 350,000
                      1998                 350,000
                  Later years              652,159
                                        $2,402,159


Among other provisions, Subsidiary Banks are required to maintain capital funds in the aggregate of $8,558,000 and adjusted capital funds in an aggregate amount equal to not less than eight percent of each Bank Subsidiary's total assets. Each Subsidiary Bank shall maintain at all times loan loss allowances equal to one percent of all the Bank's outstanding loans. The First National Bank of Falmouth did not meet the loan loss requirement of one percent.

In accordance with the loan agreement, the Company can declare dividends only to reduce personal obligations of the majority stockholder of the Company to the unrelated lending bank above.

10.  Income Taxes:

Income tax expense consists of the following:

                                              December 31,
                                         1993            1992

     Current                            $438,131        $399,773
     Deferred                             63,467          78,910
                                        $501,598        $478,683

The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34 percent in 1993 and 1992, as indicated in the following analysis:

                                              December 31,
                                         1993              1992

     Tax based on statutory rate        $552,304         $505,492
     Effect of tax exempt income         (10,892)         (17,764)
     Effect of non-taxable amortization
        of negative goodwill             (19,500)         (19,500)
     Effect of different tax bases of
        fixed assets                     (7,286)          ( 6,355)
     Other, principally adjustment to
        prior year tax estimates        (13,028)          (16,810)
                                        $501,598          $478,683

Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that result in significant portions of the deferred tax liability at December 31, 1993 relate to the following:

                                                   1993

     Allowance for loan loss                      $84,712
     Accumulated depreciation                     (28,688)
     Deferred loan fees                            24,113
     Accumulated amortization                       5,028
                                                  $85,165

The deferred tax asset is included in other assets. Deferred taxes were computed in accordance with Accounting Principles Board
Opinion No. 11 at December 31, 1992. The deferred tax provision for the year ended December 31, 1992 relates to provision for loan loss and depreciation.

On January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" prospectively. The cumulative effect of this accounting change on years prior to 1993 was a $16,743 increase in the Company's deferred tax asset. The increase resulted in an increase in net income for the year ended December 31, 1993 of $16,743. The effect of the change on 1993 income, excluding the cumulative effect upon adoption, was not significant to the financial statements.

11.  Commitments and Contingent Liabilities:

The Company's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk, and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. A summary of the Company's commitments and contingent liabilities at December 31, 1993 is as follows:


       Commitments to extend credit            $4,854,790
       Standby letters of credit                   60,000


Commitments to extend credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Company's credit policies and procedures for credit commitments are the same as those for extension of credit that are recorded on the consolidated balance sheets.

The amount of collateral obtained is based on management's credit evaluation of the customer. Collateral held varies, including tangible personal property and real property. Because these instruments, have fixed maturity dates, and because many expire without being drawn upon they do not represent any significant liquidity risk to the Company. The Company has not been required to perform on any financial guarantees during the past two years. The Company has not incurred any losses on its commitments in either 1993 or 1992.

The National Bank of Cynthiana has been notified, as co-owner of a tract of real estate acquired in lieu of foreclosure, that water damage has been sustained by contiguous property owners as a result of a retaining wall on the Bank's property. The matter is under investigation and discovery proceedings have commenced. No provision has been made in the financial statements for this matter and the Company does not expect to incur a material loss as a result of the above.

12.  Related-Party Transactions:

At December 31, 1993, certain officers, directors, and companies in which they have significant ownership were indebted to the Banks in the aggregate amount of approximately $1,403,000. All such loans were made in the ordinary course of business. Commitments to extend credit to certain officers, directors and their related companies were $2,112,000 at December 31, 1993.

The Company leases space for branch operations and loan production operations form its majority shareholder. Such rents for 1993 and 1992 were $39,000.

13.  Lease Obligations.

The Company leases real estate for its branch and loan production offices and various equipment under noncancellable agreements which require certain minimum rentals. The leases expire between August, 1994 and January, 1998. Certain leases contain various renewal options. The leases require the Company to pay insurance, maintenance and taxes.

The National Bank of Cynthiana entered into a lease agreement for data processing equipment. The lease agreement requires the Bank to pay all insurance, maintenance and taxes on the equipment. There is no residual value at the end of the five-year lease term.

The future minimum rental commitment as of December 31, 1993 under the leases is as follows:

                                        Operating Leases
                                             Due To
                                        Related             Capital
                                         Party     Other     Leases

     Due in the year ending
       December 31,
                         1994          $31,280    $30,125  $134,458
                         1995          21,000     17,893   100,843
                         1996          21,000     11,849
                         1997          12,250     11,400
                         1998                         950

                                       $85,530    $72,217  $235,301

     Amount representing interest                          20,945
                                                         $214,356


14. Dividends from Subsidiaries:

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, The First National Bank of Falmouth can declare dividends in 1993 without the approval of the Comptroller of the Currency of approximately $520,000 in addition to the net profits in 1994 up to the date of any such dividend declaration. In 1994, The National Bank of Cynthiana can declare dividends without such approval of approximately $870,000 in addition to the net profits in 1994 up to the date of any such dividend declaration.

15. Regulatory Matters:

The Company's principal source of funds for debt service is dividends received from The National Bank of Cynthiana and the First National Bank of Falmouth.

Each subsidiary bank is required to maintain minimum amounts of capital to total "risk weighted" assets as defined by banking regulators. At December 31, 1993, the Banks are required to have minimum Tier 1 capital and total capital ratios of 4.00 percent and
8.00 percent, respectively. The First National Bank of Falmouth's Tier 1 and total capital ratios were 23.47 percent and 24.13 percent, respectively. The National Bank of Cynthiana's Tier 1 and total capital ratios were 17.13 percent and 18.38 percent, respectively. Leverage ratios for The First National Bank of Falmouth and The National Bank of Cynthiana were 10.46 percent and
9.29 percent respectively at December 31, 1993.

During The National Bank of Cynthiana's 1991 regulatory examination, regulators identified several transactions which they deemed to be violations of banking laws and regulations. One such issue related to the Bank's purchase of "dealer paper" from companies related to the Bank's majority shareholder. The regulators allege such purchases were at below market rates and therefore violate the transactions with affiliates regulations.

As a result of these findings, The National Bank of Cynthiana entered into an agreement with the Office of the Comptroller of the Currency in 1992. Among other provisions, the Bank was required to form a compliance committee, adopt a written comprehensive conflict of interest policy, establish a comprehensive internal audit program and implement a program designed to eliminate criticized assets. In 1993, the Bank was found to be in compliance with the agreement and, accordingly, the agreement was terminated by the Office of the Comptroller of the Currency.

16. Parent Company Financial Statements:

      THE NATIONAL BANCORP OF KENTUCKY, INC. (PARENT ONLY)

                       BALANCE SHEETS

                 December 31, 1993 and 1992
                         __________

                                     1993           1992
  ASSETS

Cash                              $  104,034      $      448
Notes receivable                      23,000          23,000
Investment in subsidiaries:
  The First National Bank of
    Falmouth                       3,339,713       3,065,301
  The National Bank of Cynthiana   5,727,478       5,334,808
Other assets                          41,649         194,077

                                  $9,235,874      $8,617,634




    LIABILITIES AND
  STOCKHOLDERS' EQUITY


Liabilities:
  Accounts payable and accrued
    expenses                      $   64,708      $  180,654
  Notes payable - bank             2,402,159       2,752,159
  Subordinated promissory notes
  Excess of net assets acquired
    over cost                      1,763,494       1,818,877
                                   4,230,361       4,751,690

Stockholders' Equity:
  Preferred stock                     23,000          23,000
  Common stock                     1,426,336       1,426,336
  Retained earnings                3,556,177       2,416,608
                                   5,005,513       3,865,944

                                  $9,235,874      $8,617,634

         STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

         for the years ended December 31, 1993 and 1992
                           ___________


                                           1993          1992

Income:
  Dividends from subsidiary banks      $  525,000     $  342,250
  Amortization of negative
    goodwill                               57,354         57,354
                                          582,354        399,604

Expenses:
  Interest                                159,337        204,890
  Other                                    20,396         23,400
                                          179,733        228,290

Income before tax benefit and
  equity in undistributed earnings
  of subsidiaries                         402,621        171,314

Income tax benefit                         71,836         71,790

Income before equity in
  undistributed earnings of
  subsidiaries                            474,457        243,104

Equity in undistributed income
  of subsidiaries                         665,112        764,956

     Net income                         1,139,569      1,008,060

Beginning retained earnings             2,416,608      1,408,548

Ending retained earnings               $3,556,177     $2,416,608

                     STATEMENTS OF CASH FLOWS

         for the years ended December 31, 1993 and 1992


                                           1993           1992

Cash flows from operating activities:
  Interest paid                        $ (167,423)    $  (208,370)
  Cash paid for services and supplies     (10,319)        (28,582)
  Taxes recovered, net                    106,328         138,933
  Dividends - Subsidiaries                525,000         342,250

     Net cash provided by
       operating activities               453,586         244,231

Cash flows from financing activities:
  Dividends paid
  Principal payments on subordinated
    notes                                                (739,695)
  Principal payment on notes payable,
    bank                                 (350,000)       (250,000)
  Proceeds, notes payable bank                            745,267

     Net cash used by
       financing activities              (350,000)       (244,428)

Net increase (decrease) in cash           103,586            (197)

Cash, beginning of year                       448             645

Cash, end of year                      $  104,034     $       448

Reconciliation:

  Net income                           $1,139,569     $1,008,060

  Adjustments to reconcile net
    income to net cash provided by
    operations:
      Amortization                        (57,354)       (57,354)
      Undistributed earnings
        of Subsidiaries                  (665,112)      (764,956)
      Decrease (increase) in other
        assets                            152,429        (62,973)
      (Decrease) increase in accrued
        expenses and other
        liabilities                      (115,946)       121,454

      Net cash provided by
        operating activities           $  453,586     $  244,231


17.  Other Income:

In 1992 fees, commissions and other income includes a one-time reimbursement of expenses relating to environmental clean-up of approximately $132,000. The expenditures related to a parcel of property included in the Bank's other real estate owned.

18.  Employee Benefit Plan:

The Company provides a 401(k) profit-sharing plan that covers substantially all employees. The plan provides for discretionary employer contributions. There were no employer contributions in 1993 or 1992.

The National Bank of Cynthiana also maintains an unqualified defined benefit plan covering two former employees. The Bank has not provided accrued pension costs, or pension expense computed in accordance with generally accepted accounting principles. The Bank's policy is to fund and recognize this expense as payments are made to the recipients. Such amounts are immaterial to the financial statements.

19. Significant Group Concentrations of Credit Risk:

Substantially all of the Company's business activity is with customers located within the state of Kentucky. A majority of loans are secured by residential or commercial real estate or other personal property. Approximately $5,315,000 of the Company's loans are on an unsecured basis. The concentrations of credit by type of loan are set forth in Note 4. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

20. Adoption FAS 115 "Accounting for Debt and Equity Securities":

The Company adopted FAS 115 "Accounting for Debt and Equity Securities" effective January 1, 1994. Investment securities with a book value of approximately $18,286,000 were classified as "available-for-sale". All other securities were classified as "hold-to-maturity". Had FAS 115 been implemented on December 31, 1993, investment securities would have been increased by approximately $532,000, other assets would have been reduced by $181,000 and stockholders' equity would have been increased by $351,000. Implementation of FAS 115 at December 31, 1993 would not have a significant impact on the results of operations.

21. Reclassifications:

Certain 1992 balance sheet and income statement accounts have been reclassified to conform with the 1993 presentation. The reclassifications have no effect on net income or retained earnings.

22. Merger Agreement:

On December 6, 1993 the Board of Directors of the Company approved, in principle, a plan of merger between The National Bancorp of Kentucky, Inc. and Fifth Third Bancorp. Under the terms of this plan, Fifth Third Bancorp in exchange for shares of its common stock shall acquire all of the outstanding common stock of the Company. All preferred shares of the Company along with the related notes receivable shall be cancelled. Subject to regulatory approval, the exchange shall be effective on the last business day of the month in which all conditions precedent to closing as outlined in the Affiliations Agreement have been met or at such a later time as may be set out in the Affiliations Agreement.


                         NATIONAL BANCORP OF KENTUCKY, INC.

                             CONSOLIDATED BALANCE SHEET

                             December 31, 1992 and 1991


                                       1992             1991
ASSETS

Cash and due from banks                $2,615,520       $3,066,998

Federal funds sold                     $6,725,000       $1,700,000

Investment securities, approximate
 market value of $46,178,002,
 (1991, $50,258,585) (Notes 1 and 2)   $44,933,476      $48,342,234

Loans, less allowance for loan
 losses of $630,468 (1991,
 $916,938) (Notes 1, 3 and 11)         $40,343,583      $44,103,756

Interest receivable                    $1,109,091        $1,313,034

Office buildings and equipment,
 net (Notes 1, 4, and 10)              $715,133         $782,771

Other assets (Note 5)                  $1,756,868       $1,556,910
                                       --------------   -----------

                                       $98,198,599    $100,865,703
                                       ==============   ===========


See notes to financial statements

/TABLE

                        CONSOLIDATED STATEMENT OF OPERATIONS

                   for the years ended December 31, 1992 and 1991

                                      1992              1991

Interest Income:
 Interest and fees on loans           $3,752,535        $4,917,762
 Interest on investment securities:
  U.S. Treasury securities and other
   U.S. government agencies           $3,734,834        $3,848,903
  Obligations of states and political
   subdivisions                        $41,211          $74,470
  Other securities                     $36,780          $66,487
 Interest on Federal funds sold        $90,642          $150,195
                                       ----------       ----------
                                       $7,656,002       $9,057,817
                                       -----------      ----------

Interest Expense:
 Interest on deposits                  $3,577,270       $5,197,633
 Interest on Federal funds purchased,
  securities sold under agreements to
  repurchase and other borrowed funds  $70,741          $105,568
 Interest on notes payable             $157,141         $186,320
 Interest on subordinated notes
  payable                              $47,749          $85,529
                                       ----------       ----------
                                       $3,888,809       $5,619,642
                                       ----------       ----------

     Net interest income               $3,767,193       $3,438,175

Provision for loan losses (Notes
 1, 3 and 7)                           $244,460         $813,419
                                       -----------      ----------

     Net interest income after
      provision for loan losses        $3,522,733       $2,624,756

Other Income:
 Amortization                          $57,354          $57,354
 Fees, commissions and other income
  (Note 16)                            $226,336         $113,000
 Service charges                       $229,041         $301,729
 Trust department                      $8,489           $90,429
 Securities gains and losses, net      $250,702         $16,884
                                       ----------       ----------
                                       $841,922         $579,396

Other Expense:
 Salaries                              $1,105,444       $1,111,058
 Employee benefits                     $230,825         $248,192
 Furniture, fixtures and occupancy
  (Notes 4 and 11)                     $379,323         $367,381
 Other operating expenses
  (Note 15)                            $1,162,320       $1,925,693
                                       ----------       ----------
                                       $2,877,912       $3,652,324
                                       ----------       ----------

Net income (loss) before taxes         $1,486,743       ($448,172)

Applicable income taxes (benefit)
  (Notes 1 and 8)                      $478,683         ($208,247)
                                       ---------        -----------
   Net income (loss)                   $1,008,060       ($239,925)
                                       ---------        -----------

LIABILITIES AND STOCKHOLDER'S
EQUITY

Liabilities:
 Deposits
  Demand                               $10,668,099      $9,560,322
  NOW accounts                         $20,309,372      $17,169,211
  Money market accounts                $2,730,867       $2,7138,820
  Savings                              $4,933,317       $4,341,747
  Time, over $100,000 (Note 6)         $6,110,495       $6,782,527
  Time, other                          $42,177,272      $48,864,879
                                       -----------      -----------
                                       $86,929,422      $89,432,506

Securities sold under repurchase
 agreements                            $1,740,292       $2,357,295
Notes payable                          $2,752,159       $2,256,893

Accrued interest and other liabilities $769,954         $925,202

Capital lease obligation (Note 10)     $321,951         $419,997

Excess of net assets acquired over
 cost (Note 1)                         $1,818,877       $1,876,231

  Total liabilities                    $94,332,655      $98,007,819
                                       -----------      -----------

Commitments and contingent liabilities
  (Notes 8 and 10)


Stockholder's equity: (Notes 7 and 13)
 Preferred stock, non-voting,
 $1000 par value, 100 shares
 authorized, 23 shares
 outstanding                           $23,000          $23,000

  Common stock, no par value,
  2,000 shares authorized
  and 100 shares outstanding           $1,426,336       $1,426,336

Retained earnings                      $2,416,608       $1,408,548
                                       ----------       ----------
Total stockholder's equity             $3,865,944       $2,857,884
                                       ----------       ----------
                                       $98,198,599     $100,865,703
                                       ===========      ===========

                    STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                   for the years ended December 31, 1992 and 1991

              Preferred Stk Common Stock      Retained
               Shs Par      Shs Amt           Earnings  Total

Balance,
 December 31,
 1990          23  $23,000  100   $1,426,336 $1,681,317 $3,310,653


Net loss                                     (239,925)   (239,925)

Cash dividends ------   --------   --------  (32,844)    (32,844)

Balance,
 December 31,
 1991          23   $23,000  100   $1,426,336 $1,408,548 $2,857,884



Net income                                    $1,008060  $1,008,060


Balance,
 December 31,
 1992          23   $23,000  100   $1,426,336 $2,416,608 $3,865,944


               ====================================================


                        CONSOLIDATED STATEMENT OF CASH FLOWS

                   for the years ended December 31, 1992 and 1991


                                          1992         1991

Cash flows from operating activities:
 Interest received                        $8,177,659   $9,273,765
 Fees and commissions received             649,085      565,374
 Interest paid                            (4,144,593)  (5,860,464)
 Cash paid to suppliers and employees     (2,876,285)  (2,801,551)
 Income taxes (paid) recovered            (248,000)     74,999
 Litigation claims paid                   (65,000)     (150,000)

    Net cash provided by
     operating activities                 $1,492,866    $1,102,123

Cash flows from investing activities:
 Proceeds from sale of other real
  estate                                                937,112
 Proceed from sales and maturity of
  investments securities                  22,488,620    9,748,817
 Purchase of investment securities        (19,679,347) (17,579,906)
 Loans made to customers and principal
  collected, net                          3,837,544    3,489,564
 Capital expenditures                     (103,597)    (57,621)

     Net cash provided by
      investing activities                6,543,220    (3,480,034)
                                          ---------    -------

Cash flows from financing activities:
 Principal payment under capital lease
  obligation                              (98,047)     (89,411)
 Net increase in demand deposits, NOW
  accounts, money market accounts and
  savings accounts                        4,856,555    2,582,377
 Net requirements from securities sold
  under repurchase agreements             (617,004)    (1,390,186)
 Net requirements from sales of
  certificates of deposit and
  payments for maturing certificates      (7,359,640)  (2,201,991)
 Dividends paid                                        (32,844)
 Proceeds, notes payable bank              745,267
 Principal payments on notes
 payable, and subordinated notes          (989,695)    (200,863)
                                         -----------  -----------
     Net cash used by financing
        activities                        (3,462,564)  (1,332,918)

Net increase (decrease) in cash and
 cash equivalents                         4,573,522    (3,710,829)

Cash and cash equivalents,
 beginning of year                        4,766,998    8,477,827
                                          ---------    ----------
Cash and cash equivalents,
 end of year                              $9,340,520   $4,766,998
                                          ==========   ==========

 See notes to financial statements

                        CONSOLIDATED STATEMENT OF CASH FLOWS

                   for the years ended December 31, 1992 and 1991

                                          1992         1991

Reconciliation of net income (loss)
 to cash provided by operating
 activities:

Net income (loss)                         $1,008,060    ($239,925)

Adjustments to reconcile net income to
 net cash provided by operations:
  Depreciation and amortization           459,416       308,238
  (Decrease) increase in provision for
   losses on other real estate            (51,960)     155,794
  Provision for possible loan losses      244,460      813,419
  Gain on sale of investments             (250,702)    (16,884)
  (Increase) decrease in other assets     (77,956)     46,039
  Decrease in interest receivable         204,015      66,531
  Decrease in interest payable and
   accrued expenses                       (139,428)    (97,037)
  Provision for deferred taxes
   (benefit)                              78,114       (226,091)
  Loss on sale of other real estate                    158,140
  Provision for losses on repossessions   14,905       42,091
                                          ----------   ---------
                                          $1,492,866    $1,102,123
                                          ==========   =========


Schedule of cash and cash equivalents:
  Cash and due from banks                 $2,615,520   $3,066,998
  Federal funds sold                      6,725,000    1,700,000
                                          -----------  -----------
                                          7,128,713    3,229,660
                                          ===========  ===========


                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting and Reporting Policies:

The accounting and reporting policies of The National Bank of Kentucky, Inc. and its Subsidiaries conform to generally accepted accounting principles and prevailing practices within the banking industry. The Company carries its assets and liabilities principally on the historical cost basis and follows the accrual basis of accounting.

Basis of Presentation:

The consolidated financial statements include the accounts of The National Bancorp of Kentucky, Inc. (Parent) and its wholly owned
Subsidiaries: The National Bank of Cynthiana (Bank) and The First National Bank of Falmouth (Bank). All significant intercompany balances and transactions have been eliminated.

The excess of net assets acquired over cost, negative goodwill, has been reduced by $793,823 which is the amount of noncurrent assets at subsidiary acquisition date. The remaining amount of $2,210,446 is being amortized by the straight-line method over forty years.

Assets held in an agency or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying financial statements.

Investment Securities:

Investment securities are stated at cost adjusted for the accretion of discounts and amortization of premiums computed by the effective-yield method. Gains and losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities on the trade date using the specific-identification method.

Loans and Allowance for Loan Losses:

Loans are stated at the amount of unpaid principal reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the sum-of-the-years-digits method. Interest on other loans is calculated by using the simple-interest method on daily balances of the principal amount outstanding.

The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible based on prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect borrower's ability to pay. Accrual on interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

Depreciation:

Office buildings and equipment are stated at cost as adjusted for the excess of net assets acquired over cost, negative goodwill, less accumulated depreciation computed on the straight-line and declining-balance methods over the estimated useful lives of the assets.

Income Taxes:

The Company and its wholly-owned subsidiaries file a consolidated federal income tax return. A charge or credit is made by the Parent equivalent to the federal income taxes which would be provided if the Banks were filing separate returns.

The Company has not implemented SFAS 109 in accounting for income taxes. The Company plans to adopt SFAS 109 in 1993. Management does not anticipate that such adoption will have a material impact on the Company's financial position and results of operations. There will be no cash flow impact from the implementation of SFAS 109.

2. Investment Securities:

The carrying amounts and approximate market values of investment securities are summarized as follows:






                                                 December 31, 1992
         December 31, 1991
                                        Carrying      Approximate
  Carrying  Approximate
                                           Amount     Market Value
    Amount Market Value

     U.S. Treasury securities          $8,279,112       $8,515,615
$7,151,774  $7,379,978
     Obligations of:
       Other U.S. government agencies  35,739,361       36,729,591
39,703,159  41,347,256
       States and political               635,650          645,810
   827,042     839,301
        subdivisions
     Other securities                     279,353          286,986
   660,259     692,050

     Total                             44,933,476       46,178,002
48,342,234  50,258,585

/TABLE

Investment securities with a carrying amount of approximately
$18,725,000 and $22,897,000 at 1992 and 1991, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The following table shows the maturity distribution (based on carrying value) of the investment portfolio at December 31, 1992:


                                             Maturity Distribution
(in thousands)
                                    Within One One-five  Five-ten
 After      Total
                                       Year     Years    Years
 Ten Years
     U.S. Treasury securities         $3,003   $4,166   $1,033
 $77        $8,279
     Obligations of:
       Other U.S. govt agencies        7,070    2,977    8,575
 17,117     35,739
       States and political subdiv       235      401
            636
     Other securities
 279        279

     Total                            $10,308  $7,544   $9,608
 $17,473    $44,933

3. Loans:

Major classifications of loans are as follows:

                                            December 31,
                                        1992          1991

Real estate loans                       $31,343,020   $30,954,654
Commercial                              7,510,418     9,548,585
Installment                             2,324,265     4,842,768
Other                                   65,722        279,790
                                        ------------  -----------
                                        41,243,425    45,625,797
Unearned discount                       (269,374)     (605,103)
                                        ------------  -----------
                                        40,974,051    45,020,694
Allowance for loan losses               (630,468)     (916,938)
                                        ------------  -----------
Loans, net                              $40,343,583   $44,103,756
                                        ===========   ===========


Nonaccrual loans at December 31, 1992 and 1991 were $545,235 and
$129,000, respectively.

At December 31, 1992, there were no commitments to lend additional funds to borrowers whose loans were classified as nonaccrual or renegotiated.

The Company recognizes loan fees on loans with a maturity of one year or less when received. Loan fees on loans with a maturity of greater than one year are deferred and amortized over the life of the loan. Generally accepted accounting principles require the deferral and subsequent amortization of loan fees over the life of the loans. Loan fees recognized as income were $8,887 and $12,317 in 1992 and 1991, respectively.

The Company's service area is based principally on an agrarian economy. Loans secured by farmlands and loans to finance agricultural production approximated $7,329,000 at December 31, 1992. Management is cognizant of the depressed agricultural economy and continuously monitors and evaluates such credits.

Variable and fixed rate loans (in thousands) mature as follows:


                    Within       One-          After        Total
                    One Year     Five Years    Five Years

Fixed rate          $19,318      $3,436        $2,109       $24,863
Variable rate       15,182       1,198                      16,380
                    -------      --------      --------     -------
                    $34,500      $4,634        $2,109       $41,243
                    =======      ======        ======       =======


The reduction in interest income associated with nonaccrual and renegotiated loans is as follows:

                                              December 31,
                                          1992          1991

Income in accordance with
 original loan terms                      $54,032       $62,062
Income recognized                                       (12,191)
                                          -------       --------
Reduction in interest income              $54,032       $49,871
                                          =======       ========


Changes in the allowance account for loan losses are as follows:

                                              December 31,
                                          1992          1991

Balance, beginning of year                $916,938      $468,012
 Provision charged to operations          244,460       813,419
 Loans charged off                        (586,043)     (379,512)
 Recoveries                               55,113        15,019
                                          ----------    ----------
Balance, end of year                      $630,468      $916,938
                                          ==========    ==========


4. Office Buildings and Equipment:

Major classifications of these assets are summarized as follows:


                              Life            December 31,
                              Years       1992          1991

Land                                      $40,569       $40,569
Office buildings and
 improvements                 20-50       $230,863      $230,863
Furniture and equipment       5-10        958,114       1,102,317
Leasehold improvements        5-10        79,139        79,139
                                          ----------    ---------
                                          1,308,685     1,452,888
Accumulated depreciation                  (593,552)     (670,117)
                                          -----------   -----------
                                          $715,133      $782,771
                                          ===========   ===========


Depreciation expense amounted to $167,990 and $154,502 for 1992 and 1991, respectively. Fixed assets have been reduced by negative goodwill recorded at the acquisition date of the Bank Subsidiaries.

The reduction amounted to $793,823. In addition, related depreciation expense has been reduced by approximately $19,000 and $92,000 in 1992 and 1991, respectively.

5. Other Assets:

The major classifications of other assets are as follows:

                                             December 31,
                                        1992             1991

Prepaid insurance and other
 expenses                               $138,290         $122,063
Other real estate acquired in
 settlement of debt, net                1,404,892        1,142,251
Deferred tax benefit                    133,573          212,483
Organization and subsidiary
 acquisition cost                       27,513           27,513
Federal Reserve Bank stock and
 other miscellaneous investments        52,600           52,600
                                        ---------        ----------
                                        $1,756,868       $1,556,910
                                        ===========      ==========


Other real estate acquired in settlement of debt is stated at its estimated net realizable value. Other real estate owned includes certain loans made to facilitate the sale of assets acquired in lieu of or through foreclosure. Such loans are classified as other real estate until the borrower's investment in the property meets the Bank's minimum criteria. The amounts of such loans were $912,000 and $761,000 in 1991. Valuation allowances on other real estate owned were $133,811 and $185,771 at December 31, 1992 and 1991, respectively. Losses on the sale of other real estate, which are included in other operating expenses, amounted to $249,948 in 1991. Other real estate also includes in-substance foreclosures of $61,000 at December 31, 1992.

6. Time Deposits, Over $100,000:

Certificates of deposit in amounts of $100,000 or more mature as follows (in thousands):

                                             December 31,
                                          1992          1991

Three months or less                      $1,920        $2,239
Three through twelve months               $2,548        3,447
Over twelve months                        1,642         1,097
                                          ---------     ----------
                                          $6,110        $6,783
                                          ========      ==========


7. Notes Payable:

Notes payable to an unrelated bank:

                                             December 31,
                                          1992          1991

Due April 30 of each year renewable
 annually for a period not to exceed
 seven years.  Interest is at prime
 (6.0 percent, 1992) and payable
 quarterly.  All subsidiary bank
 stock is pledged as collateral.          $2,752,159    $2,256,893
                                          ==========    ==========


Scheduled payments are as follows:


1993                                      $350,000
1994                                      350,000
1995                                      350,000
1996                                      350,000
1997                                      350,000
Later years                               1,002,159
                                          ---------
                                          $2,752,159
                                          ==========


Among other provisions, Subsidiary Banks are required to maintain capital funds in the aggregate of $8,558,000 and adjusted capital funds in an aggregate amount equal to not less than eight percent of each Bank Subsidiary's total assets. Each Subsidiary Bank shall maintain at all times loan loss allowances equal to one percent of all the Bank's outstanding loans. The First National Bank of Falmouth did not meet the loan loss requirement of one percent.

In accordance with the loan agreement, the Company can declare dividends only to reduce personal obligations of the majority stockholder of the Company to the unrelated lending bank above.
Dividends to such stockholder totaled $32,844 in 1991.

8. Income Taxes:

Total income tax differed from the amount computed by applying the federal income tax rate to pretax income as follows:

                                             December 31,
                                          1992          1991

Tax provision at statutory rates
 less surtax exemption                    $505,492      $(152,378)
Excess tax basis of fixed
 assets over book basis                   (6,355)       (31,265)
Tax exempt interest from states
 and political subdivisions               (17,764)      (30,951)
Amortization of excess of net
 assets acquired over cost                (19,500)      (19,500)
Other                                     16,810        25,847
                                          ---------     ----------
                                          $478,683      $(208,247)
                                          ========      ==========


The components of the provision for income taxes are:

                                             December 31,
                                          1992          1991

Current                                   $399,773      $17,844
Deferred (benefit)                        78,910        (226,091)
                                          ---------     ---------
                                          $478,683      $(208,247)
                                          ========      ==========


Deferred income taxes result primarily from timing differences in recognition of revenue and expenses for financial accounting and tax purposes. These timing differences relate primarily to the provision for loan losses and depreciation.

9. Subordinated Promissory Notes:

                                             December 31,
                                          1992          1991

Subordinated promissory notes payable
 to former shareholders of The First
 National Bank of Falmouth, Subsidiary                  $739,695
                                          ---------     --------
                                                        $739,695
                                          =========     ========


10. Commitments and Contingent Liabilities:

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guarantees, commitments to extend credit, and legal claims, which are not reflected in the financial statements. There are none at December 31, 1991 which, in the opinion of management, will result in any significant losses.

The Bank has been notified, as the co-owner of a tract of real estate acquired in lieu of foreclosure, that water damage has been sustained by contiguous property owners as a result of a retaining wall on the Bank's property. The matter is under investigation to determine damages and responsibility. No provision has been made in the financial statements for this matter and the Bank does not expect to incur a material loss as a result of the above.

11. Related-Party Transactions:

At December 31, 1992, certain officers, directors, and companies in which they have significant ownership were indebted to the Banks in the aggregate amount of approximately $1,616,000. All such loans were made in the ordinary course of business.

The Company leases space for branch operations and loan production operations from its majority shareholder. Such rents for 1992 and 1991 were $39,333, respectively.

During 1991, The National Bank of Cynthiana purchased "dealer paper" from companies related to the Company's majority shareholder. The amount of loans outstanding resultant of these transactions were approximately $1,318,000 net of unearned interest at December 31, 1991. During 1992 such loans were sold to an unrelated bank at a profit of approximately $6,000.

12. Lease Obligations:

The Company leases real estate for its branch and loan production offices and various equipment under noncancellable agreements which require certain minimum rentals. The leases expire between August, 1994 and July, 1997. Certain leases contain various renewal options. The leases require the Company to pay insurance, maintenance and taxes.

The National Bank of Cynthiana (Subsidiary Bank) entered into a lease agreement for data processing equipment. The lease agreement requires the Bank to pay all insurance, maintenance and taxes on the equipment. There is no residual value at the end of the five-year lease term.

The future minimum rental commitment as of December 31, 1992 under the leases is $545,296 which is due as follows:

                                 Operating Leases
                                 Due to
                                 --------------------
                                 Related         Other     Capital
                                 Party                     Leases
                                 ---------------------------------

Due in the year ending
 December 31,
                   1993          $36,423         $30,125   $134,458
                   1994          31,280          30,125    134,458
                   1995          21,000          17,893    100,843
                   1996          21,000          11,849
                   1997          12,250          11,400
                                                           --------
                                                           369,759
Amount representing interest                               47,808
                                 --------        --------  --------
                                 $121,953        $101,392  $321,951
                                 ========        ========  ========


13. Regulatory Matters:

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the First National Bank of Falmouth can declare dividends in 1993 without the approval of the Comptroller of the Currency of approximately $269,000 in addition to the net profits in 1993 up to the date of any such dividend declaration. The National Bank of Cynthiana cannot declare dividends in 1993 without such approval until its 1993 profits exceed $129,000.

Each subsidiary bank is required to maintain minimum amounts of capital to total "risk weighted" assets as defined by banking regulators. At December 31, 1992, the Banks are required to have minimum Tier 1 capital and total capital ratios of 4.0 percent and
8.0 percent, respectively. First National Bank of Falmouth's Tier 1 and total capital ratios were 20.7 percent and 21.4 percent, respectively. The National Bank of Cynthiana's Tier 1 and total capital ratios were 13.7 percent and 14.9 percent, respectively. Leverage ratios for the First National Bank of Falmouth and The National Bank of Cynthiana were 9.9 percent and 8.3 percent respectively at December 31, 1992.

During The National Bank of Cynthiana's 1991 regulatory examination, regulators identified several transactions which they deemed to be violations of banking laws and regulations. One such issue related to the Bank's purchase of "dealer paper" from companies related to the Bank's majority shareholder. The regulators allege such purchases were at below market rates and, therefore, violate the transactions with affiliates regulations. Another transaction relates to the Bank's settlement of litigation (see Note 15) in which the Bank's Chairman and a loan officer were also named as defendants. In this case, the regulators claim the Bank improperly indemnified its Chairman and loan officer when paying the settlement amount.

As a result of these findings, The National Bank of Cynthiana entered into an agreement with the Office of the Comptroller of the Currency on April 23, 1992. Among other provisions, the Bank is required to form a compliance committee, adopt a written comprehensive conflict of interest policy, establish a comprehensive internal audit program and implement a program designed to eliminate criticized assets. The agreement requires interim progress reporting to determine compliance with the agreement.

14. Parent Company Financial Statements:

                THE NATIONAL BANCORP OF KENTUCKY, INC. (PARENT
ONLY)

                                    BALANCE SHEET

                             December 31, 1992 and 1991


                                          1992          1991
ASSETS

Cash                                      $448          $645
Notes receivable                          23,000        23,000
Investment in subsidiaries:
 The First National Bank of
  Falmouth                                3,065,301     2,792,715
The National Bank of Cynthiana            5,334,808     4,842,438
Other assets                              194,077       131,104
                                          ----------    ----------
                                          $8,617,634    $7,789,902
                                          ==========    ==========

LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
 Accounts payable and accrued
  expenses                                $180,654      $59,199
 Notes payable - bank                     2,752,159     2,256,893
 Subordinated promissory notes                          739,695
 Excess of net assets acquired
  over cost                               1,818,877     1,876,231
                                          ---------     ----------
                                          4,751,690     4,932,018
                                          ---------     ----------

Stockholders' Equity:
 Preferred stock                          23,000        23,000
 Common stock                             1,426,336     1,426,336
 Retained earnings                        2,416,608     1,408,548
                                          ----------    ----------
                                          3,865,944     2,857,884
                                          ----------    ----------

                                          $8,617,634    $7,789,902
                                          ==========    ==========

                    STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                   for the years ended December 31, 1992 and 1991

                                          1992          1991

Income:
 Dividends from subsidiary banks          $342,250      $428,000
 Amortization of negative goodwill        57,354        57,354
                                          --------      --------
                                          399,604       485,354
                                          --------      --------

Expenses:
 Interest                                 204,890       271,849
 Other                                    23,400        14,498
                                          --------      --------
                                          228,290       286,347
                                          --------      --------

Income before tax benefit and
 equity in undistributed earnings
 of subsidiaries                          171,314       199,007

Income tax benefit                        71,790        74,089
                                          --------      --------

Income before equity in
 undistributed earnings of
 subsidiaries                             243,104       273,096

Equity in undistributed income
 (loss) of subsidiaries                   764,956       (513,021)
                                          --------      ---------
   Net income (loss)                      1,008,060     (239,925)

Beginning balance, retained earnings      1,408,548     1,681,317

Dividends paid                                          (32,844)
                                          ---------     ---------
Ending retained earnings                  $2,416,608    $1,408,548
                                          ==========    ==========

                               STATEMENT OF CASH FLOWS

                   for the years ended December 31, 1992 and 1991


                                          1992          1991

Cash flows from operating activities:
 Interest paid                            $(208,370)    $(294,333)
 Cash paid for services and supplies      (28,582)      (9,457)
 Taxes recovered, net                     138,933       108,664
 Dividends - Subsidiaries                 342,250       428,000
                                          ----------    ----------

    Net cash provided by operating
     activities                           244,231       232,874
                                          ---------     ----------

Cash flows from financing activities:
 Dividends paid                                         (32,844)
 Principal payments on subordinated
  notes                                   (739,695)     (140,863)
 Principal payment on notes payable,
  bank                                    (250,000)     (60,000)
 Proceeds, notes payable bank             745,267
                                          ---------     ----------

    Net cash used by
     financing activities                 (244,428)     (233,707)
                                          ----------    -----------

Net decrease in cash                      (197)         (833)

Cash, beginning of year                   645           1,478

Cash, end of year                         $448          $645
                                          ==========    ===========

Reconciliation:

 Net income (loss)                        $1,008,060    $(239,925)

 Adjustments to reconcile net income
  (loss) to net cash provided by
  operations:
   Amortization                           (57,354)      (57,353)
   Undistributed (earnings) loss of
    Subsidiaries                          (764,956)     513,021
   (Increase) decrease in other assets    (62,973)      34,575
   Increase (decrease) in accrued
    expenses and other liabilities        121,454       (17,444)
                                          ----------    ---------

   Net cash provided by operating
    activities                            $244,231       $232,874
                                          ========       ========

15. Settlement of Litigation:

For the year ended December 31, 1991, other operating expenses include charges of $215,000 resulting from the settlement of various lawsuits.

16. Other Income:

Fees, commissions and other income includes a one-time reimbursement of expenses relating to environmental clean-up of approximately $132,000. The expenditures related to a parcel of property included in the Bank's other real estate owned.

14. Reclassifications:

Certain items in the 1991 financial statements have been reclassified to conform with the 1992 presentation. The reclassifications have no effect on net income or retained earnings.
                                       ANNEX A

                                AFFILIATION AGREEMENT


                                       BETWEEN


                                 FIFTH THIRD BANCORP


                                         AND


                       THE NATIONAL BANCORP OF KENTUCKY, INC.


                            DATED AS OF DECEMBER 6, 1993

                                  TABLE OF CONTENTS

       Parties and Recitals

I.     Obligations of Fifth Third and National Bancorp to be
       Performed Prior to the Closing

II.    Representations and Warranties of National Bancorp

III.   Representations and Warranties of Fifth Third

IV.    Obligations of National Bancorp Between the Date of this
       Agreement and the Effective Time

V.     Cooperation and Other Obligations and Other Covenants

VI.    Conditions Precedent to Closing
       A.    Conditions to the Obligations of Each
             of the Parties
       B.    Conditions to the Obligations of Fifth Third
       C.    Conditions to the Obligations of National Bancorp

VII.   Additional Covenants

VIII. Termination

IX.    Closing and Effective Time

X.     Amendment

XI.    General

XII.   Counterparts

       Signatures


                                     APPENDICES

       Appendix A         Agreement of Merger

       Appendix B         Tax Opinion of Dinsmore & Shohl (form)

       Appendix C         Opinion of Wyatt, Tarrant & Combs (form)

       Appendix D         Noncompetition and Nondisturbance
Agreement
                          (form)

       Appendix E         Corporate Opinion of Dinsmore & Shohl
(form)

                                      SCHEDULES

       Schedule 1         Disclosure Schedule of National Bancorp

                                AFFILIATION AGREEMENT


       This Affiliation Agreement ("Affiliation Agreement") dated as of December 6, 1993 is entered into by and between FIFTH THIRD BANCORP, a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Cincinnati, Hamilton County, Ohio ("Fifth Third"), and THE NATIONAL BANCORP OF KENTUCKY, INC., a corporation organized and existing under the corporation laws of the State of Kentucky with its principal office located in Lexington, Fayette County, Kentucky ("National Bancorp").

                                W I T N E S S E T H:

       WHEREAS, Fifth Third is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and National Bancorp is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and Fifth Third and National Bancorp desire to effect a merger under the authority and provisions of the corporation laws of the State of Ohio and Kentucky pursuant to which at the Effective Time (as herein defined in Section IX) National Bancorp will be merged into Fifth Third, with Fifth Third to be and become the surviving corporation (the "Merger"); and

       WHEREAS, under the terms of the Agreement of Merger ("Agreement of Merger") between Fifth Third and National Bancorp appended hereto as Appendix A, the terms of which are incorporated into this Agreement and made a part hereof, each of the issued and outstanding shares of the Common Stock, without par value, of National Bancorp which are issued and outstanding (excluding any treasury shares and preferred shares) immediately prior to the Effective Time will at the Effective Time be cancelled and extinguished and in substitution therefor such National Bancorp shares will, at the Effective Time, be converted into shares of the Common Stock, without par value, of Fifth Third ("Fifth Third Common Stock"), all as more fully provided in this Agreement and in the Agreement of Merger.

       NOW, THEREFORE, in consideration of the mutual covenants herein contained, Fifth Third and National Bancorp, agree together as follows:

I.     Obligations of Fifth Third and National Bancorp to be
       Performed Prior to the Closing

       A.    Fifth Third will, as promptly as practicable, prepare
and
cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Kentucky Department of Financial Institutions and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement and in the Agreement of Merger, and also shall prepare and file at its expense (accounting, legal, investment banking, financial consulting and associated expenses of National Bancorp and its affiliates excepted) any registration statements or other documents necessary to comply with all federal and state securities laws relating to the registration and issuance of the shares of Fifth Third Common Stock to the National Bancorp shareholder in this transaction, and any other laws applicable to the transactions provided for in this Agreement and the Agreement of Merger and use all reasonable efforts to secure such approvals. National Bancorp agrees that it will, as promptly as practicable after request and at its own expense, provide Fifth Third with all information and documents concerning National Bancorp and its wholly-owned subsidiaries, First National Bank of Falmouth ("FNB") and National Bank of Cynthiana ("NBC; FNB and NBC collectively referred to herein as the "Bank Subsidiaries"), as shall be required in connection with preparing such applications, registration statements and other
documents and in connection with securing such approvals.   Prior
to filing any such applications, registration statements or other documents with the applicable governmental agency, Fifth Third shall provide, at least two days prior to the filing date, copies thereof to National Bancorp. Fifth Third agrees that it will, as promptly as practicable after request and at its own expense, provide National Bancorp with all information and documents concerning Fifth Third and its subsidiaries as shall be required in connection with preparing such applications, registration statements and other documents which are to be prepared and filed by National Bancorp and in connection with approvals required to be obtained by National Bancorp hereunder. Prior to filing any such applications, statements or other documents with the applicable governmental agency, National Bancorp shall provide, at least two days prior to the filing date, copies thereof to Fifth Third.

II.    Representations and Warranties of National Bancorp

       National Bancorp represents and warrants to Fifth Third that as of the date hereof or as of the indicated date, as appropriate, and except as otherwise disclosed in Schedule 1 hereto delivered by National Bancorp to Fifth Third prior to the execution of this Agreement by Fifth Third:

       A. National Bancorp (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Kentucky and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended; (ii) is duly authorized to conduct the business in which it is engaged; (iii) has 2,000 shares, without par value, of Common Stock ("National Bancorp Common Stock") and 100 shares, $1,000 par value per share, of Preferred Stock ("National Bancorp Preferred Stock") authorized pursuant to its Articles of Incorporation, which are the total number of shares National Bancorp is authorized to have outstanding; (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of National Bancorp of any kind, other than (a) 100 shares of National Bancorp Common Stock, which presently are authorized, duly issued and outstanding and fully paid and nonassessable, (b) zero shares of National Bancorp Common Stock which are issued but not outstanding and are held by National Bancorp as treasury shares and (c) 23 shares of National Bancorp Preferred Stock, which presently are authorized, duly issued and outstanding and fully paid and nonassessable; and (v) except as disclosed in Schedule 1, owns of record and beneficially free and clear of all liens and encumbrances, all of the 12,000 outstanding shares of the capital stock of FNB, $10 par value per share, and all of the 50,000 outstanding shares of the capital stock, $10 par value per share, of NBC. National Bancorp has no direct or indirect subsidiaries other than the Bank Subsidiaries.


       B. Each of the Bank Subsidiaries is duly incorporated, validly existing and in good standing as a national banking association under the laws of the United States and has all the requisite power and authority to conduct the banking business as now conducted by it; and neither FNB nor NBC has any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of FNB or NBC of any kind, other than 12,000 shares of the capital stock, $10 par value per share, of FNB and other than 50,000 shares of the capital stock, $10 par value per share, of NBC, all owned of record and beneficially by National Bancorp, except as disclosed in
Schedule 1.

       C. National Bancorp has furnished to Fifth Third its audited, consolidated statements of financial condition, statements of earnings, statements of stockholders' equity and statements of cash flows as at December 31, 1990, 1991 and 1992 and for the years then ended, together with the opinions of its independent certified public accountants associated therewith. National Bancorp also has furnished to Fifth Third (i) its unaudited, separate statements of financial condition, statements of earnings, statements of stockholders' equity and statements of cash flows as at December 31, 1990, 1991 and 1992 and for the years then ended, and (ii) the unaudited, separate reports of condition and reports of income of each of FNB and NBC as at December 31, 1990, 1991 and 1992 and for the years then ended. National Bancorp also has furnished to Fifth Third (i) its unaudited, consolidated financial statements as at September 30, 1993, and for the nine months then ended, (ii) the unaudited, separate financial statements of National Bancorp as at September 30, 1993, and for the nine months then ended, and (iii) the unaudited, separate reports of condition and reports of income of each of FNB and NBC as at September 30, 1993, and for the nine months then ended. The unaudited, consolidated financial statements of National Bancorp as at September 30, 1993, and for the nine months then ended fairly present the consolidated financial condition of National Bancorp and the Bank Subsidiaries taken as a whole as of September 30, 1993 and for the nine-month period covered thereby in conformity with generally accepted accounting principles, consistently applied (except for the omission of notes to unaudited statements and year end adjustments to interim results). Such unaudited, separate financial statements of National Bancorp and unaudited, separate reports of condition and reports of income of the Bank Subsidiaries fairly present the financial condition of National Bancorp and the Bank Subsidiaries on a separate basis as of September 30, 1993 and for the nine-month period covered thereby in conformity with generally accepted accounting principles, consistently applied (except for the omission of notes to unaudited statements and year end adjustments to interim results). There are no material liabilities, obligations or indebtedness of National Bancorp or either of the Bank Subsidiaries required to be disclosed in the financial statements so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). National Bancorp shall furnish Fifth Third with its audited, consolidated financial statements as at December 31, 1993 and for the year then ended together with the unaudited, separate financial statements of National Bancorp and unaudited, separate reports of condition and reports of income of each of the Bank Subsidiaries as at December 31, 1993 and for the year then ended, all duly certified by National Bancorp's chief executive officer and chief financial officer, as soon as such statements are publicly available, and shall continue to furnish such financial information for subsequent monthly periods to Fifth Third as soon as such becomes publicly available until the Closing Date.

       D. Except as disclosed in Schedule 1, National Bancorp and the Bank Subsidiaries each has good and marketable title to all of the material properties and assets reflected in its separate statements of condition as at September 30, 1993 and which are still owned by it and each has good and marketable title to all material properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

       E. Except as disclosed in Schedule 1 and for events relating to the business environment in general: (i) since September 30, 1993, to the date hereof there have been no material adverse changes in the financial condition, operations or business of National Bancorp and the Bank Subsidiaries on a consolidated or separate basis; (ii) neither National Bancorp's chief executive officer, Tracy W. Farmer, nor its chief financial officer, Todd Smith, nor the chief executive officer of each of the Bank Subsidiaries, Tracy W. Farmer being the chief executive officer of FNB and Jim Richardson being the chief executive officer of NBC (collectively the "Executive Officers", in this case and all cases hereinafter in their capacity as such officers and not personally and, therefore, they shall have no personal liability whatsoever hereunder or arising herefrom absent, in the case of Tracy W. Farmer only, bad faith or fraudulent intent) is aware of any events which have occurred since September 30, 1993 or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of National Bancorp and the Bank Subsidiaries on a consolidated or separate basis; and
(iii) since September 30, 1993, to the date hereof there have been no material changes in the methods of business operations of National Bancorp and the Bank Subsidiaries.

       F. Except as disclosed in Schedule 1, there are no actions, suits, proceedings, investigations or assessments of any kind pending, or to the best knowledge of the Executive Officers, threatened against National Bancorp or the Bank Subsidiaries which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of National Bancorp and the Bank Subsidiaries on a consolidated or separate basis.

       G. Except as disclosed in Schedule 1, since September 30, 1993, to the date hereof National Bancorp and the Bank Subsidiaries each has been operated in the ordinary course of business, has not made any changes in its respective capital or corporate structures, nor any material changes in its methods of business operations and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Since September 30, 1993, to the date hereof National Bancorp has not declared or paid any dividends nor made any distributions of any other kind to its shareholder, except cash dividends on shares of National Bancorp Common Stock in amounts and at such times as is in accord with its historical practice.

       H. Except as disclosed in Schedule 1, National Bancorp and the Bank Subsidiaries timely have filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by National Bancorp or the Bank Subsidiaries through the date hereof constitute complete and accurate representations of the tax liabilities of National Bancorp or the Bank Subsidiaries for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax bases of its properties and assets in all material respects.

       I. Except as disclosed in Schedule 1, neither National Bancorp nor either of the Bank Subsidiaries is a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, Directors or employees or (ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the merger provided for herein without the consent of another party, except for contracts, leases or agreements which do not have terms extending beyond six months from the date of this Agreement or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by the Bank Subsidiaries) which do not require the annual expenditure of more than $10,000.00 thereunder. Fifth Third acknowledges that NBC has an employment agreement with Jim Richardson and affirms that it will assume such contract and the obligations thereunder at the Effective Time.

       J. Except as disclosed in Schedule 1, since September 30, 1993, to the date hereof neither of the Bank Subsidiaries has incurred any unusual or extraordinary loan losses which are material to National Bancorp and the Bank Subsidiaries on a consolidated basis; to the best knowledge of the Executive Officers and in light of each of the Bank Subsidiaries' historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of September 30, 1993, its reserve for loan losses was adequate to absorb all known and reasonably anticipated losses as of such date.

       K. Except as disclosed in Schedule 1, neither National Bancorp nor either of the Bank Subsidiaries has, directly or indirectly, dealt with any broker or finder in connection with this transaction and neither has incurred or will incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement and the Agreement of Merger.

       L.    1.     The Directors of National Bancorp, by
resolution
adopted by the unanimous vote of all Directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement and the Agreement of Merger, and have directed that this Agreement and the Agreement of Merger be submitted to a vote of National Bancorp's sole shareholder at the annual or a special meeting of the shareholder to be called for that purpose, all in accordance with and as required by law and in accordance with the Articles of Incorporation and Bylaws of National Bancorp.

             2. National Bancorp has the corporate power and authority to enter into this Agreement and the Agreement of Merger and to carry out its obligations hereunder and thereunder subject to certain required regulatory and shareholder approvals. This Agreement and the Agreement of Merger, when executed and delivered, will have been duly authorized and will constitute valid and binding obligations of National Bancorp, enforceable in accordance with their respective terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals and the approval of National Bancorp's shareholders.

             3. Except as disclosed in Schedule 1, neither the execution of this Agreement or the Agreement of Merger, nor the consummation of the transactions contemplated hereby and thereby,
(i) conflicts with, results in a breach of, violates or constitutes a default under, National Bancorp's Articles of Incorporation or Bylaws or, to the best knowledge of the Executive Officers, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment, to which National Bancorp or either of the Bank Subsidiaries is subject or bound; (ii) to the best knowledge of the Executive Officers, results in the creation of or gives any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to National Bancorp or either of the Bank Subsidiaries other than such rights as may be given dissenting shareholders of National Bancorp pursuant to KRS Sections 271B.13-010 et. seq; (iii) except as disclosed in Schedule 1, terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which National Bancorp or either of the Bank Subsidiaries is a party or by which National Bancorp's or either of the Bank Subsidiaries' rights, properties or assets are subject or bound; or
(iv) to the best knowledge of the Executive Officers, accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, National Bancorp or either of the Bank Subsidiaries is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of subparagraphs (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude agreements, arrangements or commitments having a term expiring less than six months from the date of this Agreement or which do not require the annual expenditure of more than $10,000 (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by either of the Bank Subsidiaries).

       M. Complete and accurate copies of (i) the Articles of Incorporation and Bylaws of National Bancorp and (ii) the Articles of Association and Bylaws of each of the Bank Subsidiaries in force as of the date hereof have been delivered to Fifth Third.

       N. To the best knowledge of the Executive Officers and except as disclosed in Schedule 1, neither National Bancorp nor either of the Bank Subsidiaries nor any employee, officer or Director of any of them has engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the knowing violation of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition of National Bancorp and the Bank Subsidiaries taken as a whole. To the best knowledge of the Executive Officers and except as disclosed in Schedule 1, each of the Bank Subsidiaries possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

       O. To the best knowledge of the Executive Officers and except as disclosed in Schedule 1, neither this Agreement nor the Agreement of Merger nor any report, statement, list, certificate or other information furnished by National Bancorp or either of the Bank Subsidiaries to Fifth Third or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to their business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (or, in the case of information relating to the proxy statement/prospectus, at the time it is mailed, in the case of the registration statement, at the time it becomes effective, and in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of National Bancorp is held to consider the adoption of this Agreement and the Agreement of Merger) an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

       P. To the best knowledge of the Executive Officers and except as disclosed in Schedule 1, there are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting National Bancorp or either of the Bank Subsidiaries in respect of any "facility" owned, leased or operated by any of them (but excluding any "facility" as to which the sole interest of National Bancorp or either of the Bank Subsidiaries is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which National Bancorp or either of the Bank Subsidiaries ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined, (a) would require the payment by National Bancorp or either of the Bank Subsidiaries and/or require National Bancorp or either of the Bank Subsidiaries to incur expenses of more than $10,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on National Bancorp or either of the Bank Subsidiaries, nor, to the best knowledge of the Executive Officers, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which National Bancorp or either of the Bank Subsidiaries is a plaintiff or complainant. To the best knowledge of the Executive Officers, neither National Bancorp nor either of the Bank Subsidiaries is liable in any material respect under any applicable law for any release by National Bancorp or either of the Bank Subsidiaries or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is National Bancorp or either of the Bank Subsidiaries liable for any material costs (as a result of the acts or omissions of National Bancorp or either of the Bank Subsidiaries or, to the best knowledge of the Executive Officers, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over National Bancorp or either of the Bank Subsidiaries to prevent or minimize any actual or threatened release by National Bancorp or either of the Bank Subsidiaries of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

             To the best knowledge of the Executive Officers and except as disclosed in Schedule 1, each "facility" owned, leased or operated by National Bancorp or either of the Bank Subsidiaries (but excluding any "facility" as to which the sole interest of National Bancorp or either of the Bank Subsidiaries is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which National Bancorp or either of the Bank Subsidiaries ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of National Bancorp and the Bank Subsidiaries taken as a whole.

       Q.    1.     Benefit Plans.  Schedule 1 lists the name and
a
short description of each Benefit Plan (as herein defined), together with an indication of its funding status (e.g., trust, insured or general company assets). For purposes hereof, the term "Benefit Plan" shall mean any plan, program, arrangement or system of employee or Director benefits maintained by National Bancorp or either of the Bank Subsidiaries for the benefit of employees, former employees or Directors of National Bancorp or either of the Bank Subsidiaries and shall include (a) any qualified retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan, (b) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through trust or otherwise, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, VEBA, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan.

             2. Plan Documents, Reports and Filings. Except as disclosed on Schedule 1, National Bancorp or either of the Bank Subsidiaries has provided true, complete and correct copies of all plan documents, if any, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description, (b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters and any open requests for IRS rulings or letters with respect to the Benefit Plans.

             3. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") (a "Qualified Benefit Plan"), except as disclosed on Schedule 1: (a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan satisfied the requirements of Section 401(a) of the Code, and such determination letter has not been revoked or threatened to be revoked by the IRS; (b) such Qualified Benefit Plan is in material compliance with all qualification requirements of Section 401(a) of the Code and has met the requirements of Section 1140 of the Tax Reform Act of 1986 ("TRA 1986"); (c) such Qualified Benefit Plan is in substantial compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code; and (d) any previously terminated Qualified Benefit Plan was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable IRS determination letter therefor and the liabilities of such Qualified Benefit Plan were fully satisfied.

             4.     Welfare Plan Compliance.        With respect to
each
Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Benefit Plan"), except as disclosed on Schedule 1: (a) such Welfare Benefit Plan, if intended to provide favorable tax benefits to plan participants, has been in substantial compliance with the Code provisions therefor; (b) such Welfare Benefit Plan has been operated in substantial compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code; and (c) such Welfare Benefit Plan, if a group health plan subject to Section 4980B of the Code (COBRA), has been operated in substantial compliance with such COBRA requirements.

             5. Prohibited Transactions. To the best knowledge of the Executive Officers, no prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA.

             6. Lawsuits or Claims. No material actions, suits or claims (other than routine claims for benefits) are pending or, to the best knowledge of the Executive Officers, threatened against any Benefit Plan or against National Bancorp or either of the Bank Subsidiaries with respect to any Benefit Plan.

             7. Disclosure of Unfunded Liabilities. All material
Unfunded Liabilities with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statements of National Bancorp and the Bank Subsidiaries or, if not, have been disclosed in Schedule 1. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under
(i) generally accepted accounting principles in effect as of the date of this Agreement (GAAP), or (ii) amounts not yet accrued for GAAP purposes but for which an obligation exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential nondeductible payments or 20% excise tax under Section 4999 of the Code relating to excess parachute payments under
Section 280G of the Code, (d) any unpaid pension contributions, authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code, (e) retiree health benefit coverage and (f) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the Effective Time.

             8. Defined Benefit Pension Plan Liabilities. Except as disclosed on Schedule 1, neither National Bancorp, the Bank Subsidiaries nor any current or previous controlled group member of National Bancorp or the Bank Subsidiaries currently maintains or participates in, or has ever maintained or participated in a pension plan (whether a money purchase pension plan, money purchase pension or defined benefit plan) including a multiemployer plan (as defined in Section 3(37) of ERISA).

             9. Independent Trustee. To the best knowledge of the
Executive Officers, National Bancorp and the Bank Subsidiaries (a) have not incurred any asserted or unasserted material liability for breach of duties assumed in connection with acting as an independent trustee of any employee pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under
Section 401(a) of the Code and which is maintained by an employer unrelated in ownership to National Bancorp or either of the Bank Subsidiaries, (b) have not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA and (c) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against them.

             10. Material. For purposes of this Paragraph Q as a whole, the term "material" in connection with a liability shall mean a liability or loss, taxes, penalties, interest and related legal fees in the total amount of $15,000 or more, with such determination being made on the basis of the aggregate affected participants of a Benefit Plan and not with respect to any single participant.

       R. Except as set forth on Schedule 1, the investment portfolios of National Bancorp and the Bank Subsidiaries consist of securities in marketable form. Except as disclosed in Schedule 1, since September 30, 1993 to the date hereof neither National Bancorp nor either of the Bank Subsidiaries has incurred any unusual or extraordinary losses in its investment portfolio, and, except for events relating to the business environment in general, including market fluctuations, the Executive Officers are not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of National Bancorp's and the Bank Subsidiaries' investment portfolio on a consolidated basis.

       S. Except as disclosed in Schedule 1, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of the Executive Officers, threatened against any of the Directors or officers of National Bancorp or the Bank Subsidiaries in their capacities as such, and no Director or officer of National Bancorp or the Bank Subsidiaries currently is being indemnified or seeking to be indemnified by either National Bancorp or the Bank Subsidiaries pursuant to applicable law or National Bancorp's Articles of Incorporation or Bylaws or either of the Bank Subsidiaries' Articles of Association or Bylaws.

             All representations and warranties contained in this
Section II shall expire at the Effective Time, and, thereafter, neither National Bancorp, the Bank Subsidiaries nor Tracy W.
Farmer, as an officer or Director of either of them, shall have any liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

III.   Representations and Warranties of Fifth Third

       Fifth Third represents and warrants to National Bancorp that as of the date hereof or as of the indicated date, as appropriate:

       A. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly authorized to conduct the business in which it is engaged.

       B. Pursuant to Fifth Third's Second Amended Articles of Incorporation, as amended, the total number of shares of capital stock it is authorized to have outstanding is 100,500,000 of which 100,000,000 shares are classified as Common Stock without par value ("Fifth Third Common Stock") and 500,000 shares are classified as Preferred Stock without par value. As of the close of business on October 31, 1993, 59,998,827 shares of Fifth Third Common Stock were issued and outstanding and no shares were held in its treasury. As of the date of this Agreement, no shares of its Preferred Stock have been issued. Fifth Third does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options granted and to be granted to employees and Directors under its stock option plans and $143,750,000 of 4.25% Convertible Subordinated Notes due January
15, 1998 (the "Notes").  At October 31, 1993, 1,443,002 shares of
Fifth Third Common Stock were reserved for issuance in connection with outstanding options under its stock option plans and 945,382 shares were reserved for issuance under options to be granted in the future. The Notes are convertible at any time prior to maturity at the option of each holder thereof, unless previously redeemed, into shares of Fifth Third Common Stock at a conversion price of $63-5/8 per share of Fifth Third Common Stock (equivalent to a conversion rate of approximately 15.72 shares per $1,000 principal amount of the Notes), subject to adjustment for stock splits, stock dividends and similar stock distributions. If all of the Notes were converted, Fifth Third would issue a maximum of approximately 2,259,750 shares of Fifth Third Common Stock to the holders of the Notes.

       C. All shares of Fifth Third Common Stock to be received by the shareholder of National Bancorp as a result of the merger pursuant to the terms of this Agreement and the Agreement of Merger shall be, upon transfer or issuance, validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Fifth Third.

       D. Fifth Third has furnished to National Bancorp its consolidated financial statements as at December 31, 1990, December 31, 1991 and December 31, 1992 and for the respective years then ended together with the opinions of its independent public accountants associated therewith. In addition, Fifth Third has furnished to National Bancorp its unaudited consolidated financial statements as at September 30, 1993 and for the nine months then ended. Such consolidated financial statements fairly present the consolidated financial condition of Fifth Third as of their respective dates and for the respective periods covered thereby in conformity with generally accepted accounting principles consistently followed throughout the periods covered thereby (except for the omission of notes to unaudited statements and yearend adjustments to interim results). Neither Fifth Third nor any significant subsidiaries of Fifth Third have any material liabilities, obligations or indebtedness required to be disclosed in such financial statements other than the liabilities, obligations and indebtedness disclosed in such financial statements (including footnotes). Fifth Third shall furnish National Bancorp with its audited consolidated financial statements as at December 31, 1993 and for the year then ended together with the opinion of its independent public accountants associated therewith as soon as such statements publicly are available, and shall continue to furnish unaudited consolidated financial information for subsequent calendar quarter periods to National Bancorp as soon as such becomes publicly available until the Closing Date.

       E. Except for events relating to the business environment in general: (i) since September 30, 1993, to the date hereof there have been no material adverse changes in the consolidated financial condition, operations or business of Fifth Third; (ii) the chief executive officer and the chief financial officer of Fifth Third are not aware of any events which have occurred since September 30, 1993 or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third; and (iii) since September 30, 1993, to the date hereof there have been no material changes in the methods of business operations of Fifth Third and its subsidiaries.

       F.    1.     The Board of Directors of Fifth Third has
approved
this Agreement and the Agreement of Merger, including reserving for issuance to the National Bancorp shareholder in accordance with this Agreement and the Agreement of Merger a sufficient number of shares of Fifth Third Common Stock. Approval and adoption of this Agreement and the Agreement of Merger by the shareholders of Fifth Third is not required under Ohio law or under the Second Amended Articles of Incorporation, as amended, or Code of Regulations of Fifth Third.

             2. Fifth Third has the corporate power and authority to enter into this Agreement and the Agreement of Merger and to carry out its obligations hereunder and thereunder subject to certain required regulatory approvals. This Agreement and the Agreement of Merger when executed and delivered, will have been duly authorized and will constitute valid and binding obligations of Fifth Third, enforceable in accordance with their terms except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals.

             3. Neither the execution of this Agreement or the Agreement of Merger nor the consummation of the transactions contemplated hereby and thereby, does or will (i) conflict with, result in a breach of, violate or constitute a default, under Fifth Third's Second Amended Articles of Incorporation, as amended, or Code of Regulations or, to the best knowledge of its chief executive officer and chief financial officer, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which Fifth Third is subject or bound; (ii) to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, result in the creation of or give any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Fifth Third or any of its subsidiaries other than such rights as may be given the shareholders of National Bancorp pursuant to the provisions of KRS Sections 271B.13-010 et. seq; (iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Fifth Third is a party or by which Fifth Third's rights, properties or assets are subject or bound; or (iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Fifth Third is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments.

       G. Complete and accurate copies of (i) the Second Amended Articles of Incorporation, as amended, and Code of Regulations of Fifth Third in force as of the date hereof have been delivered to National Bancorp.

       H. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither Fifth Third nor any of its subsidiaries has engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the knowing violation of (i) any local, state or federal law or
(ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition of Fifth Third and its subsidiaries taken as a whole. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, Fifth Third and its subsidiaries possess all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption.

       I.    1.     To the best knowledge of the chief executive
officer
and chief financial officer of Fifth Third, neither this Agreement or the Agreement of Merger nor any report, statement, list, certificate or other information furnished or to be furnished by Fifth Third to National Bancorp or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to its business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (in the case of information relating to the proxy statement/prospectus, at the time it is mailed, and, in the case of the registration statement, at the time it becomes effective and, in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of National Bancorp is held to consider the adoption of this Agreement and the Agreement of Merger) an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

             2. Fifth Third has furnished to National Bancorp or its agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Fifth Third with the SEC:

                    (a) Fifth Third's Annual Report on Form 10-K for the years ended December 31, 1990, 1991 and 1992;

                    (b)   Fifth Third's Quarterly Reports on Form
10-Q
for the quarters ended March 31, 1993, June 30, 1993 and September
30, 1993;

                    (c)   any Current Report on Form 8-K with
respect to
any event occurring after December 31, 1992 and prior to the date of this Agreement, of which there have been none through the date hereof;

                    (d) any report filed by Fifth Third to amend or modify any of the reports described above; and

                    (e)   all proxy statements prepared in
connection
with meetings of Fifth Third's shareholders held subsequent to December 31, 1992.

The information set forth in the documents described in this subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the dates on which such reports were filed with the SEC, (a) contain any untrue statement of a material fact, (b) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (c) omit any material exhibit required to be filed therewith. Prior to the date hereof no event has occurred subsequent to December 31, 1992 which Fifth Third is required to describe in a Current Report on Form 8-K. Fifth Third timely shall furnish National Bancorp with copies of all reports filed by Fifth Third with the SEC subsequent to the date of this Agreement and until the Closing Date.

       J. There are no actions, suits, proceedings, investigations or assessments of any kind pending or, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, threatened against Fifth Third or any Fifth Third subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third.

       K. Since September 30, 1993, to the date hereof none of Fifth Third's banking subsidiaries and thrift subsidiary has incurred any unusual or extraordinary loan losses which would be material to Fifth Third on a consolidated basis; and to the best knowledge and belief of the chief executive officer and chief financial officer of Fifth Third, and in the light of such banking subsidiaries' and thrift subsidiary's historical loan loss experience and their managements' analyses of the quality and performance of their respective loan portfolios, as of September 30, 1993 their consolidated reserves for loan losses are adequate to absorb all known and reasonably anticipated losses as of such date.

       L. Fifth Third and its subsidiaries have filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively.

       M. Fifth Third has not, directly or indirectly, dealt with any broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement and the Agreement of Merger.

       N. Fifth Third has no unfunded liabilities with respect to any Benefit Plan (as such term is defined in subparagraph Q.1. of Section II hereof, but applied to Fifth Third, its subsidiaries and affiliates) that are material, either individually or in the aggregate, to Fifth Third on a consolidated basis and that have not been recorded and disclosed as required by generally accepted accounting principles (GAAP) in the most recent year-end, audited financial statements of Fifth Third supplied to National Bancorp pursuant to Paragraph D of Section III hereof.

       O. The investment portfolios of Fifth Third and its subsidiaries and affiliates consist of securities in marketable form. Since September 30, 1993, to the date hereof Fifth Third and its affiliates, on a consolidated basis, have not incurred any unusual or extraordinary losses in their respective investment portfolios, and, except for events relating to the business environment in general, including market fluctuations, the management of Fifth Third is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of Fifth Third and its affiliates on a consolidated basis.

             All representations and warranties contained in this
Section III shall expire at the Effective Time, and, thereafter, neither Fifth Third nor any officer or Director of Fifth Third shall have any further liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

IV.    Obligations of National Bancorp Between the Date of this
       Agreement and the Effective Time

       A. National Bancorp, in consultation with Fifth Third, will take all action necessary to call and hold its annual or a special meeting of its shareholder within 45 days after the Fifth Third registration statement relating to this transaction has been declared effective by the SEC and under all applicable state securities laws for the purpose of approving and adopting this Agreement, the Agreement of Merger and any other documents or actions necessary to the consummation of the merger provided for herein pursuant to law. The Board of Directors of National Bancorp intends to inform the shareholder of National Bancorp in the proxy materials relating to the annual or special meeting that all Directors of National Bancorp intend to vote all shares of National Bancorp Common Stock which they own of record or have voting control over in favor of approving this Agreement, the Agreement of Merger and any such other necessary documents or actions, and all Directors will recommend approval of this Agreement and the Agreement of Merger to the sole shareholder of National Bancorp, subject only to such Directors' fiduciary obligations and their review of Fifth Third's registration statement to be filed with the SEC described in the next sentence and their reasonable satisfaction with the information set forth therein. National Bancorp shall cooperate with Fifth Third in the preparation of such proxy materials which shall be included and filed with, as a part of, Fifth Third's registration statement on Form S-4 (or any such other appropriate form) filed with the SEC for the registration of the shares of Fifth Third Common Stock to be issued to the National Bancorp shareholder pursuant to the transactions contemplated by this Agreement and the Agreement of Merger.

       B. (i) The merger between National Bancorp and Fifth Third is intended to be structured to qualify for treatment under present accounting rules as a pooling of interests and National Bancorp agrees to take no action which would disqualify this treatment under generally accepted accounting principles. Consistent with generally accepted accounting principles, National Bancorp agrees that on or before the Effective Time based on a review of the Bank Subsidiaries' loan losses, current classified assets and commercial, multi-family and residential mortgage loans, National Bancorp will work with Fifth Third with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third holding company system. Fifth Third shall provide such assistance and direction to National Bancorp as is necessary in conforming to such policies, practices and procedures; and (ii) from the date of this Agreement until the Effective Time, National Bancorp and the Bank Subsidiaries each will be operated in the ordinary course of business, and neither of them will, without the prior written consent of Fifth Third, which consent shall not be unreasonably withheld: make any changes in its capital or corporate structures; issue any additional shares of its Common Stock; issue any other equity securities, or issue as borrower any long term debt or convertible or other securities of any kind, or rights to acquire any of its securities; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $10,000; make, enter into or renew any agreement for services to be provided to National Bancorp or the Bank Subsidiaries or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $2,500 (for this purpose the phrase "permit the automatic renewal" includes the failure to send a notice of termination of such a contract if such failure would constitute a renewal); open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office; acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies; declare or pay any cash dividends on its stock other than normal and customary cash dividends paid in such amounts and at such times as National Bancorp historically has done on its Common Stock, provided this covenant shall only apply to National Bancorp; pay any stock dividends or make any other distributions on its stock other than cash dividends as described in the immediately preceding clause; and provide any increases in employee salaries or benefits other than in the ordinary course of business or as described in Schedule 1. National Bancorp agrees that it will not sell or otherwise dispose of or encumber any of the shares of the capital stock of the Bank Subsidiaries which are now owned by it.

V.     Cooperation and Other Obligations and Other Covenants

       A. Each of the parties hereto agrees to use its best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this Agreement and the Agreement of Merger at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.

       B. National Bancorp agrees to permit Fifth Third, its officers, employees, accountants, agents and attorneys, and Fifth Third agrees to permit National Bancorp, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to their respective books, records and properties, and those of the Bank Subsidiaries and The Fifth Third Bank as well, for the purpose of making a detailed examination, or updating and amplifying prior examinations, of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of National Bancorp and the Bank Subsidiaries or Fifth Third and The Fifth Third Bank, as the case may be, prior to the Effective Time, and also to permit the monitoring of the foregoing on an ongoing basis (such rights of examination and monitoring to be subject to the confidentiality obligations set forth in Paragraph VII.D. hereof); provided, however, that any such examination by Fifth Third or National Bancorp shall not mitigate in any way any material misrepresentation or material breach of warranty hereunder discovered in the course of or subsequent to such examination and prior to the Effective Time.

VI.    Conditions Precedent to Closing

       A.    Conditions to the Obligations of Each of the Parties:

             The obligation of each of the parties hereto to consummate the transactions provided for herein and in the Agreement of Merger is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

             1. The shareholder of National Bancorp shall have duly approved and adopted this Agreement and the Agreement of Merger in accordance with and as required by law and in accordance with its Articles of Incorporation and Bylaws, and all of the issued and outstanding shares of National Bancorp Preferred Stock shall be redeemed by National Bancorp immediately prior to Closing in exchange for cancellation of the promissory notes constituting the original consideration therefor.

             2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Comptroller of the Currency, the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation to the extent required.

             3. Dinsmore & Shohl, counsel for Fifth Third, or other counsel reasonably acceptable to Fifth Third and National Bancorp, shall have delivered an opinion as to certain federal tax aspects of the transaction addressed to National Bancorp and Tracy W. Farmer in substantially the form appended hereto as Appendix B.

             4. Prior to or at the Effective Time, no material investigation by any state or federal agency shall have been threatened or instituted seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby and no material action or proceeding shall have been threatened or instituted before any court or government body or authority, seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby other than investigations, actions and proceedings which have been withdrawn prior to or at the Effective Time without material adverse effect to Fifth Third or National Bancorp and other than regularly-scheduled regulatory examinations.

             5. Any waiting period mandated by law in respect of the final approval by any applicable Federal regulator(s) of the transaction contemplated herein shall have expired.

       B.    Conditions to the Obligations of Fifth Third:

             The obligation of Fifth Third to consummate the transactions provided for herein and in the Agreement of Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Fifth Third in a writing delivered to National Bancorp which specifically refers to the condition or conditions being waived:

             1. All of the representations and warranties of National Bancorp set forth in Section II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of National Bancorp and the Bank Subsidiaries taken as a whole.

             2. National Bancorp shall have performed all of the obligations required of it under the terms of this Agreement and the Agreement of Merger in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of National Bancorp and the Bank Subsidiaries taken as a whole.

             3.     Wyatt, Tarrant & Combs, counsel for National
Bancorp
and the Bank Subsidiaries, shall have delivered an opinion addressed to Fifth Third in substantially the form appended hereto as Appendix C.

             4. All retirement plans of National Bancorp, FNB or NBC shall have received from the Internal Revenue Service a favorable determination of the qualified status of each such plan on or before the Closing Date, to the extent any such determinations already have not been received, and copies of such favorable determination letters shall be provided to Fifth Third on or before the Closing Date.

             5. The aggregate amount of shareholders' equity (including Common Stock, Additional Paid-In Capital and Retained Earnings and excluding Treasury Stock) of National Bancorp and the Bank Subsidiaries immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with generally accepted principles, consistently applied, shall not be less than $9,160,000, its total shareholders' equity as at October 31, 1993. The separate shareholders' equity of National Bancorp immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a separate basis in accordance with generally accepted accounting principles, consistently applied, shall not be less than $5,031,000, its separate shareholders' equity at October 31, 1993.

             6. Fifth Third's independent certified public accountants shall have reviewed the unaudited consolidated financial statements of National Bancorp as at the end of the month immediately preceding the Effective Time, as well as the unaudited separate financial statements of each of the Bank Subsidiaries as of the same date, performed such other auditing procedures as may be requested by Fifth Third and reported that they are not aware of any material modifications that should be made in order for such financial statements to (i) be in conformity with generally accepted accounting principles, consistently applied, excluding the presentation of footnotes, and (ii) accurately state the financial condition and results of operations of National Bancorp and each of the Bank Subsidiaries, and such modifications, in either case, would have a material adverse effect on the financial condition of National Bancorp or either of the Bank Subsidiaries.

             7. The receipt of a certificate from National Bancorp and each of the Bank Subsidiaries, executed by the chief executive officer and chief financial officer of National Bancorp and the chief executive officer of each of the Bank Subsidiaries, dated the Closing Date, certifying to their best knowledge and belief that:
(i) all of the representations and warranties set forth in Section II hereof were true and correct when given in all material respects, except (y) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (z) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of National Bancorp and the Bank Subsidiaries taken as a whole; (ii) all of such representations and warranties are also true and correct in all material respects at and as of the Closing Date, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of National Bancorp and the Bank Subsidiaries taken as a whole; and
(iii) it has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement and the Agreement of Merger.

             8. The total issued and outstanding shares of National
Bancorp Common Stock shall not exceed 100 shares.

             9. Fifth Third shall have received a letter from Deloitte & Touche, Fifth Third's independent public accountants, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

             10. Tracy W. Farmer shall enter into a five year noncompetition and nondisclosure agreement with Fifth Third substantially in the form of agreement appended hereto as Appendix D.

       C.    Conditions to the Obligations of National Bancorp:

             The obligation of National Bancorp to consummate the transactions provided for herein and in the Agreement of Merger is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by National Bancorp in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

             1. All of the representations and warranties of Fifth
Third set forth in Section III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the consolidated business or operations of Fifth Third.

             2. Fifth Third shall have performed all of the obligations required of it under the terms of this Agreement and the Agreement of Merger in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the consolidated business or operations of Fifth Third.

             3. Dinsmore & Shohl, counsel for Fifth Third, shall have delivered an opinion addressed to National Bancorp and Tracy
W. Farmer in substantially the form appended hereto as Appendix E.

             4. The receipt of a certificate from Fifth Third, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Section III were true and correct when given, except (y) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (z) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the consolidated business or operations of Fifth Third; (ii) all of such representations and warranties, with the exception of III.B., are also true and correct in all material respects at and as of the Closing Date, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the consolidated business or operations of Fifth Third; and (iii) Fifth Third has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement and the Agreement of Merger.

             5. Fifth Third shall have registered its shares of Common Stock to be issued to the National Bancorp shareholder hereunder and pursuant to the Agreement of Merger with the SEC pursuant to the Securities Act of 1933, as amended, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued. The shares of Fifth Third Common Stock to be issued to the National Bancorp shareholder hereunder shall have been authorized for trading on the National Market System of the National Association of Securities Dealers upon official notice of issuance.

VII.   Additional Covenants

       A. It is the intent of the parties hereto that FNB shall be merged with and into The Fifth Third Bank of Northern Kentucky, Inc., Florence, Kentucky ("5/3 NK"), and NBC shall be merged with and into The Fifth Third Bank of Central Kentucky, Inc., Lexington, Kentucky ("5/3 Lexington"), both to be effective immediately after the Effective Time. The parties hereto agree to cooperate with one another to effect such mergers. Upon consummation of such mergers, the separate corporate existence of the Bank Subsidiaries shall cease by operation of law.

       B.    1.     Fifth Third shall use its best efforts to
employ at
5/3 NK or 5/3 Lexington or at Fifth Third or other Fifth Third subsidiaries or affiliates as many of the National Bancorp, FNB and NBC employees who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies. Each employee of National Bancorp, FNB or NBC who becomes an employee of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the Merger shall be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries or affiliates on the same terms and to the same extent as similarly situated employees. Such employees shall receive credit for their period of service to National Bancorp, FNB and NBC for purposes of determining participation and vesting in all Fifth Third employee benefit plans (except for vesting in the Fifth Third Master Retirement Plan) but not for purposes of determining the benefits accrued thereunder.

             2.     Any employee who will not be hired by Fifth
Third
shall be terminated by National Bancorp immediately prior to the Effective Time shall be entitled to severance pay equal to, in the case of a salaried employee, one week's pay for each year of service up to a maximum of twelve week's pay, and, in the case of an hourly employee, one week's pay for each year of service up to a maximum of six week's pay, plus applicable COBRA benefits. Fifth Third shall provide sufficient notification to National Bancorp of those employees it will not be hiring in order that such employees by National Bancorp can be given appropriate notice of termination
in advance of the effectiveness there of.   Nothing contained in
this Paragraph VII.B.2 shall be construed or interpreted to limit or modify in any way Fifth Third's at will employment policy.

             3. The University of Kentucky basketball season tickets purchased by National Bancorp shall be assigned to Tracy W. Farmer for his own use at his own expense.

       C. All provisions for indemnification and limitation of liability now existing in favor of the employees, agents, Directors or officers of National Bancorp or any of its subsidiaries as provided by regulation or in their respective certificate or articles of incorporation or by-laws shall survive the Merger, shall be assumed by Fifth Third and shall continue in full force and effect with respect to acts or omissions occurring on or prior to the Effective Time for a period of two years thereafter, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the second anniversary of the Effective Time, until such matters are finally resolved. Fifth Third also shall purchase and keep in force for such two year period, directors' and officers' liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by National Bancorp's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Time.

       D. Fifth Third will not disclose to others and will hold in confidence any non-public, confidential information disclosed to it by National Bancorp concerning National Bancorp or the Bank Subsidiaries. National Bancorp will not disclose to others and will hold in confidence any non-public, confidential information disclosed to it concerning Fifth Third or any of its affiliates.
In the event the Merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to National Bancorp or Fifth Third, as the case may be, and shall not be used by Fifth Third or National Bancorp, as the case may be, in any way detrimental to National Bancorp or Fifth Third.

       E. All notices under this Agreement or under the Agreement of Merger shall be in writing and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid and addressed, if to National Bancorp to Mr. Tracy W. Farmer, President and Chief Executive Officer, The National Bancorp of Kentucky, Inc., 2560 Richmond Road, Lexington, Kentucky 40509, with a copy to Stewart E. Conner, Esq., Wyatt, Tarrant & Combs, Citizens Plaza, Louisville, Kentucky 40202; if to Fifth Third, to Mr. George A. Schaefer, Jr., President and Chief Executive Officer, Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, with a copy to Paul
L. Reynolds, Esq., Vice President and Counsel, Fifth Third Bancorp, Legal Division, 38 Fountain Square Plaza, 2nd Floor, Cincinnati, Ohio 45263 and another copy to S. Richard Arnold, Esq., Dinsmore & Shohl, 1900 Chemed Center, 255 E. Fifth Street, Cincinnati, Ohio 45202-3172. Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid.

       F. This Agreement and the Agreement of Merger (which together shall constitute a single agreement), together with the written instruments specifically referred to herein and such other written agreements delivered by Fifth Third or National Bancorp to each other pursuant hereto constitute the entire agreement between the parties with regard to the transactions contemplated herein and in the Agreement of Merger and supersede any prior agreements, whether oral or in writing, including that certain letter from Fifth Third to Mr. Tracy W. Farmer dated November 22, 1993. This Agreement and the Agreement of Merger may be hereafter amended only by a written instrument executed by each of the parties pursuant to
Section X hereof.

       G. During the period from the date of this Agreement to the
Effective Time, except with the prior approval of Fifth Third, National Bancorp shall not, and shall not permit its representatives to, directly or indirectly, subject to the exercise by the Directors of National Bancorp of their fiduciary duties, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any merger in which neither National Bancorp nor either of the Bank Subsidiaries is the acquiror or any sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving National Bancorp or the Bank Subsidiaries (any such transaction being referred to herein as an "Acquisition Transaction"). Subject to the exercise by the Directors of National Bancorp of their fiduciary duties, National Bancorp promptly shall communicate to Fifth Third the terms of any proposal which it may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

       H. Fifth Third and National Bancorp shall each indemnify and hold the other harmless for any claim, liability or expense (including reasonable attorneys' fees) arising from a misstatement or omission in the applications submitted to regulatory agencies for approval of the transaction contemplated by this Agreement and the Agreement of Merger relating to the indemnifying party which is based or made in reliance upon any representation, warranty, or covenant of such party in this Agreement or any certification, document, or other information furnished or to be furnished by such party pursuant to this Agreement. From and after the Closing Date, this subsection shall be of no further force or effect.

       I.    1.     Upon the request of Fifth Third and at the sole
option of Fifth Third, National Bancorp and the Bank Subsidiaries shall execute and deliver to Midwest Payment Systems, Inc. ("MPS") an agreement to convert all electronic funds transfer ("EFT") related services to MPS and the Jeanie (Registered) system. Such Agreement shall provide that MPS will be the exclusive provider of such services to National Bancorp and the Bank Subsidiaries for a period of five (5) years from the date such agreements are executed. Fifth Third agrees that the cost of the conversion of National Bancorp or the Bank Subsidiaries to EFT provided by MPS and conversion to the Jeanie (Registered) system (including, without limitation, the cost of all card reissue, signage and penalties relating to terminating its current EFT relationships) will be paid by Fifth Third. Fifth Third further agrees that the costs and fees to National Bancorp and the Bank Subsidiaries for the Jeanie (Registered) service shall not exceed those charged by the current EFT service provider of National Bancorp and the Bank Subsidiaries, subject to any increases in such costs and fees which would otherwise be permitted under their current EFT processing agreements. In the event this Agreement is terminated pursuant to
Section VIII hereof for any reason, and if, in such instance, National Bancorp desires to convert to another provider of EFT services, Fifth Third shall pay all costs and expenses associated with such conversion, provided, however, such costs and expenses are reasonable when compared to costs and expenses ordinarily charged in the EFT services industry. In no event shall National Bancorp or the Bank Subsidiaries be required to take any actions pursuant to this Paragraph I or otherwise under this Agreement or the Agreement of Merger that are contrary to any applicable law, regulation, rule or order or which constitute a breach of the fiduciary duties of the directors of National Bancorp or the Bank Subsidiaries.

             2. Upon the request of Fifth Third and at the sole option of Fifth Third, National Bancorp and the Bank Subsidiaries will contract with Fifth Third or an affiliate of Fifth Third for the provision of any and all data processing services including, without limitation, item processing and application processing. Fifth Third agrees that Fifth Third will assume any and all expense related to the conversion to such Fifth Third services and that the costs and fees payable by National Bancorp and the Bank Subsidiaries for such services shall not exceed the costs and fees payable by National Bancorp and the Bank Subsidiaries under existing agreements for such services, subject to any increases in such cost and fees which would otherwise be permitted under their current agreements for such services. In the event that Fifth Third determines that a third party should provide such services to National Bancorp and the Bank Subsidiaries, National Bancorp and the Bank Subsidiaries agree to have such services provided by the third party recommended for such purpose by Fifth Third provided that the cost and fees for such services do not exceed those currently being paid, or which may otherwise be payable by National Bancorp and the Bank Subsidiaries under existing agreements. In the event this Agreement is terminated pursuant to Section VIII hereof for any reason, and if, in such instance, National Bancorp desires to convert to another provider of data processing services, Fifth Third shall pay all costs and expenses associated with such conversion, provided, however, such costs and expenses are reasonable when compared to costs and expenses ordinarily charged in the data processing industry. In no event shall National Bancorp or the Bank Subsidiaries be required to take any actions pursuant to this Paragraph I.2. or otherwise under this Agreement or the Agreement of Merger that are contrary to any applicable law, regulation, rule or order or which constitute a breach of the fiduciary duties of the directors of National Bancorp or the Bank Subsidiaries.

       J. Fifth Third and National Bancorp agree that each will use its best efforts to secure the regulatory approvals necessary to consummate the transactions contemplated herein at the earliest practicable time, and National Bancorp agrees to cooperate with Fifth Third and Fifth Third agrees to cooperate with National Bancorp in all reasonable respects in securing such approvals.

       K. Fifth Third and National Bancorp shall agree with each other as to the form and substance of any press release related to this Agreement and the Agreement of Merger or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its counsel deems to be required by law.

       L. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement and the Agreement of Merger, including, without limitation, fees, costs and expenses of its own financial consultants, investment bankers, accountants and counsel, without reduction or modification in the number of shares of Fifth Third Common Stock to be issued hereunder.

       M.    1.     Between the date hereof and the Closing Date,
National Bancorp shall promptly advise Fifth Third in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent.

             2. Between the date hereof and the Closing Date, Fifth
Third shall promptly advise National Bancorp in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent.

       N. Fifth Third shall pay-off at Closing up to $2,403,000 in principal amount of National Bancorp indebtedness to National City Bank, plus accrued interest, and, so long as no additional amount is due in order to satisfy in full such indebtedness, obtain all releases of liens, guaranties and the like securing such indebtedness.

VIII.        Termination

       A. This Agreement and the Agreement of Merger may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to National Bancorp or by National Bancorp to Fifth Third in the following instances:

             1. By Fifth Third or National Bancorp, if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of any party with respect to the representations, warranties, and covenants set forth herein and such misrepresentation, breach or failure to comply has not been cured (if capable of cure) within ten (10) days after receipt of written notice, provided, the party in default shall have no right to terminate for its own default.

             2. By Fifth Third or National Bancorp, if the business or assets or financial condition of the other party shall have materially and adversely changed from that in existence at September 30, 1993.

             3. By Fifth Third or National Bancorp, if the merger transaction contemplated herein has not been consummated by September 30, 1994, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained herein on the date of such termination.

             4. By the mutual written consent of Fifth Third and
National Bancorp.

       B. If the National Bancorp shareholder, acting at a meeting held for the purpose of voting upon this Agreement and the Agreement of Merger, fail to approve such agreements in the manner required by law, then this Agreement and the Agreement of Merger shall be deemed to be automatically terminated.

       C. Upon termination as provided in this Section, this Agreement and the Agreement of Merger, except for the provisions of Paragraphs D, I and K of Section VII hereof shall be void and of no further force or effect, and, except as provided in Paragraph I of
Section VII hereof, neither party hereto shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve National Bancorp from liability for any breach of Paragraph G of Section VII hereof.

IX.    Closing and Effective Time

       The consummation of the transactions contemplated by this Agreement and the Agreement of Merger shall take place at a closing to be held at 9:00 A.M. at the offices of Fifth Third in Cincinnati, Ohio on the last business day of the month in which all of the conditions precedent to closing set forth in Section VI hereof, including the 30-day waiting period required by any banking or bank holding company regulatory agency after its approval of the Merger is issued before the transaction may be consummated, have been fully met or effectively waived (the "Closing Date").
Pursuant to the filing of articles or a certificate of merger (which shall be acceptable to National Bancorp and Fifth Third) with the Secretaries of State of Ohio and Kentucky in accordance with law, this Agreement and the Agreement of Merger, the Merger provided for herein and in the Agreement of Merger shall become effective at the close of business on said day (the "Effective Time"). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective Time) may be changed by such mutual agreement.

X.     Amendment

       This Agreement may be amended, modified or supplemented by the written agreement of National Bancorp and Fifth Third upon the authorization of each company's respective Board of Directors and without further approval of National Bancorp's shareholders, except that no such amendment, modification or supplement may be effected without National Bancorp shareholder approval if to do so would violate any applicable provisions of Ohio or Kentucky corporate law.

XI.    General

       This Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the Commonwealth of Kentucky. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but none of the provisions hereof shall inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party; provided, however, that the merger, consolidation or sale of all or substantially all of the assets of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the surviving corporation in such merger, consolidation or sale of all or substantially all of the assets of Fifth Third and its Common Stock shall thereafter continue to be publicly traded and issuable to National Bancorp shareholders pursuant to the terms of this Agreement and the Agreement of Merger.

XII.   Counterparts

       This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have executed this Affiliation Agreement as of the date hereinabove set forth.


                                 FIFTH THIRD BANCORP


(SEAL)                           By:

                                       George A. Schaefer, Jr.
                                       President and Chief
Executive
                                       Officer



                          Attest:

                                 Michael K. Keating
                                 Assistant Secretary


                                 THE NATIONAL BANCORP OF KENTUCKY,
                                 INC.


(SEAL)                           By:

                                       Tracy W. Farmer
                                       President and Chief
Executive
                                       Officer



                          Attest:
                                 Rhonda Brown
                                 Secretary

                                 AGREEMENT OF MERGER

                                         OF

                       THE NATIONAL BANCORP OF KENTUCKY, INC.
                              (a Kentucky Corporation)

                                    with and into

                                 FIFTH THIRD BANCORP
                                (an Ohio Corporation)

                                   under the name

                                 FIFTH THIRD BANCORP

                            Dated as of December 6, 1993

                                  TABLE OF CONTENTS


       PARTIES AND RECITALS

ARTICLE I  JURISDICTIONS

ARTICLE II  THE MERGER

ARTICLE III  ARTICLES OF INCORPORATION

ARTICLE IV  DIRECTORS AND OFFICERS

ARTICLE V  REGULATIONS

ARTICLE VI  SERVICE OF PROCESS

ARTICLE VII  MODE OF EFFECTUATING CONVERSION OF SHARES

ARTICLE VIII  VESTING OF PROPERTIES AND OTHER MATTERS

ARTICLE IX  REPRESENTATIONS AND AGREEMENTS OF SURVIVING CORPORATION

ARTICLE X  APPROVAL AND ADOPTION BY DIRECTORS AND SHAREHOLDERS;
EFFECTIVE TIME

ARTICLE XI  AMENDMENT; TERMINATION; ASSIGNMENT

       SIGNATURES




                                 AGREEMENT OF MERGER

                                         of

                       THE NATIONAL BANCORP OF KENTUCKY, INC.
                              (a Kentucky Corporation)

                                    with and into

                                 FIFTH THIRD BANCORP
                                (an Ohio Corporation)

                                   under the name

                                 FIFTH THIRD BANCORP


       THIS AGREEMENT OF MERGER (the "Agreement of Merger") dated as of December 6, 1993, between THE NATIONAL BANCORP OF KENTUCKY, INC., Lexington, Fayette County, Kentucky, a Kentucky corporation (hereinafter called "National Bancorp"), and FIFTH THIRD BANCORP, Cincinnati, Hamilton County, Ohio, an Ohio corporation (hereinafter sometimes called the "Surviving Corporation" or "Fifth Third"), National Bancorp and Fifth Third being hereinafter sometimes collectively called "the Constituent Corporations";

                                W I T N E S S E T H:

       WHEREAS, the Constituent Corporations deem it advisable for their benefit respectively, and for the benefit of their respective shareholders, that National Bancorp merge into Fifth Third pursuant to this Agreement and the applicable provisions of the laws of the States of Ohio and Kentucky;

       NOW, THEREFORE, the Constituent Corporations hereby agree each with the other, in accordance with the applicable provisions of the laws of the States of Ohio and Kentucky, that National Bancorp shall merge into Fifth Third with Fifth Third as the Surviving Corporation and that the terms and conditions of such merger (the "Merger") hereby agreed upon and the mode of carrying the same into effect are and shall be as follows:

                                      ARTICLE I

                                    JURISDICTIONS

       The jurisdictions under the laws of which each of the Constituent Corporations exists are as follows: Fifth Third is a corporation which exists under the laws of the State of Ohio and National Bancorp is a corporation which exists under the laws of the State of Kentucky.

                                     ARTICLE II

                                     THE MERGER

       When this Agreement shall have been approved and adopted and shall have been filed and recorded along with other necessary documents in accordance with the laws of the States of Ohio and Kentucky, and the Merger becomes effective, the separate existence of National Bancorp shall cease and National Bancorp shall be merged into Fifth Third which will be the Surviving Corporation and which shall continue its corporate existence under the laws of the State of Ohio under the name "Fifth Third Bancorp".


                                     ARTICLE III

                              ARTICLES OF INCORPORATION

       The Second Amended Articles of Incorporation, as amended, of Fifth Third of record with the Secretary of State of Ohio at the time the Merger becomes effective in accordance with the provisions of Section 4 of Article X hereof (which are incorporated by reference herein and made a part of this Agreement of Merger as though set out in full in the body hereof) shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

                                     ARTICLE IV

                               DIRECTORS AND OFFICERS

       The Directors of Fifth Third who are in office at the time the
Merger becomes effective shall be the directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with law. The officers of Fifth Third who are in office at the time the Merger becomes effective shall be the officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law.


                                      ARTICLE V

                                     REGULATIONS

       The Regulations of Fifth Third at the time the Merger becomes effective shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.

                                     ARTICLE VI

                                 SERVICE OF PROCESS

       The names and addresses of the statutory agents of each of the
Constituent Corporations and the Surviving Corporation upon whom any process, notice or demand may be served are as follows: the statutory agent for Fifth Third, one of the Constituent Corporations and the Surviving Corporation, is George A. Schaefer, Jr., 38 Fountain Square Plaza, Cincinnati, Hamilton County, Ohio 45263; the statutory agent for National Bancorp, one of the Constituent Corporations, is Hall Kinney, 2560 Richmond Road, Lexington, Kentucky 40509.


                                     ARTICLE VII

                      MODE OF EFFECTUATING CONVERSION OF SHARES

       1.    At the time the Merger becomes effective:

             (a) All of the shares of the Common Stock without par value of Fifth Third ("Fifth Third Common Stock") that are issued and outstanding or held by Fifth Third as treasury shares immediately prior to the time the Merger becomes effective will remain unchanged and will remain outstanding or as treasury shares, as the case may be, when the Merger becomes effective as shares of the Common Stock without par value of the Surviving Corporation. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the time the Merger becomes effective, entitling the holders to subscribe for or purchase any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding when the Merger becomes effective with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

             (b) Each of the shares of the Common Stock, without par value, of National Bancorp ("National Bancorp Common Stock") (not including shares held as treasury shares) that is issued and outstanding immediately prior to the time the Merger becomes effective will, when the Merger becomes effective, be converted by virtue of the Merger and without further action, into 2,540.924 shares of Fifth Third Common Stock.

       2. At the time the Merger becomes effective, all of the shares of National Bancorp Common Stock, whether issued or unissued (including treasury shares), will be cancelled and extinguished and the holders of certificates for shares thereof shall cease to have any rights as shareholders of National Bancorp, except such rights, if any, as they may be entitled to under the provisions of KRS Sections 271B.13-010 et. seq with respect to the rights of dissenting shareholders, and, except as aforesaid, their sole rights as shareholders shall pertain to the Fifth Third Common Stock and cash in lieu of fractional shares, if any (as described in the immediately succeeding paragraph), into which their National Bancorp Common Stock shall have been converted by virtue of the Merger.

       3. After the time the Merger becomes effective, each holder of a certificate or certificates for shares of National Bancorp Common Stock, upon surrender of the same duly transmitted to Fifth Third (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder's shares of National Bancorp Common Stock shall have been converted by the Merger, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, equal in amount to the product resulting from multiplying such fraction by $51.163. Until so surrendered, each outstanding certificate that prior to the time the Merger becomes effective represented shares of National Bancorp Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of full shares of Fifth Third Common Stock into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which National Bancorp Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing shares of National Bancorp Common Stock shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

       4.    The exchange ratio referred to in Section 1(b) of this
Article VII shall be adjusted so as to give the National Bancorp shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected between the date of this Agreement and the time the Merger becomes effective.


                                    ARTICLE VIII

                       VESTING OF PROPERTIES AND OTHER MATTERS

       1. At the time the Merger becomes effective, the effect shall be as provided by the applicable provisions of the laws of Ohio and Kentucky. Without limiting the generality of the foregoing, and subject thereto, at the time the Merger becomes effective: the separate existence of National Bancorp shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Constituent Corporations, and all obligations owing by or due each of the Constituent Corporations, shall be vested in, and become the obligations of, the Surviving Corporation, without further act or deed, including without limitation any liability to dissenting shareholders under KRS Sections 271B.13-010 et. seq; and all rights of creditors of each Constituent Corporation shall be preserved unimpaired, and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, on only the property affected by such liens immediately prior to the time the Merger becomes effective.

       2. From time to time as and when requested by the Surviving
Corporation, or by its successors or assigns, the officers and Directors of National Bancorp in office at the time the Merger becomes effective shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of National Bancorp and otherwise to carry out the purposes of this Agreement.

                                     ARTICLE IX

               REPRESENTATIONS AND AGREEMENTS OF SURVIVING
CORPORATION

       1. Fifth Third, the Surviving Corporation, agrees that it may be served with process in Kentucky in any proceeding for the enforcement of any obligation of National Bancorp, one of the Constituent Corporations, and in any proceeding for the enforcement of the rights of a dissenting shareholder of National Bancorp against the Surviving Corporation.

       2. Fifth Third, the Surviving Corporation, irrevocably appoints the Secretary of State of Kentucky as its agent to accept service of process in any such proceeding referred to in Section 1 of this Article IX. The address of Fifth Third to which a copy of such process should be mailed by the Secretary of State of Kentucky is set forth in Article VI of this Agreement.

       3. Fifth Third, the Surviving Corporation, agrees that it will promptly pay to any dissenting shareholders of National
Bancorp, one of the Constituent Corporations, the amount, if any, to which they shall be entitled under the provisions of KRS
Sections 271B.13-010 et. seq with respect to the rights of dissenting shareholders.

                                      ARTICLE X

                APPROVAL AND ADOPTION BY DIRECTORS AND
SHAREHOLDERS;
                                    EFFECTIVE TIME

       1. Fifth Third, the Surviving Corporation, represents and warrants that the Board of Directors of Fifth Third duly has approved this Agreement of Merger; Division (D) of Section 1701.78 of the Ohio Revised Code does not require adoption of this Agreement of Merger by the shareholders of Fifth Third; and pursuant to Division (H) of Section 1701.78 of the Ohio Revised Code, the approval of this Agreement of Merger by the Directors of Fifth Third shall constitute adoption by Fifth Third.

       2. National Bancorp, one of the Constituent Corporations, represents and warrants that the Directors of National Bancorp have by resolution adopted by them, approved this Agreement of Merger and directed that this Agreement of Merger be submitted to a vote of the shareholder entitled to vote in respect thereof at a meeting of the shareholder held for such purpose. Notice of such meeting as required by the provisions of the Kentucky corporate law and the Bylaws of National Bancorp shall be duly given.

       3. National Bancorp, one of the Constituent Corporations, represents and warrants that this Agreement of Merger is required to be approved and adopted by the affirmative vote of the holders of a majority of the issued and outstanding shares of National Bancorp entitled to vote in respect thereof, in accordance with the provisions of the Kentucky corporate law and the Articles of Incorporation and Bylaws of National Bancorp.

       4. This Agreement shall be filed and recorded along with Articles or a Certificate of Merger in accordance with the requirements of the laws of the States of Ohio and Kentucky and shall become effective at the close of business on the day this Agreement and other necessary documents are filed (unless another date is specified in the Articles or Certificate of Merger) with the Secretaries of State of Ohio and Kentucky. This Agreement shall not be filed with the Secretaries of State of Ohio and Kentucky until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in
Section VI of the Affiliation Agreement shall have been fully met or effectively waived, the filing of this Agreement of Merger being an acknowledgement that such conditions precedent have been fully met or effectively waived.

                                     ARTICLE XI

                         AMENDMENT; TERMINATION; ASSIGNMENT

       1. At any time prior to the time the Merger becomes effective, the Constituent Corporations may, from time to time, amend this Agreement of Merger by mutual agreement authorized by their respective Boards of Directors or Executive Committees (and whether before or after the shareholder of National Bancorp has approved and adopted this Agreement of Merger) to facilitate the performance thereof, to augment the intention of the parties in carrying out the transactions provided for herein, to clarify any ambiguities herein or to comply with any applicable regulation, order or requirement of any governmental authority; provided, however, that any such amendment shall be effected under, and strictly in accordance with, the provisions of Section X of the Affiliation Agreement.

       2. This Agreement of Merger may be terminated by the parties hereto prior to the time it becomes effective under the circumstances provided in, and strictly in accordance with the provisions of, Section VIII of the Affiliation Agreement.

       3. This Agreement of Merger and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but none of the provisions hereof shall inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement of Merger nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party; provided, however, that the merger, consolidation or sale of all or substantially all of the assets of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the surviving corporation in such merger, consolidation or sale of all or substantially all of the assets of Fifth Third and its Common Stock shall thereafter continue to be publicly traded and issuable to National Bancorp shareholders pursuant to the terms of this Agreement of Merger and the Affiliation Agreement.

       4. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 FIFTH THIRD BANCORP


(SEAL)                           By:

                                    George A. Schaefer, Jr.
                                    President and Chief Executive
                                      Officer


                          Attest:
                                 Michael K. Keating
                                 Assistant Secretary


                          THE NATIONAL BANCORP OF KENTUCKY,
                          INC.


(SEAL)                           By:

                                       Tracy W. Farmer
                                       President and Chief
Executive
                                       Officer

                          Attest:
                                 Rhonda Brown
                                 Secretary

                                       ANNEX C

                       KENTUCKY 1988 BUSINESS CORPORATION ACT

                                 Dissenters' Rights

                   Right to Dissent and Obtain Payment for Shares



       271B.13-010  DEFINITIONS. -- As used in this subtitle:

       (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

       (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS
271B.13-200 to 271B.13-280.

       (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

       (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

       (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

       (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

       (7) "Shareholder" means the record shareholder or the beneficial shareholder.

       271B.13-020 RIGHT TO DISSENT. -- (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

       (a) Consummation of a plan of merger to which the corporation is a party:

       1. If shareholder approval is required for the merger by KRS
271B.11-040 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

       2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

       (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

       (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

       (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

       1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

       2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

       3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

       4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

       (e)   Any transaction subject to the requirements of KRS
271B.12-210 or exempted by KRS 271B.12-220(2); or

       (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

       (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

       271B.13-030  DISSENT BY NOMINEE AND BENEFICIAL OWNERS. --
(1)
A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

       (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

       (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

       (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

                    Procedure for Exercise of Dissenters' Rights

       271B.13-200 NOTICE OF DISSENTERS' RIGHTS. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

       (2) If corporate action creating dissenters' rights under KRS
271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

       271B.13-210 NOTICE OF INTENT TO DEMAND PAYMENT. -- (1) If proposed corporate action creating dissenters' rights under KRS
271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

       (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

       (b) Shall not vote his shares in favor of the proposed action.

       (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

       271B.13-220 DISSENTERS' NOTICE. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

       (2)   The dissenters' notice shall be sent no later than ten
(10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

       (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

       (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

       (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

       (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

       (e)   Be accompanied by a copy of this subtitle.

       271B.13-230 DUTY TO DEMAND PAYMENT. -- (1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

       (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

       (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

       271B.13-240 SHARE RESTRICTIONS. -- (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

       (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

       271B.13-250 PAYMENT. -- (1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

       (2)   The payment shall be accompanied by:

       (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

       (b) A statement of the corporation's estimate of the fair value of the shares;

       (c)   An explanation of how the interest was calculated; and

       (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280.

       271B.13-270 FAILURE TO TAKE ACTION. -- (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

       (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

       271B.13-270 AFTER-ACQUIRED SHARES. -- (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

       (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment under KRS 271B.13-280.

       271B.13-290 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. -- (1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

       (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

       (b)   The corporation fails to make payment under KRS
271B.13-
250 within sixty (60) days after the date set for demanding payment; or

       (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty
(60) days after the date set for demanding payment.

       (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

                            Judicial Appraisal of Shares

       271B.13-300 COURT ACTION. -- (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

       (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

       (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

       (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

       (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

       (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

       (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

       271B.13-310 COURT COSTS AND COUNSEL FEES. -- (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.
The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

       (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

       (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

       (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

       (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                       PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS


Indemnification of Directors and Officers

Section 1701.13 of the Ohio Revised Code provides that a Corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding he had reasonable cause to believe that his conduct was unlawful. Section 1701.13 further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court of common pleas, or the court in which such action or suit was brought, determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper. In addition, Section 1701.13 of the Ohio Revised Code requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit or proceeding. The indemnification provided by Section 1701.13 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles or regulations of the Registrant.

The Code of Regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, non profit or for profit, to the full extent permitted by Ohio law. The Registrant may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

The Registrant carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Exhibits and Financial Statement Schedules

Document                             Exhibit        Page Number
                                                    in Sequential
                                                    Numbering
                                                    System
Affiliation Agreement and
Agreement of Merger dated as of
December 6, 1993, by and between
Fifth Third and National
(excluding exhibits) (set forth
in Annex A and Annex B to the
Proxy Statement and Prospectus
included in this Registration
Statement)                           2

Seconded Amended Articles of
Incorporation of Fifth Third
Bancorp, as amended                  3.1            Incorporated by
                                                    Reference(1)

Code of Regulations of Fifth
Third Bancorp, as amended            3.2            Incorporated by
                                                    Reference(1)

Form of opinion of Dinsmore
& Shohl as to the legality of
the securities being issued          5

Form of opinion of Dinsmore &
Shohl as to tax matters              8

Fifth Third Bancorp 1982 Stock
Option Plan                          10.1           Incorporated
                                                    by Reference(2)

Fifth Third Bancorp 1987 Stock
Option Plan                          10.2           Incorporated by
                                                    Reference(3)

Fifth Third Bancorp Unfunded
Deferred Compensation Plan for
Non-Employee Directors               10.3           Incorporated by
                                                    Reference(4)

Fifth Third Bancorp Nonqualified
Deferred Compensation Plan           10.4           Incorporated by
                                                    Reference(5)

Fifth Third Bancorp 1990 Stock
Option Plan                          10.5           Incorporated by
                                                    Reference(6)

1993 Annual Report to
Shareholders of Fifth Third
Bancorp                              13.1           Incorporated by
                                                    Reference

Fifth Third Bancorp Quarterly
Report on Form 10-K then
ended at December 31, 1993 and
for the year then ended              13.2           Incorporated by
                                                    Reference

Subsidiaries of Fifth Third
Bancorp                              22(6)          Incorporated by
                                                    Reference(7)

Consent of Deloitte & Touche         23.1

Consent of Experts and Counsel       23.4(8)

A power of attorney where various
individuals authorize the signing
of their names to any and all
amendments to this Registration
Statement and other documents
submitted in connection therewith
is contained on the first page
of the Signature pages following
Part II of this Registration
Statement                            25

(1) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-4, Registration No. 33-63966.

(2) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-2, Registration No. 2-98550, which is effective.

(3) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-2, Registration No. 33-13252, which is effective.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed for fiscal year ended December 31, 1985.

(5) Filed with the Securities and Exchange Commission as Exhibit
10.4 to a Registration Statement on Form S-4, Registration No.
33-21139, declared effective April 20, 1988.

(6) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-8, Registration No. 33-34075, which is effective.

(7) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed for fiscal year ended December 31, 1992.

(8) The consents of counsel are contained in their opinions.


Undertakings

(1)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(3)The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(6)The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article
3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(7)The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on March 30, 1994.

FIFTH THIRD BANCORP



By:/S/ George A. Schaefer, Jr.
George A. Schaefer, Jr.
President and Chief Executive
Officer


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GEORGE A. SCHAEFER, JR. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:



/S/ George A. Schaefer, Jr.  President and    March 30, 1994
George A. Schaefer, Jr.      Chief
                             Executive
                             Officer

/S/ P. Michael Brumm         Senior Vice      March 30, 1994
P. Michael Brumm             President and
                             Chief
                             Financial
                             Officer

Directors of the Company:

/S/ John F. Barrett                           March 30, 1994
John F. Barrett


                                              ________, 1994
J. Kenneth Blackwell


                                              ________, 1994
Milton C. Boesel, Jr.


/S/ Clement L. Buenger                        March 30, 1994
Clement L. Buenger


/S/ Nolan W. Carson                           March 30, 1994
Nolan W. Carson


/S/ Thomas L. Dahl                            March 30, 1994
Thomas L. Dahl


/S/ Gerald V. Dirvin                          March 30, 1994
Gerald V. Dirvin


                                              ________, 1994
Thomas B. Donnell


/S/ Richard T. Farmer                         March 30, 1994
Richard T. Farmer


/S/ John D. Geary                             March 30, 1994
John D. Geary


                                              March 30, 1994
Ivan W. Gorr


/S/ Joseph H. Head, Jr.                       March 30, 1994
Joseph H. Head, Jr.


/S/ Joan R. Herschede                         March 30, 1994
Joan R. Herschede


/S/ William G. Kagler                         March 30, 1994
William G. Kagler


/S/ William J. Keating                        March 30, 1994
William J. Keating


/S/ James D. Kiggen                           March 30, 1994
James D. Kiggen


/S/ Robert B. Morgan                          March 30, 1994
Robert B. Morgan


/S/ Michael H. Norris                         March 30, 1994
Michael H. Norris


                                              ________, 1994
Brian H. Rowe


/S/ George A. Schaefer, Jr.                   March 30, 1994
George A. Schaefer, Jr.


/S/ John J. Schiff, Jr.                       March 30, 1994
John J. Schiff, Jr.


                                              ________, 1994
Stephen Stranahan


/S/ Dennis J. Sullivan, Jr.                   March 30, 1994
Dennis J. Sullivan, Jr.


/S/ Dudley S. Taft                            March 30, 1994
Dudley S. Taft